UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the registrant ☑

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☐ Soliciting material under Rule 14a-12.
☑ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material under Rule 14a-12.

NUI CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☑	Fee paid previously with preliminary materials: $27,861

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

September 9, 2004

NUI CORPORATION

550 Route 202-206
P.O. Box 760
Bedminster, NJ 07921-0760
(908) 781-0500

September 9, 2004

Dear NUI Shareholder:

      You are cordially invited to attend an annual meeting of shareholders of NUI Corporation (“NUI”), which will be held on October 21, 2004 at 10:00 a.m., Eastern Standard Time, at the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey to consider and vote on a proposal to approve an Agreement and Plan of Merger that we have entered into with AGL Resources Inc., and one of its wholly-owned subsidiaries. If our shareholders approve the Agreement and Plan of Merger and the merger is subsequently completed, NUI will become a wholly-owned subsidiary of AGL Resources Inc., and you will receive $13.70 in cash, without interest, for each share of NUI common stock that you own.

      After careful consideration, our board of directors has determined that the merger is advisable, fair to and in the best interests of our shareholders and other stakeholders and unanimously recommends that you vote FOR the approval of the merger agreement.

      The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to read the enclosed materials carefully.

      You also are asked to vote on the election of directors and the ratification of the appointment of our independent accountant. These proposals are unrelated to the merger.

      Your vote is very important. A majority of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote FOR approval of the merger agreement in order for the merger agreement to be approved.

      Whether or not you are able to attend the annual meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or vote through the Internet as described on the enclosed proxy card. This action will not limit your right to vote in person if you wish to attend the annual meeting and vote in person.

      Thank you for your cooperation and your continued support of NUI.

Sincerely,

CRAIG G. MATTHEWS
President and Chief Executive Officer

This proxy statement is dated September 9, 2004 and is first being mailed to shareholders on or about September 13, 2004.

NUI CORPORATION

550 Route 202-206
P.O. Box 760
Bedminster, NJ 07921-0760
(908) 781-0500

NOTICE OF ANNUAL MEETING OF NUI SHAREHOLDERS

To Be Held on October 21, 2004 at 10:00 a.m.

To the Shareholders of NUI CORPORATION:

     Notice is hereby given that an annual meeting of shareholders of NUI Corporation will be held on October 21, 2004, at 10:00 a.m., Eastern Standard Time, at the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey, for the following purposes:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 14, 2004, by and among AGL Resources Inc. (which we refer to as AGL), NUI and Cougar Corporation, a wholly-owned subsidiary of AGL that was formed solely for the purpose of the merger;

2.	to vote to elect four directors to serve on NUI’s board of directors;

3.	to ratify the appointment of PricewaterhouseCoopers LLP as NUI’s independent public accountant for the fiscal years ending September 30, 2004 and 2005; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the annual meeting, such as adjournment or postponement of the annual meeting.

     Only shareholders of record of NUI’s common stock, no par value, as of the close of business on September 7, 2004, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. A majority of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote for approval of the merger agreement in order for the merger agreement to be approved.

     A plurality of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote for the election of the directors. A majority of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote for the ratification of PricewaterhouseCoopers LLP as NUI’s independent accountant for the fiscal years ended September 30, 2004 and September 30, 2005.

     NUI’s board unanimously recommends that shareholders vote FOR the approval of the merger agreement and, the election of directors. The Audit Committee of NUI’s board of directors unanimously recommends that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountant.

     This notice is accompanied by a form of proxy, a proxy statement, our quarterly report on Form 10-Q for the quarter ended June 30, 2004 and also is accompanied by or was preceded by our annual report on Form 10-K for the fiscal year ended September 30, 2003.

By Order of the Board of Directors,

STEVEN D. OVERLY
Vice President, Chief Financial Officer,

General Counsel, Treasurer and Secretary

September 9, 2004

YOUR VOTE IS IMPORTANT.

     Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet as described on the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the annual meeting.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS TO BE VOTED UPON AT

THE ANNUAL MEETING

The Annual Meeting

Q.	What matters will be voted on at the annual meeting?

A.	NUI is seeking your approval of the Agreement and Plan of Merger that NUI has entered into with AGL.

Shareholders also are asked to vote to elect four directors to serve on NUI’s board of directors until the completion of the merger or, if the merger is not completed, until the annual meeting for fiscal 2007, and also to ratify the appointment of PricewaterhouseCoopers LLP as NUI’s independent public accountant for the fiscal years ending September 30, 2004 and September 30, 2005.

Q.	What vote is required for the NUI shareholders to approve the merger agreement?

A.	A majority of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote FOR approval of the merger agreement in order for the merger agreement to be approved.

Q.	What vote is required for the NUI shareholders to elect the directors and to ratify the appointment of PricewaterhouseCoopers LLP as NUI’s independent public accountant?

A.	A plurality of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote for the election of the directors.

A majority of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote for the ratification of PricewaterhouseCoopers LLP as NUI’s independent accountant for the fiscal years ended September 30, 2004 and September 30, 2005.

Q.	Who is entitled to vote at the annual meeting?

A.	Holders of record of shares of NUI common stock as of the close of business on September 7, 2004 are entitled to vote at the annual meeting.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card or vote through the Internet as described on the enclosed proxy card. You can also attend the annual meeting and vote in person. Do NOT return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	With respect to the vote on the merger, your broker will only be permitted to vote your shares if you instruct your broker how to vote. However, with respect to the vote on the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountant, your broker will vote your shares FOR these matters, unless you provide your broker with contrary instructions. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.	What if I do not vote?

A.	With respect to the merger, if you fail to vote by proxy, either by mail or through the Internet, or in person, your failure to vote will have no effect on the outcome of the voting for the merger, since only those votes cast FOR or AGAINST the merger will be counted.

However, with respect to the vote on the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountant, if you fail to vote by proxy, either by mail or through the Internet, or in person, and you hold your shares in street name, your broker will vote your shares FOR these matters, unless you provide your broker with contrary instructions.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the annual meeting.

The Merger

Q.	What is the proposed transaction?

A.	AGL will acquire NUI by merging a subsidiary of AGL into NUI, with NUI becoming a wholly-owned subsidiary of AGL.

Q.	If the merger is completed, what will I receive for my shares of NUI common stock?

A.	You will receive $13.70 in cash, without interest, for each share of NUI common stock that you own.

Q.	Why is the NUI board recommending the merger?

A.	Our board believes that the merger is advisable, fair to and in the best interests of the shareholders of NUI and other stakeholders. To review our board’s reasons for recommending the merger, see the section entitled “Background to the Merger” on pages 12 through 17 and the section entitled “NUI’s Reasons for the Merger” on pages 17 through 20 of this proxy statement.

Q.	Will I owe taxes as a result of the merger?

A.	The receipt of cash for shares of NUI common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of NUI common stock. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages 34 through 35 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	When is the merger expected to be completed?

A.	We are working toward completing the merger as quickly as possible. We currently expect to complete the merger between December 2004 and March 2005 after all the conditions to the merger are satisfied or waived, including shareholder approval of the merger agreement at the annual meeting, receipt of all required regulatory approvals and expiration or termination of the waiting period under United States antitrust law. The merger is also subject to the approval by the Securities and Exchange Commission (“SEC”) pursuant to the Public Utility Holding Company Act of 1935 and by the Federal Communications Commission pursuant to the Communications Act of 1934.

At the state level, we must receive the approvals of the New Jersey Board of Public Utilities (the “NJBPU”), the Maryland Public Service Commission and the Virginia State Corporation Commission. In addition, within ten days of the consummation of the merger, AGL is required to file a notice with the Florida Public Service Commission stating that the tariffs then charged by City Gas Company of Florida will continue to remain in effect. As of the date of this proxy statement, none of the required regulatory approvals has been obtained.

NUI and AGL each have the right to terminate the merger agreement if the merger has not occurred prior to April 13, 2005 (subject to an extension period of 90 days in certain circumstances).

Q.	Should I send in my NUI stock certificates now?

A.	No. After the merger is completed, AGL will send you written instructions for exchanging your NUI stock certificates. You must return your NUI stock certificates as described in the instructions you will receive from AGL. You will receive your cash payment as soon as practicable after AGL receives your NUI stock certificates, together with the completed documents required in the instructions. PLEASE DO NOT SEND YOUR NUI STOCK CERTIFICATES NOW.

Q.	What will happen if the merger agreement is not approved by our shareholders or the merger is not consummated for other reasons?

A.	If the merger agreement is not approved by our shareholders at the annual meeting or the merger is not consummated, either as a result of the failure to receive any of the required regulatory approvals, the failure to satisfy other conditions or the termination of the merger agreement by NUI or AGL, then NUI and AGL will not merge and NUI will continue to be governed by and operated under the direction of its board of directors, who will remain in office until their respective terms expire, and by its management. In addition, if the merger is not consummated, we likely would encounter a liquidity crisis because we believe that NUI and NUI Utilities would not be able to repay or extend NUI’s and NUI Utilities’ respective credit facilities. If we and NUI Utilities are unable to repay or extend these credit facilities when they become due, we would have no choice but to examine other strategic alternatives available to us, including a recapitalization or other reorganization, including bankruptcy.

Q.	What should I do if I have questions?

A.	If you have more questions about the annual meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Morrow & Co., Inc., our proxy solicitor, toll-free at (800) 607-0088. You may also call collect at (212) 754-8000 or email your question to nui.info@morrowco.com. In addition, you also may contact NUI’s Investor Relations Department by calling (908) 719-4223.

v

SUMMARY

      This summary, together with the preceding question and answer section, highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the documents to which we refer in this proxy statement.

The Companies

NUI Corporation
550 Route 202-206
P.O. Box 760
Bedminster, NJ 07921-0760
(908) 781-0500

      NUI Corporation, based in Bedminster, New Jersey, is an energy company that operates natural gas utilities and businesses involved in natural gas storage and pipeline activities. NUI is a corporation organized under the laws of New Jersey. NUI’s common stock (ticker symbol: NUI) is listed on the New York Stock Exchange. NUI’s website address is www.nui.com.

AGL Resources Inc.
Ten Peachtree Place NE
Atlanta, Georgia 30309
(404) 584-4000

      AGL Resources Inc. is an energy services holding company headquartered in Atlanta, Georgia, whose principal business is the distribution of natural gas in Georgia, Virginia and Tennessee. Shares of common stock of AGL are listed on the New York Stock Exchange (ticker symbol: ATG). AGL’s website address is www.aglresources.com.

Cougar Corporation
Ten Peachtree Place NE
Atlanta, Georgia 30309
(404) 584-4000

      Cougar Corporation (which we refer to as AGL Sub) is a wholly-owned subsidiary of AGL formed solely for purposes of the merger and is engaged in no other business.

The Annual Meeting

Date, Time and Place (page 8)

      The annual meeting will be held on October 21, 2004, at 10:00 a.m., Eastern Standard Time, at the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey.

Matters to be Considered (page 8)

      You will be asked to consider and vote upon a proposal to approve the merger agreement that NUI has entered into with AGL, to vote to elect four members of NUI’s board of directors, to ratify the appointment of PricewaterhouseCoopers LLP as NUI’s independent public accountant for the fiscal years ending September 30, 2004 and 2005 and to consider any other matters that properly come before the meeting, including any procedural matters in connection with the annual meeting.

Record Date and Voting (page 8)

      If you owned shares of NUI common stock at the close of business on September 7, 2004, the record date for the annual meeting, you are entitled to notice of and to vote at the annual meeting. You have one vote for each share of NUI common stock that you own on the record date. As of the close of business on September 7, 2004, there were 15,969,113 shares of NUI common stock outstanding and entitled to be voted at the annual meeting.

Required Vote for Approval of the Merger Agreement (page 8)

      A majority of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote FOR approval of the merger agreement in order for the merger agreement to be approved.

Required Vote for Election of Directors and Ratification of the Appointment of NUI’s Independent Accountant (page 8)

      A plurality of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote for the election of the directors.

      A majority of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote for the ratification of PricewaterhouseCoopers LLP as NUI’s independent accountant for the fiscal years ended September 30, 2004 and September 30, 2005.

Voting by Proxy (page 9)

      You may vote by proxy either through the Internet or by returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker, which may include voting through the Internet or by telephone.

Voting in Person (page 9)

      Shareholders that attend the annual meeting and wish to vote in person will be given a ballot at the annual meeting. If your shares are held in “street name” and you want to attend the annual meeting, you must bring an account statement or letter from the brokerage firm or bank holding your shares showing that you were the beneficial owner of the shares on September 7, 2004. If you want to vote shares at the annual meeting that are held in “street name” or are otherwise not registered in your name, you will need to obtain a “legal proxy” from the holder of record and present it at the annual meeting.

Shares of NUI Common Stock Owned by NUI Directors and Executive Officers (page 9)

      As of the record date, our directors and executive officers owned and had the power to vote approximately 2.95% of the outstanding shares of NUI common stock.

Revocability of Proxy (page 10)

      You may revoke your proxy at any time before it is voted. If you have not voted through your broker, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to NUI addressed to the Secretary or to any of the persons named as proxies;

•	if you voted through the Internet, by voting again prior to the time at which the Internet voting facility closes by following the procedures set forth on the enclosed proxy card; or

•	attending the annual meeting and voting by paper ballot in person (simply attending the meeting, without voting, will not constitute a revocation of a proxy).

      A “beneficial holder” whose shares are registered in another name, for example in “street name,” must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. If your broker or nominee allows you to vote by telephone or through the Internet, you may be able to change your vote by voting again by telephone or through the Internet. If you hold your shares of NUI common stock in “street name,” you should contact the holder of record directly for more information on these procedures.

The Merger

Structure of the Merger (page 36)

      Upon the terms and subject to the conditions of the merger agreement, AGL Sub, a wholly-owned subsidiary of AGL, will be merged with and into NUI. As a result of the merger, NUI will become a wholly-owned subsidiary of AGL. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger (page 36)

      Each holder of shares of NUI common stock will receive $13.70 in cash, without interest, for each share of NUI common stock held immediately prior to the merger.

Our Board’s Recommendation to NUI Shareholders Regarding the Merger (page 20)

      Our board has approved the merger agreement, and determined that the merger is advisable, fair to and in the best interests of our shareholders and other stakeholders. Our board unanimously recommends that NUI shareholders vote FOR approval of the merger agreement at the annual meeting.

Opinion of NUI’s Financial Advisors (page 20)

Credit Suisse First Boston

      In connection with the merger, Credit Suisse First Boston LLC, financial advisor to NUI, delivered a written opinion to the NUI board of directors as to the fairness, from a financial point of view, to the holders of NUI common stock of the consideration provided for in the merger. The full text of Credit Suisse First Boston’s written opinion, dated July 14, 2004, is attached to this document as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinion is addressed to the NUI board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger.

Berenson & Company

      On July 14, 2004, Berenson & Company, LLC, or Berenson, financial advisor to NUI, rendered to NUI’s board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated July 15, 2004, that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion and based upon such other matters as Berenson considered relevant, the consideration to be received by the holders of shares of NUI common stock pursuant to the merger was fair from a financial point of view to the holders of such shares. The full text of Berenson’s written opinion is attached to this document as Annex C. We encourage you to read carefully this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Berenson provided its opinion for the use and benefit of NUI’s board of directors and Berenson’s opinion does not constitute a recommendation as to how any shareholder should vote on the merger or any matter related thereto.

Regulatory Matters (page 32)

      In order to complete the merger, we must receive approvals from and/or make filings with various U.S. federal and state governmental agencies. At the federal level, these approvals include approval of the SEC and the Federal Communications Commission. Additionally, we must receive antitrust clearance from the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. On September 8, 2004, we were advised that the merger had received clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. At the state level, we must receive the approvals of the NJBPU, the Maryland Public Service Commission and the Virginia State Corporation Commission. In addition, within ten days of the consummation of the merger, AGL is required to file a notice with the Florida Public Service Commission stating that the tariffs then charged by City Gas Company of Florida will continue to remain in effect. As of the date of this proxy statement, except for antitrust clearance, none of the required regulatory approvals has been obtained.

      The merger agreement also provides that, as a condition to AGL’s obligation to complete the merger, the final approvals from the applicable regulatory bodies must include certain terms mutually agreed to by NUI and AGL in connection with the execution of the merger agreement, except to the extent that the failure to include any such agreed upon terms in the final approvals, or the inclusion of other terms and conditions in the final approvals, would not reasonably be expected to have a material adverse effect, individually or in the aggregate and after taking into account the impact, if any, of the exclusion of any of such agreed upon terms from the final approvals, on any of NUI, NUI Utilities or AGL.

Conditions to the Merger (page 43)

      AGL and NUI will not complete the merger unless a number of mutual conditions are satisfied or waived by them. These conditions include:

•	our shareholders’ approval of the merger agreement;

•	expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Act;

•	receipt of all required approvals, consents or orders of applicable regulatory agencies and such approvals, consents or orders will have become final and not reversed or set aside (but without any requirement for the expiration of any applicable rehearing or appeal periods);

•	the absence of any applicable law or any judgment, temporary restraining order, injunction or other legal restraint prohibiting consummation of the merger.

      The respective obligations of NUI and AGL to complete the merger also are subject to a number of non-mutual conditions set forth in the merger agreement, which are summarized below under “The Merger Agreement — Conditions to the Merger.” The conditions to AGL’s obligations to complete the merger generally include, among others, (1) that neither NUI nor any of its subsidiaries have been indicted or criminally charged for a felony criminal offense relating to certain matters set forth under “The Merger Agreement — Conditions to the Merger” below; (2) that neither NUI nor any of its subsidiaries are the subject of an active investigation by a governmental entity relating to the matters that are the subject of (i) the NJBPU settlement order, (ii) the settlement with the New Jersey Attorney General’s Office (the “NJAG Settlement”) or (iii) the report of Stier Anderson L.L.C. to the Audit Committee of NUI’s board of directors (the “Stier Anderson Report”), which investigation(s), individually or in the aggregate, would reasonably be expected to have a material adverse effect on NUI and its subsidiaries taken as a whole; and (3) that the final approvals from the applicable regulatory bodies include certain terms mutually agreed to by NUI and AGL in connection with the execution of the merger agreement, except to the extent that the failure to include any such agreed upon terms in the final approvals, or the inclusion of other terms and conditions in the final approvals, would not reasonably be expected to have a material adverse effect, individually or in the aggregate and after taking into account the impact, if any, of the exclusion of any of such agreed upon terms from the final approvals, on any of NUI, NUI Utilities or AGL.

Termination of the Merger Agreement (page 44)

      NUI and AGL may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after NUI’s shareholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to completing the merger under certain circumstances, including:

•	by either AGL or NUI, if the merger is not completed by April 13, 2005 (subject to an extension period of 90 days in certain circumstances that are set forth under “The Merger Agreement — Termination, Amendment and Waiver” below) (such date, as may be extended, the “Termination Date”) other than because of a breach of the merger agreement caused by the party seeking termination;

•	by either AGL or NUI, if any court or governmental agency issues a final order preventing the merger;

•	if the other party to the merger agreement materially breaches its representations and warranties, covenants or agreements and fails to cure its breach in 20 days, and such breach would reasonably be expected to have a material adverse effect;

•	by either AGL or NUI, if any conditions to the obligation of either NUI or AGL become incapable of satisfaction prior to the Termination Date other than because of a material breach of the merger agreement by the party seeking termination;

•	by either AGL or NUI, if NUI shareholders fail to approve the merger at the annual meeting;

•	by AGL, if NUI’s board changes its recommendation of the merger agreement, recommends an alternative acquisition proposal or determines termination is necessary by reason of a superior proposal having been made;

•	by AGL, if NUI and NUI Utilities, Inc. have not extended their existing credit facilities and do not have in place additional bridge facilities by September 30, 2004; or

•	by AGL, if a payment default or event of acceleration occurs under any indebtedness of NUI or NUI Utilities in excess of $1.0 million.

      On July 14, 2004, NUI and NUI Utilities received a commitment from an affiliate of Credit Suisse First Boston for the bridge facilities described above, subject to various conditions, including the extension of the existing credit facilities of NUI and NUI Utilities to November 21, 2005 and the amendment of the terms of such facilities to allow for such bridge facilities. On July 26, 2004, we filed a request with the NJBPU for approval for such bridge facilities.

      Additional circumstances under which the merger agreement may be terminated are set forth below under “The Merger Agreement — Termination, Amendment and Waiver.”

Termination Payment (page 45)

      NUI will be required to pay AGL a termination payment of $7.5 million if the merger agreement is terminated under certain circumstances, including if NUI terminates the merger agreement to enter into a superior proposal.

Appraisal Rights (page 46)

      Under New Jersey law, there are no appraisal or dissenters’ rights that are applicable to the merger.

NUI Stock Options and Restricted Stock (page 37)

      The merger agreement provides that, upon the completion of the merger, each option to purchase shares of NUI common stock, including those options held by our executive officers and directors, will be canceled in exchange for a cash payment to the option holder equal to the excess of $13.70 over the exercise price of the option for each share of NUI common stock subject to the option. However, because the exercise prices for all of our outstanding options are above $13.70 per share, no payments will be made to any option holders in respect of their options.

      The merger agreement also provides that, immediately prior to the time of the merger, each share of restricted stock outstanding will, subject to applicable securities laws, become fully transferable and converted into the right to receive $13.70 per share of restricted stock.

Interests of Certain Persons in the Merger (page 29)

      Our directors and executive officers have interests in the merger that are in addition to, or different from, the interests of NUI shareholders. These interests exist because the directors and executive officers participate in the equity plans maintained by NUI, and the merger agreement provides for the accelerated vesting of stock-based awards in connection with the merger, and also, in the case of executive officers, because of the terms of employment agreements or change of control agreements with NUI, which provide for certain payments to be made to them if the merger is completed. In addition, pursuant to our director retirement plan, eligible directors of NUI are entitled to receive payments upon a change of control. Finally, following the merger, AGL has agreed to cause NUI to indemnify the officers and directors of NUI for certain events occurring before the merger.

No Solicitation (page 41)

      NUI has agreed that it will neither solicit or encourage third parties to make acquisition proposals, nor negotiate an acquisition proposal with any third party. However, after a determination that an unsolicited written acquisition proposal is reasonably likely to result in a superior proposal, NUI may respond to such proposal if required by the NUI board’s fiduciary duties. NUI must notify AGL of any acquisition proposal within 24 hours of receipt of such proposal.

FORWARD-LOOKING STATEMENTS

      Certain statements contained in this proxy statement are “forward-looking statements” within the meaning of the federal securities laws. NUI intends that these statements be covered by the safe harbors created under those laws. These statements include, but are not limited to, statements regarding the expected benefits of the merger with AGL; statements as to the timing of the completion of the merger; statements as to NUI’s ability to satisfy the conditions to the completion of the merger set forth in the merger agreement, including the receipt of all required regulatory approvals; statements as to the timing of the receipt of regulatory approvals; statements as to NUI’s and NUI Utilities’ requirements for additional financing and the ability of NUI and NUI Utilities to extend and refinance certain of their outstanding indebtedness, including the credit facilities entered into in November 2003.

      These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from anticipated results and outcomes include, but are not limited to, the following:

•	uncertainties related to the proposed merger with AGL, including NUI’s ability to consummate the merger;

•	the ability of NUI and NUI Utilities to extend their existing credit facilities for an additional 364 days, and the ability of NUI and NUI Utilities to refinance their existing credit facilities upon termination;

•	the impact and outcome of ongoing investigations and lawsuits;

•	the impact of NUI’s possible settlement with the Florida Public Service Commission, including the amount to be refunded to customers in Florida as a result of the investigation of NUI Energy Brokers;

•	the impact of NUI’s possible settlement with the Maryland Public Service Commission, including the amount to be refunded to customers in Maryland as a result of the investigation of NUI Energy Brokers;

•	NUI’s and NUI Utilities’ ability to satisfy their respective liquidity needs during fiscal 2004, fiscal 2005 and beyond;

•	the ability of NUI and NUI Utilities to satisfy the conditions precedent to obtaining the bridge facilities;

•	the financial condition, performance, prospects and earnings of NUI and NUI Utilities;

•	the ability of NUI to prepay its natural gas obligations;

•	the effects of general economic conditions;

•	actions taken by government regulators, including the ability of NUI and AGL to obtain regulatory approval for the merger on the terms specified in the merger agreement or on the anticipated schedule, or at all, as well as decisions by government regulators on base rate increase requests;

•	actions taken by credit rating agencies;

•	the ability of NUI to control operating expenses and to achieve efficiencies in its operations; and

•	other factors discussed elsewhere in this proxy statement and in our filings with the SEC, including our Forms 10-K, 10-Q and 8-K and filings made by us and/or AGL with the SEC pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

      Many of these factors are beyond our ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which only speak as of the date of this proxy statement. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

THE ANNUAL MEETING OF NUI SHAREHOLDERS

      We are furnishing this proxy statement to you, as a shareholder of NUI, as part of the solicitation of proxies by our board for use at the annual meeting of shareholders.

Date, Time, Place and Purpose of the Annual Meeting

      The annual meeting will be held on October 21, 2004 at 10:00 a.m., Eastern Standard Time, at the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey. The purpose of the annual meeting is:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 14, 2004, by and among AGL, NUI and Cougar Corporation, a wholly-owned subsidiary of AGL that was formed solely for the purpose of the merger;

2.	to vote to elect four directors to serve on NUI’s board of directors;

3.	to ratify the appointment of PricewaterhouseCoopers LLP as NUI’s independent public accountant for the fiscal years ending September 30, 2004 and 2005; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the annual meeting, such as adjournment or postponement of the annual meeting.

      Our board, by unanimous vote, has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of our shareholders and other stakeholders, has approved the merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that our shareholders vote FOR approval of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

      The holders of record of shares of NUI common stock as of the close of business on September 7, 2004, which is the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting.

      On the record date, there were 15,969,113 shares of NUI common stock outstanding held by approximately 4,811 shareholders of record. Holders of shares of NUI common stock entitled to cast a majority of the votes at the annual meeting must be present in person or represented by proxy at the annual meeting to constitute a quorum to transact business at the annual meeting. Abstentions and “broker non-votes” (as described below) are counted for purposes of determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.

Vote Required

      A majority of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote FOR approval of the merger agreement in order for the merger agreement to be approved.

      A plurality of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote for the election of the directors. A majority of the votes cast by holders of shares of NUI common stock entitled to vote at the annual meeting must vote for the ratification of the appointment of PricewaterhouseCoopers LLP as NUI’s independent accountant for the fiscal years ended September 30, 2004 and September 30, 2005.

      Each holder of a share of NUI common stock is entitled to one vote per share.

Abstentions and Broker Non-Votes

      Shares of NUI common stock held by brokers for customers who have not provided voting instructions on a matter are referred to generally as “broker non-votes.” For purposes of determining the votes cast with respect to any matter presented for consideration at the annual meeting, including the approval of the merger agreement, the election of directors and the ratification of the appointment of our independent accountant, only those votes cast FOR or AGAINST are included. Abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present and, as explained below, broker non-votes also will be counted FOR the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountant.

      With respect to the vote on the merger agreement, broker non-votes will have no effect on the outcome of the voting because the rules of the New York Stock Exchange prohibit a broker from voting on significant corporate events such as mergers unless they have received voting instructions from the beneficial holder. Thus, for purposes of the vote on the merger, broker non-votes will not be counted.

      However, the rules of the New York Stock Exchange permit brokers to vote on matters such as the election of directors and the ratification of the appointment of the independent public accountant even if the broker has not received voting instructions from the beneficial holder. Accordingly, with respect to the vote at the annual meeting on the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountant, your broker will vote your shares FOR these matters, unless you provide your broker with contrary instructions.

      Abstentions will have no impact on the outcome of the voting regardless of the matter being voted on.

Share Ownership and Voting Power of Management

      On the record date our directors and executive officers, including their affiliates, owned and were entitled to vote a total of 471,561 shares of NUI common stock or approximately 2.95% of the shares of NUI common stock then outstanding.

Voting

      Shareholders may vote their shares by attending the annual meeting and voting their shares of NUI common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it on the enclosed postage-prepaid envelope. All shares of NUI common stock represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified by the holder.

      In addition, shareholders may vote through the Internet by following the instructions included with the enclosed proxy card. If you vote through the Internet, please do not return the proxy card. You should be aware that in voting through the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet voting facility for shareholders of record will close at 11:59 p.m. Eastern Standard Time on October 20, 2004.

      Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Morrow & Co., Inc., our proxy solicitor, at the following address and telephone number:

Morrow & Co., Inc.

445 Park Avenue
New York, NY 10022
Toll-free at (800) 607-0088
Collect at (212) 754-8000

      Shareholders who hold their shares of NUI common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of NUI common stock how to vote their shares or obtain a proxy card from the record holder to vote their shares at the annual meeting.

      Each shareholder who

•	holds shares of NUI common stock in a NUI Employee Stock Purchase Plan account;

•	has been granted a restricted stock award under the NUI Corporation 1996 Stock Option, Stock Award and Incentive Plan, as Amended and Restated;

•	holds shares of NUI common stock through NUI Direct;

•	holds shares of NUI common stock in a NUI Corporation Savings and Investment Plan account; or

•	holds shares of NUI common stock through any combination of the above ways will receive one proxy card for all shares of NUI common stock owned by the shareholder. That proxy card will serve as a voting instruction card for such NUI common stock. Alternatively, shareholders may also vote those shares of NUI common stock through the Internet by following the instructions on the enclosed proxy card.

      If shareholders who own shares of NUI common stock in any of the ways described in the bullet points above do not vote their shares by proxy or in person, those shares of NUI common stock still will be counted for purposes of determining whether a quorum exists. However, with respect to the vote on the merger, the failure to vote will have no effect on the outcome of the voting for the merger, since only those votes cast FOR or AGAINST the merger will be counted.

      With respect to the vote on the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountant, if you hold your shares through a broker, your broker will vote your shares FOR these matters, unless you provide your broker with contrary instructions.

Revocability of Proxies

      You can revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to NUI addressed to the Secretary or to any of the persons named as proxies;

•	if you voted through the Internet, by voting again prior to the time at which the Internet voting facility closes by following the procedures set forth on the enclosed proxy card; or

•	attending the annual meeting and voting by paper ballot in person (simply attending the meeting, without voting, will not constitute a revocation of a proxy).

      If your shares of NUI common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy. If your broker or nominee allows you to vote by telephone or through the Internet, you may be able to change your vote by voting again by telephone or through the Internet.

Solicitation of Proxies

      In addition to solicitation by mail, we may use our directors, officers and employees to solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of NUI common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

      NUI has retained Morrow & Co., Inc. to assist in the solicitation of proxies by mail, telephone or electronic means, or in person, for a fee of $7,500, plus expenses, relating to the solicitation. Morrow & Co., Inc. also will serve as the Inspector of Elections and will receive an additional payment of $2,500.

Delivery of this Proxy Statement to Multiple Shareholders with the Same Address

      The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address if we believe the shareholders are members of the same family by delivering a single proxy statement addressed to those shareholders. Each shareholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies by reducing the volume of duplicate information.

      We may send only one proxy statement to multiple shareholders that share the same address. Upon written or oral request, we will promptly supply such shareholders additional copies of the annual report, quarterly report and proxy statement. Such requests should be made by contacting us either by mail by writing to the NUI Corporation c/o Investor Relations 550 Route 202-206, Bedminster, NJ 07921-0760 or by telephone at (908) 781-0500. If shareholders sharing the same address are receiving multiple copies of the annual report, quarterly report and proxy statement, such shareholders can request delivery of a single copy of the annual report, quarterly report and proxy statement by contacting us at the above address or telephone number.

Other Business

      NUI is not currently aware of any business to be acted upon at the annual meeting other than the matters discussed in this proxy statement. Except as required by law, no business may be conducted at any annual meeting and no shareholder may nominate any person for election at any annual meeting except in accordance with the procedures set forth in our bylaws. If matters do properly come before the annual meeting, or at any adjournment or postponement thereof, we intend that shares of NUI common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the annual meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of approval of the merger agreement. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of any adjournment of the annual meeting for the purpose of soliciting additional votes in favor of the approval of the merger agreement.

Accounting Treatment

      The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among the surviving corporation’s consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

PROPOSAL NUMBER ONE:

THE MERGER

      This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

      Our board and senior management have periodically reviewed and assessed our business strategy. On May 8, 2003, NUI announced that it had retained Berenson to assist NUI in maximizing the value of NUI’s businesses. Shortly thereafter, AGL approached NUI regarding a possible business combination. NUI indicated at the time that AGL’s offer to discuss an outright purchase of NUI was not of interest to management or our board, but that AGL would be contacted along with other prospective buyers, should circumstances change.

      On September 15, 2003, our board held a special meeting that was also attended by certain members of management, White & Case LLP, our legal counsel, LeBoeuf, Lamb, Greene & MacRae, LLP, special regulatory advisor to NUI Utilities, and Berenson, our financial advisor. Berenson discussed with our board NUI’s various strategic alternatives in light of NUI’s liquidity situation. At that meeting, the board established a special committee of independent directors to consider various strategic alternatives with respect to NUI and the liquidity situation of NUI. Our special committee was comprised of the following independent directors: Dr. Vera King Farris, James J. Forese (Chairman), J. Russell Hawkins, Dr. Bernard S. Lee and R. Van Whisnand.

      On September 19, 2003, the special committee held a meeting, also attended by White & Case and LeBoeuf Lamb. The special committee discussed various strategic alternatives with respect to NUI, including pursuing a sale of NUI as a whole, as well as the timing of a sales process, in the event that our board should select this course of action at the upcoming meetings. The special committee also discussed the selection and retention of one or more additional financial advisors knowledgeable in the energy industry.

      On September 21-23, 2003, the special committee and the board held several meetings, also attended by certain members of management and our legal advisors, including Norris, McLaughlin & Marcus, P.A., our special regulatory and New Jersey counsel, and Berenson. The special committee and the board discussed at these meetings NUI’s performance and results of operations and NUI’s strategic alternatives and liquidity situation. White & Case and Norris McLaughlin discussed with the special committee the board’s fiduciary duties. The special committee also considered the selection of an additional financial advisor to assist in the pursuit of NUI’s strategic alternatives. The special committee concluded, after considering the various strategic alternatives in respect of NUI (and, in connection therewith, reviewing NUI’s liquidity situation, recent credit downgrades, negative business conditions, regulatory concerns and other considerations), that pursuing a sale of NUI was the best strategic alternative for NUI and in the best interest of its stakeholders, and recommended to the board that NUI pursue the sale of NUI.

      On September 25, 2003, our board held a special meeting, also attended by certain members of management and our legal advisors and Berenson. After considering a number of strategic alternatives, our board determined that pursuing the sale of NUI was in the best interests of NUI’s stakeholders. The board also decided to commence a selection process to identify one or more additional financial advisors to be retained to assist with the full and complete auction process for the sale of NUI. We then publicly announced on September 26, 2003, that, as a result of the negative impact on NUI arising from recent credit downgrades and adverse business conditions, our board had decided to pursue the sale of NUI.

      On October 10, 2003, Paula G. Rosput, Chairman, President and Chief Executive Officer of AGL sent a letter to NUI, reiterating AGL’s interest in NUI.

      On October 14-15, 2003, the special committee held a meeting, also attended by certain members of management and our legal advisors and Berenson. Management and Berenson updated the special committee on the status of the sale of NUI, the anticipated timeline for the sales process and indicated that NUI and Berenson had received preliminary interest from prospective buyers as of that time.

Auction Process

      During October 2003, the special committee also had begun interviewing several major investment banks to serve as an additional financial advisor to us in connection with the sale of NUI. As a result of this process, we retained Credit Suisse First Boston as an additional financial advisor to assist us in the sale. In addition, on November 24, 2003, we announced that an affiliate of Credit Suisse First Boston had completed the arrangement of unsecured credit facilities to NUI and NUI Utilities aggregating $405 million, available during a 364-day term that is initially scheduled to expire on November 22, 2004, and carrying a 364-day extension option, subject to certain conditions.

      On December 8, 2003, the special committee and our board held meetings, which were also attended by certain directors of NUI Utilities, members of management and legal and financial advisors. Our financial advisors discussed with the board the sales process of NUI and informed the special committee that, based on their preliminary discussions with prospective buyers, several bidders were expected to express an interest in acquiring NUI as a whole. Those indications of interest were due on December 17, 2003.

      Pursuant to an order issued by the NJBPU on December 17, 2003, we were required to allow the NJBPU and The Liberty Consulting Group to review the preliminary indications of interest, and NUI was not allowed to proceed to the next phase of the bidding process without the NJBPU’s approval. NUI entered into confidentiality agreements with each of the NJBPU and Liberty in connection with providing to Liberty and the NJBPU certain information relating to the bidders and their proposals.

      On December 19, 2003, our board held a meeting, also attended by certain members of the board of directors of NUI Utilities, members of management and our legal and financial advisors. Our financial advisors informed our board that, at the board’s direction, 28 potential bidders received NUI’s confidential information memorandum and that the preliminary indications of interest from potential buyers were due on December 17, 2003. As of December 17, 2003 (the due date for preliminary indications of interest), nine preliminary indications of interest were submitted for the acquisition of NUI as a whole.

      On December 23, 2003, both the special committee and our board held meetings, also attended by certain members of the board of directors of NUI Utilities, members of management and our legal and financial advisors. Our financial advisors informed the special committee that, in connection with NUI’s sales process, at the board’s direction, 60 potential bidders were contacted, 28 of whom executed confidentiality agreements with NUI and received the confidential information memorandum, and nine of which submitted preliminary indications of interest for the acquisition of NUI as a whole. Our financial advisors reviewed with the special committee the individual preliminary indications of interest submitted. Our board, at the recommendation of the special committee, decided to extend invitations into the second phase of the auction process to eight bidders, including AGL.

      Beginning in January 2004, the second phase bidders were provided access to NUI’s virtual data room and representatives of AGL, Morgan Stanley & Co. Incorporated, AGL’s financial advisor, and LeBoeuf Lamb, AGL’s legal advisor,were permitted to conduct documentary due diligence and to participate in due diligence sessions with our management team and financial advisors.

      During the period from January 15, 2004 to February 2, 2004, the eight bidders were invited to management presentations at the offices of White & Case in New York, New York.

      On January 27, 2004, the special committee held a meeting, also attended by certain directors of NUI Utilities, members of management and legal and financial advisors. Our financial advisors updated the special committee regarding the status of the sales process of NUI and discussed with the board the level of interest that the bidders had shown.

      On February 24, 2004, the board held a meeting, also attended by certain members of management and White & Case. Craig G. Matthews, our President and Chief Executive Officer, who joined NUI in February 2004, reported to our board the status of the sales process.

      On March 5, 2004, our financial advisors delivered an initial draft merger agreement to the bidders, including AGL.

      On March 22, 2004, Ms. Rosput met with Mr. Matthews and Steven D. Overly, our Vice President, Chief Financial Officer, General Counsel, Treasurer and Secretary, to discuss AGL’s interest in acquiring NUI. Ms. Rosput indicated that AGL would be prepared to submit a bid if we would negotiate exclusively with AGL for a limited period of time. In addition, Ms. Rosput indicated that AGL’s bid would be subject to a number of conditions, including that NUI agree to negotiate exclusively with AGL, or otherwise AGL would withdraw from the auction process. Mr. Matthews declined to agree to negotiate exclusively with AGL, unless they could offer a price sufficiently higher than other bids to justify negotiating on an exclusive basis.

      On April 5, 2004, AGL sent a letter to NUI stating that it was formally withdrawing from the auction process because, based upon information then available and the absence of current financial and related information, it was not able to make a final determination as to NUI’s value, among other things.

      We were confronted with a number of challenges during the auction process which related to the focused audit initiated by the NJBPU; the investigations of transactions at NUI Energy Brokers, Inc. by us, the NJBPU and the New Jersey Attorney General’s Office (NJAG); the SEC informal inquiry; changes in our management during the fall of 2003 and the beginning of 2004; our inability to complete our annual and quarterly financial reporting process and file our periodic reports on Forms 10-K and 10-Q within the required timelines; and our ability to secure financing to meet our liquidity needs. On April 13, 2004, we extended the due date for the second round of bids until after our filings with the SEC on Forms 10-K and 10-Q were made. We entered into a settlement agreement with the NJBPU on April 14, 2004. After obtaining a series of limited waivers of the defaults that occurred under NUI’s and NUI Utilities’ respective credit agreements as a result of NUI’s delay in delivering audited financial statements, NUI and NUI Utilities entered into amendments dated as of May 10, 2004 to their respective credit agreements which, among other things, extended the delivery date for the audited financial statements and unaudited interim financial statements. We then filed with the SEC our annual report on Form 10-K for fiscal 2003 on May 13, 2004 and our quarterly reports on Forms 10-Q for the first and second quarters of fiscal 2004 on May 20, 2004 and May 25, 2004, respectively.

      At a telephonic meeting between representatives of our financial advisors and Morgan Stanley on April 7, 2004, Morgan Stanley communicated that AGL was willing to resume discussions regarding the acquisition of NUI.

      On April 13, 2004, our board and the board of directors of NUI Utilities held a joint meeting, also attended by certain members of management and our legal and financial advisors. At this meeting, our financial advisors discussed with our board the status of the NUI sales process and the possible impact that a settlement with the NJBPU would have on the sales process. They also discussed the bidders’ concerns over the impact of a settlement with the NJBPU on their post-transaction operations in the event the NJBPU would seek to extend compliance requirements to the purchaser of NUI. Also at the meeting, our financial advisors informed the board that, based on their conversations with the bidders, most bidders were unwilling to proceed until a settlement with the NJBPU had been finalized and NUI’s financial statements had been filed with the SEC. They also noted that three bidders had exited the process, according to those bidders, as a result of numerous significant events, such as the NJBPU focused audit, the investigations of NUI Energy Brokers, the SEC informal inquiry, delayed SEC filings and the resulting delays in the auction process.

      On April 26, 2004, Ms. Rosput sent Mr. Matthews an issues list relating to the draft merger agreement delivered by our financial advisors.

      On May 7, 2004, one additional bidder was invited to the second round, bringing the total number of bidders remaining in the second round to six.

      On June 2, 2004, six bidders, including AGL, indicated their position with respect to the acquisition of NUI. AGL expressed general interest in acquiring NUI and submitted an issues list relating to the draft merger agreement, rather than a bid price and a mark-up of the merger agreement and indicated it required further due diligence materials in order to provide its bid price. One bidder, referred to as Company A, submitted a written, non-binding expression of interest in acquiring NUI and delivered a mark up of the merger agreement. One bidder, referred to as Company B, also submitted a written, non-binding expression of interest in acquiring NUI, subject to a financing contingency, and delivered a mark up of the merger agreement. The remaining three bidders elected not to submit any indications of interest for the acquisition of NUI as a whole. As a result, our management decided to pursue the expressions of interest submitted by AGL, Company A and Company B.

      On June 7, 2004, our board and the board of directors of NUI Utilities held a joint meeting, also attended by certain members of our management and our legal and financial advisors. Mr. Matthews reported that NUI had received indications of interest from AGL, Company A and Company B on June 2, 2004. Our financial advisors discussed with our board the status of the bid process and discussed the terms of each indication of interest. Also at this meeting, our financial advisors informed our board that other than the bids from AGL, Company A and Company B, NUI had received no other expressions of interest for the acquisition of NUI as a whole. In addition, our financial advisors and our board discussed concerns regarding Company B’s understanding of the business, proposed capital structure resulting from the merger and the significant additional due diligence required by Company B to finalize its proposal. Our board agreed with Mr. Matthews’ and our financial advisors’ recommendation that NUI proceed to further verify and confirm the proposals submitted by AGL, Company A and Company B.

      During the week of June 7, 2004, NUI provided AGL with additional due diligence information.

      On June 8, 2004, Company B attended further management financial due diligence presentations. On June 10, 2004, Company B submitted a letter which revised their non-binding expression of interest downward to $14 per share. Company B also indicated again that it would require a financing contingency and that it would require at least six weeks of additional due diligence investigation to validate and commit to this revised price indication.

      On June 14, 2004, Ms. Rosput sent NUI a revised final indication letter containing a price range of $12.38-$13.90 per share.

      On June 15, 2004, our financial advisors had further contact with Company B to determine if it would be able to submit a firm bid, obtain financing and accelerate its due diligence review. However, Company B responded that it was not prepared to proceed.

      On June 16, 2004, Mr. Matthews had an oral discussion with representatives of Company A during which the representatives indicated that they were prepared to raise Company A’s per share bid price above its initial non-binding price of $10 per share to a 5-10% discount to the then current market price. This proposal, however, following requests by our financial advisors, was never confirmed by Company A in writing.

      On June 17, 2004, Messrs. Matthews and Overly met with our financial and legal advisors at the offices of Berenson. At this meeting, they discussed AGL’s final indication letter, including the merger price and form of consideration, as well as the terms of the merger.

      Later on June 17, 2004, Messrs. Matthews and Overly met with AGL along with their respective legal and financial advisors at the offices of White & Case. They discussed the price, due diligence items and open issues in the merger agreement, including the anticipated timing of the closing of the merger. At the June 17 meeting, AGL emphasized that it expected to receive certain assurances that state regulators would not bring charges against NUI Energy Brokers. AGL also indicated generally what terms it would consider to be acceptable in an order from the NJBPU approving the merger. AGL agreed that it would increase its expression of interest to $14.00 per share. Our financial advisors and Morgan Stanley also met separately to discuss the financial aspects of the proposed transaction.

      On June 20, 2004, Mr. Overly and White & Case and Mr. Richard T. O’Brien, Executive Vice President and Chief Financial Officer of AGL, and other representatives of AGL and LeBoeuf Lamb and our respective financial advisors met at the offices of White & Case to negotiate the terms of the merger agreement. From June 20, 2004, until July 14, 2004, Mr. Overly and White & Case held nearly daily discussions relating to the merger with Mr. O’Brien, members of AGL’s acquisition team and Leboeuf Lamb, as negotiations continued with AGL.

      On June 21, 2004, our financial advisors, at the direction of our board, informed Company A that its initial indication of interest was not sufficient. Our financial advisors at the board’s direction informed Company A that, based on its earlier oral discussion with Mr. Matthews, a revised indication of interest with a higher bid price would be considered. Company A informed our financial advisors that it would be in contact with us regarding its expression of interest. However, Company A did not provide any additional information regarding its interest in acquiring NUI, despite telephone calls to Company A from us and, at our direction, our financial advisors.

      On June 30, 2004, our board and the board of directors of NUI Utilities held a joint meeting, which was also attended by certain members of management and our legal and financial advisors. Our legal advisors outlined the fiduciary duties of the board in connection with a potential sale of NUI. Our board discussed the status of the sales process and the significant issues remaining in the proposed merger agreement with AGL. Our board determined that key issues were price, certainty of closing and time required to close. Our financial advisors also discussed the financial aspects of AGL’s offer with the board. At the June 30 meeting, the board determined, after consulting with its financial and legal advisors, that the terms of AGL’s offer of $14.00 per share did not provide adequate certainty of closing due to the nature and breadth of the termination rights that AGL required at that offer price. As a result of the board’s decision, the board instructed its financial advisors to explore other strategic alternatives available to NUI at that time, including a recapitalization or other reorganization, including bankruptcy.

      On June 30, 2004, NUI Energy Brokers entered into a plea agreement with the NJAG relating to certain transactions at NUI Energy Brokers, pursuant to which NUI Energy Brokers pleaded guilty to misconduct by a corporate official. NUI Energy Brokers was fined approximately $500,000 in connection with the plea.

      From June 30, 2004 to July 7, 2004, White & Case and LeBoeuf Lamb exchanged several revised drafts of the merger agreement. On July 7, 2004, AGL informed us that its final bid price would be reduced to $13.70 and the merger agreement would be revised to provide greater certainty with regard to AGL’s obligation to complete the merger.

      On July 7, 2004, our board and the board of directors of NUI Utilities held a joint meeting, which was also attended by certain members of management and our legal and financial advisors. The board discussed the occurrence of certain events that would allow AGL to terminate the proposed merger agreement, as well as AGL’s revised offer of $13.70 per share. The board also discussed the status of our ability to extend NUI’s and NUI Utilities’ respective existing credit facilities, as well as the prospects for obtaining additional bridge facilities. The board also considered the terms that it anticipated would be included in the final approvals from the applicable state regulatory bodies and whether such terms, in light of their foreseeable impact, would be acceptable to NUI, NUI Utilities and AGL.

      On July 13, 2004, AGL’s board approved the merger.

      On July 14, 2004, our board met to finalize consideration of the merger and the proposed merger agreement. Our legal advisors reported to our board the resolution of the final issues in the proposed merger agreement and reviewed with the board the final merger agreement and disclosure schedules. Our legal advisors again provided an overview of the fiduciary duties applicable to the board. Our financial advisors then discussed with our board the options, other than the merger, then available to NUI, including the status of the other bidders, a recapitalization or other reorganization, including bankruptcy. The board discussed the proposed transaction with AGL and posed various questions to our management and our legal and financial advisors. Based on the fact that we had not received a binding offer from either Company A or Company B and the fact that both Company A and Company B would require additional time for due diligence and the drafting and negotiation of an acceptable agreement, which had already been accomplished with AGL; the fact that Company A’s last price indication, which was oral and non-binding, was lower than AGL’s firm offer; the fact that Company B’s bid would be subject to its ability to secure adequate financing, among other conditions, and that regulatory approval would likely be more difficult than with AGL; and the fact that Company A was not in communication with us, our board determined that it was in the best interests of NUI’s shareholders and other stakeholders to pursue a potential transaction with AGL, which, in light of the circumstances, constituted the best available alternative. In making this determination, the board also considered AGL’s long history of operating gas companies, the strength of its management team, its size and corporate culture, the fact that AGL had in place sufficient financing to complete the merger and our board’s belief that AGL would be acceptable to regulators based on meetings held with regulators.

      In addition, the board also considered that AGL is an investment grade company, that AGL committed to investing more in the community, bringing enhanced operating efficiencies, which would further improve service to our customers and provide enhanced career opportunities for our employees by being part of a much larger organization. The board also considered that AGL would be more reliable because of its commitment to focus its business strategy around gas distribution investments.

      In its deliberations during the June 14 meeting, our board also specifically weighed, among other things, the benefits of the proposed transaction against the advantages and disadvantages of remaining independent, which would have involved a recapitalization or other reorganization, including bankruptcy, as well as passing on the opportunity presented by AGL. Accordingly, our board considered that, in light of the circumstances, the AGL offer was the best available alternative and provided for greater certainty of closing and on a more expedited basis.

      Also at the June 14 meeting, each of our financial advisors reviewed its respective financial analysis of the merger consideration provided for in the merger and rendered to our board oral opinions, which were confirmed by a written opinion dated July 14, 2004 and July 15, 2004 for Credit Suisse First Boston and Berenson, respectively, to the effect that as of that date based upon and subject to the matters described in its opinion, the merger consideration to be received by holders of NUI common stock was fair, from a financial point of view, to such holders. After extensive discussion, our board unanimously determined that the merger was advisable, fair to and in the best interests of NUI’s shareholders and other stakeholders; approved the merger agreement and the transactions contemplated by the merger agreement; recommended that NUI shareholders approve the merger agreement; and authorized the execution of the merger agreement.

      After the close of trading on July 14, 2004, the parties executed the merger agreement.

      On July 14, 2004, NUI and NUI Utilities received a commitment from an affiliate of Credit Suisse First Boston for new bridge facilities, subject to various conditions.

      Prior to the commencement of trading on July 15, 2004, we and AGL publicly announced the merger.

NUI’s Reasons for the Merger

      Our board consulted with our senior management and our financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger, the merger agreement and the transactions contemplated by the merger agreement, and to recommend that our shareholders vote FOR approval of the merger agreement.

      Our board considered the business, operations, financial condition, competitive position, results of operations and cash flows, and prospects of NUI, as well as the risks of NUI continuing as an independent company, including those risk factors set forth in NUI’s most recent report on Form 10-K, and current economic and market conditions.

      Our board evaluated the process undertaken to carry out the nine month full auction process of NUI and considered that, as a result of the auction process, our financial advisors, at our direction, contacted 60 potential acquirors and we had received price indications for the acquisition of NUI as a whole from three potential bidders: AGL, Company A and Company B. Our board determined that, in evaluating the expressions of interest from AGL, Company A and Company B, key issues were price, certainty of closing and time required to complete the merger. Our board considered that AGL’s formal offer was higher than Company A’s oral, non-binding expression of interest and that Company B had indicated that it required significant time to complete its due diligence review and that its expression of interest would be subject to its due diligence investigation. Furthermore, our board considered that Company B’s bid would be subject to its ability to secure adequate financing, among other conditions and that regulatory approval would likely be more difficult than with AGL. Accordingly, our board considered that the AGL offer was the best available alternative. In making this determination, the board also considered AGL’s long history of operating gas companies, the strength of its management team, its size and corporate culture, the fact that AGL had in place sufficient financing to complete the merger and our board’s belief that AGL would be acceptable to regulators based on meetings held with regulators.

      In addition, the board considered that AGL is an investment grade company, that AGL committed to investing more in the community, bringing enhanced operating efficiencies, which would further improve service to our customers and provide enhanced career opportunities for our employees by being part of a much larger organization. The board also considered that AGL would be more reliable because of its commitment to focus its business strategy around gas distribution investments.

      Our board also considered the consideration proposed to be paid by AGL pursuant to the merger relative to the financial condition, results of operations, cash flows and prospects of NUI and the business and strategic objectives of NUI, the current and historical market prices of NUI common stock compared to the $13.70 per share of NUI common stock to be received by NUI’s shareholders in the merger.

      Our board considered the fact that the merger consideration is all cash, which provides certainty of value to NUI’s shareholders, and the absence of appraisal rights for NUI’s shareholders.

      Our board considered the terms and conditions of the merger agreement, as reviewed by the board with its legal and financial advisors, and the course of the negotiations resulting in the execution thereof, including:

•	the ability of the board, in the exercise of its fiduciary duties and subject to certain conditions, to furnish information to or enter into discussions or negotiations with, any third party that makes an acquisition proposal that could reasonably be expected to lead to a superior proposal, although NUI and our board are not permitted by the merger agreement to initiate, solicit, encourage or take any other actions that could facilitate any third party bids, and under certain circumstances our board is permitted to terminate the merger agreement and to pursue and accept a superior proposal;

•	the termination provisions and the reasonableness of the break-up fee;

•	the likelihood that the closing conditions could be satisfied in a timely fashion;

•	the requirement of the merger agreement to obtain the approval by a majority of votes cast by all holders of shares of NUI common stock entitled to vote thereon; and

•	AGL’s agreement to use its commercially reasonable efforts to obtain all regulatory approvals.

      Our board considered the likelihood that the proposed transaction would be consummated, considering, among other things, the likelihood of satisfaction of the regulatory approvals required pursuant to the merger agreement and in particular AGL’s requirements with respect to the terms of the required approvals from the applicable regulatory bodies and AGL’s requirements with respect to the outside date by which such approvals must be obtained, and the other conditions to the merger contained in the merger agreement, and the risks to NUI if the merger were not consummated or the merger agreement was terminated prior to the Termination Date. The view of the board after receiving advice of management and legal counsel was that the regulatory approvals necessary to complete the merger are likely to be obtained on a timely basis in accordance with the time frame set forth in the merger agreement.

      Our board considered, and consulted with our financial advisors regarding, the financial strength of AGL and its ability to consummate the merger, pay the merger consideration and the settlement amounts to the

NJBPU and refinance NUI’s indebtedness, as well as the absence of any financing condition in the merger agreement.

      Our board considered the proposed terms of a commitment from an affiliate of Credit Suisse First Boston for the bridge facilities, the likelihood of obtaining certain required waivers and extensions under NUI’s existing credit facilities and the risks of acceleration and payment default thereunder.

      Our board considered the customary restrictions on the conduct of NUI’s business prior to the consummation of the merger requiring NUI to conduct its business in the ordinary course subject to specific limitations, which may delay or prevent NUI from pursuing certain opportunities that may arise for as long as the merger agreement is in effect.

      Our board considered management’s views, and consulted with its financial advisors, regarding the likelihood of a superior transaction, and that the termination fee is reasonable and will not preclude other interested bidders, if any, from pursuing a transaction.

      Our board also considered, in consultation with our financial advisors, the alternatives available to NUI if a sale of NUI is not consummated, including the alternative of continuing its status as an independent company, undertaking a recapitalization or filing for bankruptcy, considering, among other things, NUI’s relationships with its regulators and NUI’s existing leverage, the requirements for additional financing during the upcoming heating season, NUI’s ability to extend the maturity of its existing indebtedness in November 2004 and, if extended, NUI’s ability to refinance such extended indebtedness in November 2005. Our board also considered:

•	discussions with other bidders and interested parties and other proceedings and events relating to the consideration of a possible business combination involving NUI;

•	the fact that the board had, over the course of numerous meetings, carefully considered and deliberated extensively about all information reasonably available to it with respect to the business, operations, condition, regulatory circumstances and prospects of NUI and with respect to the status of the auction and other alternatives it believes were relevant to the proposed transaction; and

•	the active auction process conducted by NUI and its financial and legal advisors and the views of management that the proposed transaction is the most favorable transaction to NUI and its shareholders in light of NUI’s alternatives.

      Our board considered the advice the board received from legal counsel, and the opinions of Credit Suisse First Boston and Berenson to the NUI board regarding the fairness, from a financial point of view, to the shareholders of NUI common stock of the consideration provided for in the merger, as more fully described under “— Opinion of NUI’s financial advisors — Credit Suisse First Boston” and “— Berenson.”

      Our board considered the recommendation of NUI’s management with respect to the proposed transaction.

      In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including:

•	the fact that if a transaction is not pursued or if the merger is pursued and is not completed, NUI will have incurred significant expenses and NUI’s employees will have expended extensive efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction; NUI may have lost the opportunity to pursue other opportunities and NUI will have delayed pursuing its other financing needs and, as a result, NUI may experience adverse effects on its operating results, its ability to attract or retain employees and its ability to function as a going concern;

•	the effects of the merger on NUI’s employees and the terms of the merger agreement relating thereto and their potential impact on employee attrition and the effects of the merger on NUI’s customers;

•	the fact that while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or that AGL will not be entitled to exercise its termination rights set forth in the merger agreement, and as a result, the possibility that the merger may not be completed even if approved by NUI’s shareholders or that the merger may be unduly delayed;

•	the risk that the merger may not be approved by the appropriate governmental authorities on the terms, or within the time frame, required under the terms of the merger agreement;

•	the risk that the merger may not be approved by NUI’s shareholders;

•	the fact that NUI cannot solicit other acquisition proposals and must pay AGL a termination fee if the merger agreement is terminated under certain circumstances, which may deter others from proposing an alternative transaction that may be more advantageous to NUI’s shareholders;

•	the fact that NUI will no longer exist as an independent company and NUI’s shareholders will no longer participate in its growth;

•	the fact that gains from an all-cash transaction would be taxable to NUI’s shareholders for United States federal income tax purposes; and

•	the interests of NUI’s officers and directors in the merger described under “— Interests of Certain Persons in the Merger.”

      The foregoing discussion of the information and factors considered by our board, while not exhaustive, includes the material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, our board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Recommendation of NUI’s Board

      After careful consideration our board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of our shareholders and other stakeholders, approved the merger agreement and unanimously recommended that our shareholders vote FOR approval of the merger agreement.

Opinion of NUI’s Financial Advisors

Credit Suisse First Boston

      Credit Suisse First Boston has acted as NUI’s financial advisor in connection with the merger. NUI selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      In connection with Credit Suisse First Boston’s engagement, NUI requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of NUI common stock of the consideration provided for in the merger. On July 14, 2004, at a meeting of the NUI board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the NUI board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated July 14, 2004, to the effect that, as of that date and based on and subject to the matters described in its written opinion, the consideration provided for in the merger was fair, from a financial point of view, to the holders of shares of NUI common stock.

      The full text of Credit Suisse First Boston’s written opinion, dated July 14, 2004, to the NUI board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated into this document by reference.

Holders of shares of NUI common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse First Boston’s opinion is addressed to the NUI board of directors and relates only to the fairness, from a financial point of view, of the consideration provided for the merger, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any shareholder as to any matters relating to the merger. The summary of Credit Suisse First Boston’s opinion in this document is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and publicly available business and financial information relating to NUI. Credit Suisse First Boston also reviewed other information relating to NUI, including financial forecasts and adjustments thereto, provided to or discussed with Credit Suisse First Boston by management of NUI. Credit Suisse First Boston also met with the management of NUI to discuss the businesses and prospects of NUI. Credit Suisse First Boston considered financial and stock market data of NUI, and compared those data with similar data for other publicly held companies in businesses similar to NUI and considered, to the extent publicly available, the financial terms of business combinations and other transactions which have been effected or announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, including any adjustments, relating to NUI, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NUI as to the future financial performance of NUI. Credit Suisse First Boston also assumed, with NUI’s consent, that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification, amendment, or adjustment of any material term, condition or agreement contained in the merger agreement and that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delays, limitations, restrictions or conditions would be imposed that would have a materially adverse effect on the merger.

      Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of NUI, and Credit Suisse First Boston was not furnished with any evaluations or appraisals. Credit Suisse First Boston’s opinion was necessarily based on information available to it as of, and upon financial, economic, market and other conditions as they existed and could be evaluated on, the date of the Credit Suisse First Boston opinion. In connection with its engagement and at the direction of NUI, Credit Suisse First Boston solicited indications of interest from, and held preliminary discussions with, third parties regarding the possible acquisition of all or a part of NUI. Credit Suisse First Boston’s opinion did not address the relative merits of the merger as compared to other transactions or business strategies that may be available to NUI, and it did not address the underlying business decision of NUI to proceed with the merger.

      In preparing its opinion to the NUI board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NUI. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to NUI or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston’s analyses and estimates are inherently subject to substantial uncertainty.

      Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the NUI board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the NUI board of directors or management with respect to the merger or the consideration.

      The following is a summary of the material financial analyses underlying Credit Suisse First Boston’s opinion dated July 14, 2004 delivered to the NUI board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

Selected Companies Analysis

      Using publicly available information, Credit Suisse First Boston reviewed the financial, operating and stock market data of the following selected publicly traded corporations in the energy industry:

Energy Companies

•	Semco Energy, Inc.

•	Laclede Group, Inc.

•	New Jersey Resources Corporation

•	WGL Holdings, Inc.

•	Peoples Energy Corporation

•	AGL Resources Inc.

•	South Jersey Industries, Inc.

•	Northwest Natural Gas Company

•	Atmos Energy Corporation

•	Piedmont Natural Gas, Inc.

•	Nicor Inc.

      Credit Suisse First Boston compared enterprise values of the selected companies as multiples of estimated fiscal years 2004 and 2005 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Credit Suisse First Boston also compared equity values of the selected companies as multiples of estimated fiscal years 2004 and 2005 net income. Estimated financial data for NUI were based on forecasts provided by the management of NUI, as adjusted to exclude non-recurring items and the income or loss from NUI Energy Brokers and NUI Energy, and the estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Credit Suisse First Boston then applied a range of selected multiples of those financial data derived from the selected companies to the corresponding financial data for NUI, as adjusted. All multiples were based on closing stock prices on July 13, 2004. This analysis indicated the following implied per share equity reference range for NUI, as compared to the per share merger consideration:

Implied Per Share
Equity Reference Range	Merger Consideration

$7.77 - $14.03	$13.70

Precedent Transactions Analysis

      Using publicly available information, Credit Suisse First Boston reviewed the transaction multiples of the following 19 selected transactions in the energy industry:

Acquiror	Target

• Atmos Energy Corporation	• TXU Gas Company
• Piedmont Natural Gas, Inc.	• North Carolina Natural Gas Corporation (Progress Energy)
• ONEOK, Inc.	• Southern Union Gas Co.
• DTE Energy Company	• MCN Energy Group Inc.
• KeySpan Corporation	• Eastern Enterprises
• NiSource Inc.	• Columbia Energy Group
• Indiana Energy, Inc.	• DP&L gas distribution business
• Southern Union Company	• Providence Energy Corporation
• Energy East Corporation	• CTG Resources, Inc.
• Allegheny Energy, Inc.	• Mountaineer Gas Company
• Wisconsin Energy Corporation	• WICOR, Inc.
• Northeast Utilities System	• Yankee Energy System, Inc.
• SCANA Corporation	• Public Service Co. of North Carolina
• Energy East Corporation	• Connecticut Energy Corporation
• Dominion Resources Inc.	• Consolidated Natural Gas Company
• Southern Union Company	• Pennsylvania Enterprises Inc.
• Eastern Enterprises	• Colonial Gas Company
• Carolina Power & Light Company	• North Carolina Natural Gas Corporation
• NIPSCO Industries	• Bay State Gas Company

      Credit Suisse First Boston compared enterprise values in the selected transactions as multiples of latest 12 months EBITDA. Credit Suisse First Boston also compared equity values in the selected transactions as multiples of latest 12 months net income. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions to the corresponding financial data for NUI based on two scenarios, the historical case and the adjusted historical case, in each case adjusted to exclude non-recurring items. The historical case was based on publicly available filings of NUI and the adjusted historical case included adjustments to the historical case, based on discussions with the management of NUI, to reflect the exclusion of additional non-recurring items and the income or loss from NUI Environmental, NUI Energy and NUI Energy Brokers. All multiples for the selected transactions were based on publicly available financial information. This analysis indicated the following implied per share equity reference range for NUI, as compared to the per share merger consideration:

Implied Per Share
Equity Reference Range	Merger Consideration

$10.90 - $18.73	$13.70

Discounted Cash Flow Analysis

      Credit Suisse First Boston performed a discounted cash flow analysis of NUI to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that NUI could generate from the second half of fiscal year 2004 through fiscal year 2008 based on forecasts provided by the management of NUI and adjustments to the forecasts based on discussions with the management of NUI. Credit Suisse First Boston calculated ranges of estimated terminal values for NUI by applying EBITDA multiples ranging from 8.0x to 9.0x to NUI’s fiscal year 2008 estimated EBITDA. The present value of the after-tax free cash flows and terminal values were calculated using discount rates ranging from 6.75% to 7.75%. This analysis indicated the following implied per share equity reference range for NUI, as compared to the per share merger consideration:

Implied Per Share
Equity Reference Range	Merger Consideration

$8.51 - $14.83	$13.70

Latest 12 Months Trading Range

      Credit Suisse First Boston reviewed the prices at which NUI common stock traded over the 12 month period ending July 13, 2004. This analysis indicated the following equity reference range for NUI, as compared to the per share merger consideration:

Equity Reference Range	Merger Consideration

$12.15 - $17.88	$13.70

Miscellaneous

      NUI has agreed to pay Credit Suisse First Boston customary fees for its financial advisory services in connection with the merger. NUI also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      A member of the boards of directors of several of Credit Suisse First Boston’s affiliates, including Credit Suisse Group and Credit Suisse First Boston, a Swiss Bank, has previously served as a member of the board of directors of AGL Resources and AGL Resources has announced its intention to reappoint the person to its board of directors when the person becomes eligible in July 2004. Credit Suisse First Boston and its affiliates have provided investment banking and other financial services to NUI and AGL Resources, and may in the future provide investment banking and other financial services to NUI and AGL Resources, in each case unrelated to the merger and for which services Credit Suisse First Boston has received, and expects to receive, compensation. In addition, as the board of directors of NUI is aware and at NUI’s request, an affiliate of Credit Suisse First Boston has delivered commitment letters to NUI and one of its affiliates in connection with proposed financings anticipated to close prior to the consummation of the merger. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of NUI and AGL Resources for their own accounts and their affiliates’ accounts and, accordingly, may at any time hold a long or short position in those securities.

Berenson & Company

      NUI Corporation retained Berenson & Company to act as its financial advisor in connection with a possible business combination with AGL. On July 14, 2004, Berenson rendered to NUI’s board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated July 15, 2004, that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, that the consideration to be received by the holders of the NUI’s common stock pursuant to the merger was fair from a financial point of view to the holders of such shares.

      The full text of Berenson’s written opinion dated July 14, 2004, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Berenson, is attached hereto as Annex C and is incorporated into this document by reference. The summary of Berenson’s opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion. The holders of shares of NUI common stock are urged to read the opinion in its entirety. Berenson’s opinion was provided for the use and benefit of NUI’s board of directors and was directed only to the fairness from a financial point of view of the consideration to be received by holders of shares of NUI’s common stock. Berenson’s opinion did not address the merits of the underlying decision by NUI to engage in the merger and does not constitute a recommendation to any holder of shares of NUI common stock as to how such holder should vote on the proposed merger or any matter related thereto.

      The summary set forth below does not purport to be a complete description of the analyses underlying the Berenson opinion or the presentations made by Berenson to NUI’s board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Berenson considered the results of all analyses and did not attribute any particular weight to any analysis or factor considered by it; Berenson made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. While each factor set forth below is separate, Berenson believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the summary set forth below, without considering all analyses, would create an incomplete view of the process underlying its opinion.

      In performing its analyses, Berenson made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Berenson or NUI. Any estimates contained in the analyses performed by Berenson are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Berenson’s opinion was among several factors taken into consideration by NUI’s board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses performed by Berenson described below should not be viewed as determinative of the decision of NUI’s board of directors or NUI’s management with respect to the merger or the merger consideration.

      In arriving at its opinion, Berenson, among other things,

(i)	reviewed the merger agreement;

(ii)	reviewed, and discussed with members of management of the NUI, certain publicly available business and financial information relating to NUI that Berenson deemed to be relevant, including NUI’s recent public filings and financial statements;

(iii)	reviewed, and discussed with members of management of NUI, certain information, including financial forecasts, relating to the business, earnings, cash flow, capital structure, assets, liabilities and prospects of NUI, furnished to Berenson by NUI;

(iv)	reviewed certain publicly available information regarding publicly traded companies Berenson deemed to be relevant;

(v)	reviewed certain publicly available information regarding transactions that Berenson deemed to be relevant;

(vi)	participated in certain discussions and negotiations among representatives of the NUI and AGL and their financial and legal advisors; and

(vii)	reviewed such other information, performed such other analyses and took into account such other factors that Berenson deemed to be relevant.

      In preparing its opinion, Berenson assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Berenson, discussed with or reviewed by or for Berenson, or publicly available, and Berenson did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of NUI or been furnished with any such evaluation or appraisal, nor has Berenson evaluated the solvency or fair value of NUI or under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Berenson did not assume any obligation to conduct any physical inspection of the properties or facilities of NUI. With respect to the financial forecast information furnished to or discussed with Berenson by the Company, Berenson assumed, and relied upon the fact, that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of NUI’s senior management as to the expected future financial performance of NUI. Berenson also assumed that the merger will be consummated as described in the merger agreement. The Berenson opinion was necessarily based upon economic, market and on other information made available to Berenson as of the date of the Berenson opinion. In addition, Berenson’s opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other stakeholders of NUI, other than the holders of shares of NUI’s common stock.

      The following is a summary of the material financial analyses underlying Berenson’s opinion dated July 14, 2004 delivered to the NUI board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Berenson’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Berenson’s financial analyses.

Recent Stock Price Performance

      Berenson reviewed the prices at which NUI common stock traded between May 14, 2004, the date after NUI filed its Form 10-K for the year ended December 31, 2003, and July 12, 2004. This analysis indicated the following trading range per share for NUI’s common stock during this period, as compared to the per share merger consideration:

Trading Range	Merger Consideration

$12.39 — $14.65	$13.70

Discounted Cash Flow Analysis

      Based on forecasts provided by the management of NUI, as adjusted by Berenson based on discussions with the management of NUI, Berenson performed a discounted cash flow analysis of NUI to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that NUI could generate from the second half of fiscal year 2004 through fiscal year 2008. Berenson calculated ranges of estimated terminal values for NUI by applying EBITDA multiples ranging from 7.5x to 9.5x to NUI’s fiscal year 2008 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. The present value of the after-tax free cash flows and terminal values were calculated using discount rates ranging from 7.0% to 9.0%. Using this methodology, Berenson observed the following implied value per share of NUI’s common stock, as compared to the per share merger consideration:

Implied Value Per Share Range	Merger Consideration

$6.36 — $18.24	$13.70

Selected Comparable Companies Analysis

      Using publicly available information, Berenson reviewed the financial, operating and stock market data of the following selected publicly traded corporations in the energy industry:

• AGL Resources Inc.
• Atmos Energy Corporation
• Laclede Group, Inc.
• New Jersey Resources Corporation
• Nicor Inc.
• Northwest Natural Gas Company
• Peoples Energy Corporation
• Piedmont Natural Gas, Inc.
• Semco Energy, Inc.
• South Jersey Industries, Inc.
• WGL Holdings, Inc.

      Berenson compared enterprise values of the selected companies as multiples of latest twelve months (“LTM”) EBITDA and estimated fiscal year 2004 EBITDA. Berenson also compared equity values of the selected companies as multiples of estimated fiscal year 2004 net income. Berenson then applied a range of selected multiples of those financial data derived from the selected companies to the LTM EBITDA, Adjusted LTM EBITDA, estimated fiscal year 2004 EBITDA and net income for NUI, based on forecasts provided by the management of NUI, as adjusted by Berenson based on discussions with the management of NUI. The Adjusted LTM EBITDA for NUI was calculated by excluding certain financial information regarding non-recurring items and discontinued operations.

      All multiples were based on closing stock prices on July 12, 2004. Using this methodology, Berenson observed the following implied value per share of NUI’s common stock, as compared to the per share merger consideration:

Implied Value Per Share Range	Merger Consideration

$10.10 — $16.55	$13.70

      No company used in the comparable companies analysis as a comparison is identical to NUI. In evaluating the companies, Berenson made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which were beyond Berenson’s control such as the impact of competition on NUI’s business and the industry generally, industry growth and the absence of any material change in NUI’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis, such as determining an average or median, is not in itself a meaningful method of using comparable public company data.

Selected Comparable Transactions Analysis

      Using publicly available information, Berenson reviewed the transaction multiples of the following 16 selected transactions in the energy industry comparable in certain respects to this transaction:

Acquiror

• Atmos Energy
• ONEOK Inc.
• Piedmont Natural Gas Co Inc.
• Atmos Energy Corp.
• Duke Energy
• Enbridge Inc.
• AGL Resources
• Allegheny Energy
• Indiana Energy, Inc.
• Southern Union Co.
• Southern Union Co.
• Eastern Enterprises
• Energy East
• Wisconsin Energy
• Northeast Utilities
• Southern Union
Target

• TXU Gas
• Southern Union Gas Co.
• North Carolina Natural Gas Corp.
• Mississippi Valley Gas Co.
• Westcoast Energy
• Midcoast Energy Resources
• Virginia Natural Gas (Dom. Res.)
• Mountaineer Gas
• DPL Inc. — Gas LDC Assets
• Valley Resources, Inc.
• Providence Energy Corp.
• EnergyNorth, Inc.
• CTG Resources
• WICOR, Inc.
• Yankee Energy System
• Pennsylvania Enterprises

      Berenson compared enterprise values in the selected transactions as multiples of LTM EBITDA. Berenson then applied a range of selected multiples derived from the selected transactions to the LTM EBITDA and the Adjusted LTM EBITDA for NUI based on forecasts provided by the management of NUI, as adjusted by Berenson based on discussions with the management of NUI. All multiples for the selected transactions were based on publicly available financial information. Using this methodology, Berenson observed the following implied value per share of NUI’s common stock, as compared to the per share merger consideration:

Implied Value Per Share Range	Merger Consideration

$13.43 — $21.23	$13.70

      No transaction utilized as a comparison in the analysis of selected precedent transactions is identical to this transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in NUI’s financial and operating characteristics and other factors that would affect the transaction value of the companies to which NUI is being compared. In evaluating the precedent transactions, Berenson made judgments and assumptions with regard to conditions and other factors, many of which were beyond Berenson’s control such as the impact of competition on NUI’s business and the industry generally, industry growth and the absence of any material change in NUI’s financial condition and prospects or the industry or in the financial markets in general.

Miscellaneous

      Berenson is an independent investment banking and advisory firm. NUI selected Berenson as its financial advisor based on Berenson’s experience, expertise and reputation, and its familiarity with NUI and its business. NUI has agreed to pay Berenson customary fees for its financial advisory services in connection with the merger. NUI also has agreed to reimburse Berenson for its out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Berenson, and to indemnify Berenson and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      Berenson and its affiliates have provided investment banking and other financial services to NUI, and may in the future provide investment banking and other financial services to NUI, unrelated to the merger and for which services Berenson has received, and expects to receive, compensation. In the ordinary course of business, Berenson and its affiliates may actively trade the securities of NUI and AGL for their own accounts and their affiliates’ accounts and, accordingly, may at any time hold a long or short position in those securities.

Interests of Certain Persons in the Merger

      In considering the recommendation of our board with respect to the merger agreement, holders of shares of NUI common stock should be aware that our executive officers and directors have interests in the merger and arrangements that are different from, or in addition to, those of NUI’s shareholders generally. These interests and arrangements may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of approving the merger agreement.

Stock Options and Other Equity-Based Awards

      Each outstanding stock option and other right to purchase shares granted under any of our stock option or stock-based compensation plans, will become 100% vested and exercisable and will entitle each holder thereof, in cancellation and settlement therefore, to a cash payment at the effective time of the merger, equal to the excess of $13.70 over the exercise price of the option for each share of common stock subject to such option. However, because all of the exercise prices for outstanding stock options and other rights to purchase shares of NUI common stock that have been granted to our directors and executive officers is above $13.70 per share, no payments will be made to our directors and executive officers in respect of such options and other rights.

      At the effective time of the merger, each outstanding participant account balance under the NUI Corporation Deferred Compensation Plan that is denominated in shares will be converted into a right to receive a cash payment equal to $13.70 for each share subject to such account. At the effective time of the merger, each outstanding deferred restricted stock credit under the NUI Corporation 1996 Stock Option, Stock Award and Incentive Plan, as amended and restated, will be converted into a right to receive a cash payment equal to the $13.70 for each share subject to such deferred stock credit.

      Immediately prior to the effective time of the merger, each share in the form of restricted stock outstanding under the stock plans will become, subject to applicable securities laws, fully and immediately transferable and the restrictions thereon shall lapse. If the merger is consummated, such shares will be converted into the right to receive the merger consideration.

Employment and Change of Control Agreements

Employment Agreements with Messrs. Matthews and Overly and Change of Control Agreement with Mr. Fortkiewicz

      NUI maintains employment agreements with each of the following executive officers providing for annual base salaries in the listed amounts: Craig G. Matthews, $550,000 and Steven D. Overly, $400,000; and a change of control agreement with Victor A. Fortkiewicz, who receives an annual base salary of $230,000.

      Under Mr. Matthews’ employment agreement, upon the sale of NUI and his continued employment through the sale date, or upon his termination of employment without cause and a sale of NUI occurring within twelve months following such termination, Mr. Matthews is entitled to receive the lump sum payment of $550,000. Mr. Matthews is also entitled to participate in certain employee benefit plans and programs available to NUI’s senior executives but is not eligible for any other bonus, incentive compensation, severance or employee or retiree medical plan. In addition, Mr. Matthews is entitled to 45 days advance written notice in the event he is terminated.

      Under Mr. Overly’s employment agreement, upon the sale of NUI and his continued employment through the sale date, or upon his termination of employment without cause and a sale of NUI occurring within twelve months following such termination, Mr. Overly is entitled to receive the lump sum payment of $250,000. Mr. Overly is also entitled to participate in certain employee benefit plans and programs available to NUI’s senior executives but is not eligible for any other bonus or incentive compensation. Mr. Overly is reimbursed for the employer share of benefit plan costs for those plans in which he waived participation, his temporary residential accommodations and commuting expenses and severance and other benefits and perquisites in accordance with existing policies and practices. Mr. Overly is entitled both to six months written notice prior to termination of his employment and to severance and other benefits in accordance with NUI’s existing policies and practices.

      Under Mr. Fortkiewicz’s change of control agreement, if NUI terminates Mr. Fortkiewicz’s employment other than for disability or cause, or if Mr. Fortkiewicz elects to terminate his employment for good reason, as defined in his change of control agreement, NUI will pay Mr. Fortkiewicz, either in a lump sum or in substantially equal installments the following: 1) an amount equal to the amount of the deferred portion of any awards which have been awarded but which have not been paid and the amount of deferred compensation which has accrued to his account; 2) an amount equal to three times the sum of his annual base salary plus an amount equal in value to the target incentive compensation award with respect to any fiscal year during the three fiscal years then most recently ended; 3) an amount equal to the sum of any incentive compensation which has been allocated or awarded for a fiscal year or other measuring period but has not yet been paid and a pro rata portion of the aggregate value of all contingent incentive compensation awards for all uncompleted periods under such plans or arrangements; and 4) an amount, if any, in cash equal to the aggregate spread between the exercise prices of all held options and the higher of the highest bid price of the stock subject to the options during the twelve-month period immediately preceding the date of termination, or the highest price per share actually paid in connection with any “change in control” including prices paid in any subsequent merger or combination with any entity that acquires control. No payments will be required to be made to Mr. Fortkiewicz pursuant to clause 4) above as a result of the merger. In addition, Mr. Fortkiewicz’s rights to shares of NUI stock granted to him become fully vested and nonforfeitable, he is entitled to continued participation in NUI’s employee benefit plans for two years after his date of termination (or equivalent benefits), NUI will continue to fund any executive life insurance policy, death benefit contract or agreement in effect immediately preceding notice of his termination through normal retirement age, he is entitled to payment by NUI of his relocation expenses in the event that he moves his principal residence more than fifty miles within one year of his date of termination, and he is entitled to payment by NUI of any fees and expenses incurred in successfully contesting termination of employment, enforcing a right or benefit provided in the employment agreement, or in connection with a tax audit to the extent it involves the application of the excise tax imposed by section 4999 of the Internal Revenue Code to any payment or benefit in the employment agreement. Mr. Fortkiewicz is entitled to receive a gross-up payment in the event that any amounts paid by him are subject to the excise tax imposed by section 4999 of the Internal Revenue Code to restore him to the same position he would have been in had the tax not applied.

Change of Control Payments to Certain Directors

      Pursuant to our director retirement plan, eligible directors of NUI are entitled to receive a lump sum payment upon a change of control. If the merger is consummated, the aggregate amount of such payments will total approximately $1.9 million. To be eligible for the payment upon a change of control, a director must have served as a member of the board of directors for at least ten years, beginning with directors in office on November 1, 1998. Of our current directors, Dr. Vera K. Farris, James J. Forese, Bernard S. Lee and R. Van Whisnand are eligible to receive a change of control payment under the plan. In addition, John Kean, Sr., who is retiring from our board of directors, also is eligible to receive a change of control payment under the plan.

Indemnification of Officers and Directors

      In the merger agreement, AGL has agreed that all rights to indemnification now existing in favor of current and former directors and officers of NUI and its subsidiaries as provided in their respective organizational documents and certain indemnification agreements will continue in full force and effect in accordance with applicable law for a period of at least six years and any indemnification agreements will not be amended, repealed or otherwise modified.

      At the time of the merger, AGL will cause the surviving corporation to purchase and maintain in effect “run-off” coverage as provided by our directors’ and officers’ liability insurance policies and by our fiduciary and employee benefit policies, in each case, covering those persons who are covered on the date of the merger agreement by such policies, for a period of six years.

      The surviving corporation will indemnify, to the extent permitted by applicable law, each present and former director and officer of NUI and its subsidiaries against all losses arising out of acts or omissions relating to the transactions contemplated by the merger agreement and to advance, to the fullest extent permitted under applicable law, expenses related thereto to such directors and officers of NUI. In the event that the surviving corporation in the merger consolidates or merges with another person and is not the surviving entity, or transfers all or substantially all of its assets to another person, AGL has agreed to make proper provisions so that the successors and assigns of the surviving corporation will assume the obligations described above.

REGULATORY MATTERS

      Several regulatory approvals are required in order for the merger to close. In the merger agreement, NUI and AGL have agreed to use all commercially reasonable efforts to obtain the regulatory approvals necessary or advisable to complete the merger, and NUI and AGL currently believe that the necessary approvals can be obtained in sufficient time to allow the merger to be completed between December 2004 and March 2005. NUI and AGL each have the right to terminate the merger agreement if the merger has not occurred prior to April 13, 2005 (subject to an extension period of 90 days in certain circumstances). As of the date of this proxy statement, none of the required regulatory approvals have been obtained. It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. For additional information regarding these regulatory approvals and their impact on the parties’ obligations to consummate the merger, see “The Merger Agreement — Conditions to the Merger.”

Public Utility Holding Company Act of 1935

      As a result of the merger, AGL will hold all of NUI’s common stock. Under the Public Utility Holding Company Act of 1935, AGL must obtain the approval of the SEC before acquiring the common stock of NUI and consummation of the merger is conditioned upon the receipt of SEC approval. AGL and Cougar have filed with the SEC an application requesting SEC approval to acquire NUI’s common stock.

Hart-Scott-Rodino Antitrust Improvements Act of 1976

      Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. NUI and AGL filed notification reports with the Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on August 5, 2004. On September 8, 2004, we were advised that the merger had received clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

Federal Communications Commission

      The Federal Communications Commission must approve the transfer of control of telecommunications permits or licenses. The Communications Act of 1934 prohibits the transfer, assignment or disposal in any manner of any license, or any rights thereunder, to any person without authorization from the Federal Communications Commission. Under the Communications Act, the Federal Communications Commission will approve a transfer of control if it serves the public convenience, interest and necessity. We will seek the necessary approval from the Federal Communications Commission for the transfer of control of licenses held by NUI.

State Approvals and Related Matters

      In order to complete the merger, the approvals of the following state public utility regulatory commissions are required: New Jersey, Maryland and Virginia and the respective commissions are the NJBPU, the Maryland Public Service Commission and the Virginia State Corporation Commission. The NJBPU is

required to evaluate the impact of the merger in four areas: competition, the rates of ratepayers affected by the merger, the employees of the affected public utility and the provision of safe and adequate utility service at just and reasonable rates. Filings for such approval from the NJBPU were made on July 30, 2004. The Maryland Public Service Commission must find that the merger is consistent with the public interest and public convenience and necessity. We filed for approval with the Maryland Public Service Commission on August 20, 2004. The approval of the Virginia State Corporation Commission must be based on a finding that “adequate service to the public at just and reasonable rates will not be impaired or jeopardized” by the merger. Filings for such approval with the Virginia State Corporation Commission were made on August 10, 2004. In Florida, within ten days of the consummation of the merger, AGL is required to file a notice with the Florida Public Service Commission stating that the tariffs then charged by City Gas Company of Florida will continue to remain in effect.

      The merger agreement also provides that, as a condition to AGL’s obligation to complete the merger, the final approvals from the applicable regulatory bodies must include certain terms mutually agreed to by NUI and AGL in connection with the execution of the merger agreement, except to the extent that the failure to include any such agreed upon terms in the final approvals, or the inclusion of other terms and conditions in the final approvals, would not reasonably be expected to have a material adverse effect, individually or in the aggregate and after taking into account the impact, if any, of the exclusion of any of such agreed upon terms from the final approvals, on any of NUI, NUI Utilities or AGL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a general description of the principal United States federal income tax consequences to our shareholders of the receipt of cash in exchange for shares of NUI common stock pursuant to the merger. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including:

•	financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	persons that received our stock as compensation for the performance of services;

•	persons that will hold our stock as part of a “hedging” or “conversion” transaction or as a position in a “straddle” for United States federal income tax purposes;

•	persons that acquired their shares of NUI common stock through the exercise of employee stock options or other compensation arrangements or NUI’s Employee Stock Purchase Plan;

•	persons that have a “functional currency” other than the United States dollar; or

•	holders that are not U.S. Holders (as defined below).

      In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a NUI shareholder.

      This description is based on the Internal Revenue Code of 1986, as amended, existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

      For purposes of this description, a “U.S. Holder” is a beneficial owner of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a partnership or corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if such trust validly elects to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

      If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to its tax consequences.

      The receipt of cash by a stockholder, pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Accordingly, a stockholder will recognize gain or loss on the sale or exchange of NUI common stock equal to the difference between the amount of cash received in the merger and your adjusted tax basis in NUI common stock converted to cash in the merger. Such gain or loss will be capital gain or loss. If you are a non-corporate stockholder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if your holding period for such common stock exceeds one year. The deductibility of capital losses is subject to limitations.

      Under the United States backup withholding tax rules, cash payments made to a stockholder pursuant to the merger will be subject to US federal backup withholding tax at a rate of 28% unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding tax rules. Each NUI stockholder and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the Form W-9 (or substitute Form W-9) that each NUI stockholder will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner. In addition, payments paid to a stockholder pursuant to the merger generally will be subject to information reporting.

      The above description is not intended to constitute a complete analysis of all tax consequences relating to the merger. You should consult your own tax advisor concerning the tax consequences of your particular situation.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated by reference into this proxy statement.

Form of the Merger

      If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, AGL Sub, a wholly-owned subsidiary of AGL created solely for the purpose of giving effect to the merger, will merge with and into NUI. NUI will be the surviving corporation in the merger and will continue its corporate existence in accordance with the laws of the State of New Jersey.

Effective Time

      The merger agreement provides that we will complete the merger no later than the third business day after the last of the conditions in the merger agreement have been fulfilled or waived or on such date as NUI and AGL may agree. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. Although we expect to complete the merger between December 2004 and March 2005, we cannot specify when, or assure you that, NUI and AGL will satisfy or waive all conditions to the merger. NUI and AGL each have the right to terminate the merger agreement if the merger has not occurred prior to April 13, 2005 (subject to an extension period of 90 days in certain circumstances).

Shareholder Meeting

      We agreed to call and convene a shareholder meeting to consider and vote upon the merger agreement and the merger.

Certificate of Incorporation and By-Laws

      Our amended and restated certificate of incorporation, as in effect prior to the merger, will be the certificate of incorporation of the surviving corporation and our amended and restated by-laws, as in effect prior to the merger, will be the by-laws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

      Our officers prior to the merger, together with such other persons named by AGL, will be the officers of the surviving corporation following the merger. The directors of AGL Sub immediately prior to the merger will be the directors of the surviving corporation following the merger.

Consideration to be Received in the Merger

      Upon completion of the merger, each share of NUI common stock issued and outstanding immediately prior to the effective time of the merger will cease to be outstanding and will be cancelled and all rights thereto will cease to exist and will be converted into the right to receive cash in the amount of $13.70, without interest. All shares of NUI common stock that AGL, AGL Sub, NUI or their respective subsidiaries own will be canceled upon completion of the merger and no payment will be made for such shares.

Payment Procedures

      Prior to the effective time of the merger, AGL will appoint a paying agent that will make payment of the merger consideration in exchange for certificates representing shares of NUI common stock. AGL will deposit or cause AGL Sub to deposit sufficient cash with the paying agent at the effective time of the merger in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, the paying agent will mail to each holder of a certificate representing shares of NUI common stock a notice and letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent. The paying agent will pay the merger consideration to our shareholders promptly following the paying agent’s receipt of the stock certificates and properly completed transmittal documents.

      If you hold your shares of NUI common stock in book-entry form — that is, without a stock certificate — you will be notified promptly after the effective time of the merger explaining how and when the merger consideration will be paid to you.

      Any certificates representing shares of NUI common stock not surrendered within one year of the effective date may be surrendered to the surviving corporation in exchange for the merger consideration.

      You should not send your NUI stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your NUI stock certificates with the enclosed proxy.

      If any of your NUI stock certificates have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and post a bond in an amount that AGL or the surviving corporation deems sufficient to protect AGL and the surviving corporation against claims related to your lost, stolen or destroyed stock certificates.

Treatment of Stock Options and Stock Outstanding Under NUI Benefit Plans

      Each outstanding stock option and other right to purchase shares granted under any of our stock option or stock-based compensation plans, will become 100% vested and exercisable and will entitle each holder thereof, in cancellation and settlement therefor, to a cash payment, at the effective time of the merger, equal to the excess of $13.70 over the exercise price of the option for each share of common stock subject to such option. However, because all of the exercise prices for outstanding stock options and other rights to purchase shares of NUI common stock that have been granted pursuant to our stock option plans is above $13.70 per share, no payments will be made in respect of any such options and other rights.

      At the effective time of the merger, each outstanding participant account balance under the NUI Corporation Deferred Compensation Plan that is denominated in shares will be converted into a right to receive a cash payment equal to $13.70 for each share subject to such account. At the effective time of the merger, each outstanding deferred restricted stock credit under the NUI Corporation 1996 Stock Option, Stock Award and Incentive Plan will be converted into a right to receive a cash payment equal to the $13.70 for each share subject to such deferred stock credit.

      Immediately prior to the effective time of the merger, each share in the form of restricted stock outstanding will become, subject to applicable securities laws, fully and immediately transferable and the restrictions thereon shall lapse.

      At the effective time of the merger, shares of common stock held in an account under the NUI Corporation Savings and Investment Plan will be converted into a right to receive a cash payment equal to $13.70 for each share subject to such account.

Representations and Warranties

      The merger agreement contains customary representations and warranties with respect to NUI and its subsidiaries regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	capitalization;

•	requisite corporate power and authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	absence of undisclosed brokers’ fees;

•	accuracy of information contained in this proxy statement and in other filings made by us with the SEC in connection with the merger and the compliance of our filings with the SEC with applicable federal securities law requirements, including the rules of the SEC promulgated thereunder, and, with respect to financial statements contained therein, conformity with generally accepted accounting principles;

•	maintenance of systems of internal accounting controls;

•	undisclosed liabilities;

•	accuracy and compliance as to form with applicable securities law requirements of this proxy statement;

•	compliance with law;

•	litigation matters;

•	absence of changes or events that would have a material adverse effect;

•	tax matters;

•	intellectual property;

•	material contracts;

•	employee benefits and labor matters;

•	environmental matters;

•	our board’s recommendation of the merger agreement;

•	our rights agreement and actions taken by us to ensure that the merger will not result in the ability of any person to exercise any rights under the rights agreement;

•	non-ownership of AGL stock;

•	regulatory matters;

•	inapplicability of state takeover statutes; and

•	receipt of the opinions of our financial advisors.

      In addition, AGL and AGL Sub made representations and warranties regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	requisite corporate power and authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required regulatory filings and consents;

•	accuracy of information supplied for inclusion in this proxy statement;

•	absence of undisclosed brokers’ fees;

•	availability of funds necessary for the merger, including the merger consideration;

•	AGL Sub’s operations;

•	litigation; and

•	non-ownership of NUI stock;

Covenants Relating to the Conduct of Our Business

      From the date of the merger agreement through the earlier of the effective date of the merger or the date the merger agreement is terminated, we have agreed (and have agreed to cause our subsidiaries) to conduct our business and operate our properties in all material respects in the ordinary course of business consistent with past practices, to use commercially reasonable efforts to preserve intact our business organization and maintain satisfactory relationships with persons with whom we have a significant business relationship, to keep available the services of our present key officers and employees as a group, maintain existing insurance coverage, maintain all existing government permits and ensure that the merger will not result in the grant of any material right to any person under any material contract. We have also agreed to (A) request as soon as practicable following the date of the merger agreement a written estimate of our maximum withdrawal liability with respect to all multiemployer plans as of such date, to be delivered to AGL as soon as practicable following the receipt thereof; and (B) cooperate fully with the State of New Jersey as required by, and comply in all material respects with the provisions of, the settlement order of the New Jersey Attorney General.

      During the same period, we have also agreed that we will not, among other things, do any of the following without the prior written consent of AGL (not to be unreasonably withheld, conditioned or delayed) or except as disclosed to AGL prior to executing the merger agreement:

•	make any change in or amendment to our certificate of incorporation or by-laws;

•	issue or sell any shares of capital stock or any other ownership interests or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests;

•	declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of our capital stock or our other securities except for the acquisition of shares from holders of options in full or partial payment of the exercise price payable by such holders upon exercise of options;

•	make or incur capital expenditures in each of our fiscal year 2004 and fiscal year 2005 that, individually or in the aggregate, are more than 110% of our aggregate capital expenditures budgeted for such fiscal years;

•	acquire, make any investment in, or make any capital contributions to, any person or entity other than in the ordinary course of business;

•	sell, lease, share or otherwise dispose of any of our properties or assets that are material to our business;

•	other than as necessary to arrange for: (A) bridge facilities, (B) extending NUI’s and NUI Utilities’ existing credit facilities or (C) financing the repayment of the medium term notes, enter into, modify (in any material way) or terminate any material contract;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, make any loans or advances to any other person or entity that, in each case, has a value greater than $1,000,000;

•	grant or agree to grant to any officer or employee of NUI any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, indemnification, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing benefit plans, other than routine annual salary and wage increases for employees not subject to collective bargaining agreement and that are made in the ordinary course of business and do not exceed 5% of the annualized gross compensation costs for all such employees;

•	(A) make or rescind any express or deemed material election relating to taxes, (B) make a request for a tax ruling or enter into a closing agreement, in each case, that could materially affect us, (C) settle or compromise any tax claim or other controversy relating to taxes, to the extent the amount of such settlement is equal to or greater than $100,000, (D) except as otherwise mandated by applicable law, file any amendments to any previously filed tax returns that could materially affect the taxes of AGL or the surviving corporation or surrender any right to claim a material amount of refund of any taxes, (E) change any of its methods of reporting income or deductions for tax purposes in a material manner from those employed in the preparation of the most recently filed tax return that has been previously delivered to AGL, except as required by law, (F) file any tax return in a manner that could be materially inconsistent with past custom and practice, except as may be required by applicable law;

•	(A) waive any rights of substantial value or (B) cancel or forgive any material indebtedness for borrowed money owed to us;

•	make any change in our methods, principles and practices of accounting;

•	enter into any agreement that materially restrains, limits or impedes our ability to compete with or conduct any business or line of business or take any action (or fail to take any action necessary) that violates any order or regulation of any governmental entity governing the company’s or its subsidiaries’ operations and obligations to provide safe and reliable service to customers;

•	commence construction of any additional gas transmission, gas delivery or gas storage capacity or obligate ourselves to purchase or otherwise acquire any additional transmission, delivery or storage facilities;

•	amend, modify or waive any provision of any confidentiality or standstill agreement to which we are a party relating to the acquisition of our securities or assets except as permitted under the agreement prior to the time the our shareholders have voted to approve the merger;

•	amend, modify or waive any provision of the rights agreement except as permitted under the merger agreement prior to the time our shareholders have voted to approve the merger; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Mutual Covenants of AGL and NUI

      We and AGL have agreed to:

•	use commercially reasonable efforts to take all actions necessary, proper or advisable under applicable law and the merger agreement to consummate the merger as soon as reasonably practicable;

•	make any required filings, including under the Hart-Scott-Rodino Act;

•	cooperate with each other in development and distribution any press releases or making any public announcements with respect to the merger agreement and the merger;

•	create a special transaction steering team;

•	promptly notify each other of any notice from a third party alleging that such person’s consent is required in connection with the merger, any material notice from a governmental authority in connection with the merger or any actions or suits that relate to the merger that are commenced after the date of the merger agreement;

•	promptly notify each other of any pending or threatened claim against either party; and

•	promptly notify each other of a material breach of a representation or warranty, the occurrence of a material adverse effect or other material non-compliance.

No Solicitation

      The merger agreement provides that we will not, will cause our subsidiaries not to, and will take commercially reasonable efforts to prevent any director, officer, or key employee or any attorney, accountant or investment banker, retained by us or any of our subsidiaries from:

•	continuing any existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any “acquisition proposal” (as described below);

•	directly or indirectly initiating, soliciting or encouraging the making of any acquisition proposal; or

•	directly or indirectly engaging in any negotiations concerning, or providing any confidential information or data to, or having any discussions with, any person relating to an acquisition proposal.

      However, until such time as the NUI shareholders approve the merger agreement, we may provide information to and negotiate with a third party if:

•	we receive a bona fide unsolicited written acquisition proposal;

•	the bidder has executed a customary confidentiality agreement containing terms no more favorable to the bidder than those terms contained in the confidentiality agreement with AGL;

•	our board determines in good faith after consultation with its legal advisors that the action is necessary in order for our board to comply with their fiduciary duties under applicable law; and

•	our board determines in good faith, after consultation with its financial advisors, that it is reasonably likely that the acquisition proposal will result in a “superior proposal” (as described below).

      Our board is permitted to recommend an acquisition proposal if:

•	we satisfy the first three bullet points in the above paragraph;

•	our board determines in good faith that the acquisition proposal constitutes a superior proposal; and

•	we have provided at least five business days advance written notice to AGL that we intend to recommend the acquisition proposal and our board continues to believe, after taking into account any revised proposal made by AGL, that the acquisition proposal remains a superior proposal.

      We also have agreed to promptly notify AGL of any acquisition proposal or inquiry and to promptly notify AGL of any material amendments or revisions to the acquisition proposal and to make available to AGL the same information being furnished to any other bidder.

      An “acquisition proposal” means any inquiry, offer or proposal, from any person to acquire, in a single transaction or series of transactions, by merger, tender offer, exchange offer, stock acquisition, share exchange, asset acquisition, consolidation, liquidation, business combination or otherwise, directly or indirectly: (i) 15% or more of the shares or any other class of equity securities of NUI; (ii) 15% or more of any class of equity securities of one or more of NUI’s subsidiaries which in the aggregate constitutes 15% or more of the net revenues, net income or assets of NUI and its subsidiaries, taken as a whole, or (iii) assets of NUI and/or one or more of its subsidiaries which in the aggregate constitute 15% or more of the net revenues, net income or assets of NUI and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

      A “superior proposal” means an acquisition proposal on terms which our board, after consultation with our outside legal counsel and independent financial advisors of nationally recognized reputation, determines in good faith to be (x) reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, and (y) more favorable to our shareholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement.

Indemnification and Insurance

      In the merger agreement, AGL has agreed that all rights to indemnification now existing in favor of current and former directors and officers of NUI and its subsidiaries as provided in their respective organizational documents and certain indemnification agreements will continue in full force and effect in accordance with applicable law for a period of at least six years and any indemnification agreements will not be amended, repealed or otherwise modified.

      At the time of the merger, AGL will cause the surviving corporation to purchase and maintain in effect “run-off” coverage as provided by our directors’ and officers’ liability insurance policies and by our fiduciary and employee benefit policies, in each case, covering those persons who are covered on the date of the merger agreement by such policies, for a period of six years.

      The surviving corporation will indemnify, to the extent permitted by applicable law, each present and former director and officer of NUI and its subsidiaries with respect to all acts or omissions arising out of such person’s services as an officer and/or director of NUI occurring prior to the effective time of the merger, including acts or omissions relating to the transactions contemplated by the merger agreement and to advance, to the fullest extent permitted under applicable law, expenses related thereto to such directors and officers of NUI. In the event that the surviving corporation in the merger consolidates or merges with another person and is not the surviving entity, or transfers all or substantially all of its assets to another person, AGL has agreed to make proper provisions so that the successors and assigns of the surviving corporation will assume the obligations described above.

Employee Matters

      For one year after the effective time of the merger, AGL has agreed to provide to all our current and former employees a salary or wage level and bonus opportunity at least equal to what they were entitled to immediately before the effective date of the merger and benefits, perquisites and other terms and conditions of employment that, taken as a whole, are substantially equivalent to the benefits, perquisites and conditions of employment that they were entitled to receive immediately before the effective date of the merger. AGL may terminate the employment of any of our employees subject to the payment and satisfaction of severance benefits and other applicable entitlements. For one year after the effective date of the merger, AGL will keep in effect severance and retention plans, practices and policies applicable to our employees on the date of the merger agreement that are not less favorable than such plans, practices and policies in effect immediately prior to the effective date of the merger. AGL will ensure that all of our employees who were notified of their target bonus opportunity for the current fiscal year will be eligible to receive bonuses at least equal to the bonuses such employees would have received under our applicable bonus programs, subject to the attainment of financial performance criteria and goals substantially similar to our current bonus program. Following the merger, AGL will ensure that our deferred compensation agreements are not amended or terminated in any manner that would adversely affect any participant.

      AGL will ensure that no limitation as to pre-existing conditions, evidence of insurability or good health, waiting periods or other limitations or restrictions are placed on coverage of our employees. AGL will provide that any costs or expenses that our employees incur up to and including the time of the merger shall be taken into account when satisfying the applicable deductible, co-payment, co-insurance, maximum out-of-pocket provisions and other like adjustments or limitations on coverage. With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, AGL will grant all of our employees credit for all of their service with us prior to the effective time of the merger for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, early retirement subsidies and severance to the extent similarly situated AGL employees receive such credit.

Conditions to the Merger

      Our and AGL’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our shareholders’ approval of the merger agreement;

•	expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Act;

•	receipt of all required approvals, consents or orders of applicable regulatory agencies and such approvals, consents or orders will have become final and not reversed or set aside (but without any requirement for the expiration of any applicable rehearing or appeal periods); and

•	the absence of any applicable law or any judgment, temporary restraining order, injunction or other legal restraint prohibiting consummation of the merger.

      In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of AGL and AGL Sub in the merger agreement being true and correct (disregarding all qualifications or exceptions relating to materiality or material adverse effect), except where the failure to be true and correct would not individually or in the aggregate reasonably be expected to have a material adverse effect on AGL;

•	AGL and AGL Sub having performed all of their respective obligations under the merger agreement through the effective date of the merger in all material respects; and

•	our receipt of a certificate from each AGL and AGL Sub executed by their respective chief executive and chief financial officers as to the satisfaction of the above two bullet points.

      In addition, the obligation of AGL and AGL Sub to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	NUI having performed its obligations under the merger agreement through the effective date of the merger in all material respects;

•	the representations and warranties of NUI in the merger agreement being true and correct (disregarding qualifications or exceptions relating to materiality or material adverse effect), except where the failure to be true and correct would not have or reasonably be expected to have a material adverse effect on NUI and its subsidiaries taken as a whole;

•	AGL’s receipt of a certificate, executed by our chief executive and chief financial officers, as to the satisfaction of the above two bullet points;

•	neither NUI nor any of its subsidiaries having been indicted or criminally charged for a felony criminal offense by any governmental entity (other than NUI and NUI Energy Brokers with respect to the matters in the NJAG Settlement as of the date of the merger agreement) relating to the matters that are the subject of the NJBPU settlement order (including the stipulation agreement referred to therein), the NJAG Settlement or the Stier Anderson Report and neither NUI nor any of its subsidiaries having received any notice of non-compliance in any material respect with the NJAG Settlement and there having been no revocation of or material changes to the terms of the NJAG Settlement;

•	neither NUI nor any of its subsidiaries are the subject of an active investigation by a governmental entity relating to the matters that are the subject of the NJBPU settlement order (including the stipulation agreement referred to therein), the NJAG Settlement or the Steir Anderson Report, which investigation(s), individually or in the aggregate, would reasonably be expected to have, or result in, a material adverse effect on NUI and its subsidiaries taken as a whole or NUI Utilities;

•	the absence of any material adverse effect on NUI and its subsidiaries taken as a whole or any event, change, effect or development that would, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on NUI and its subsidiaries taken as a whole;

•	receipt of all required consents from the applicable governmental entities for the merger and such consents will have become final and not reversed or set aside, and such consents may not impose terms or conditions that would have, or would be reasonably likely to have, a material adverse effect on NUI and its subsidiaries taken as a whole or AGL; and

•	“acceptable orders” being obtained from applicable regulatory bodies.

      An “acceptable order” means final approvals from the applicable regulatory bodies that include certain terms mutually agreed to by NUI and AGL in connection with the execution of the merger agreement, except to the extent that the failure to include any such agreed upon terms in the final approvals, or the inclusion of other terms and conditions in the final approvals, would not reasonably be expected to have a material adverse effect, individually or in the aggregate and after taking into account the impact, if any, of the exclusion of any of such agreed upon terms from the final approvals, on any of NUI, NUI Utilities or AGL.

Termination, Amendment and Waiver

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our shareholders):

•	by the mutual written consent of AGL and NUI;

•	by AGL or NUI, if:

•	the merger has not occurred on or prior to April 13, 2005 (subject to an extension period of 90 days if all required consents have not been obtained by such date, so long as all other conditions to the merger have been satisfied and such required consents are being pursued with diligence) (such date, as may be extended, the “Termination Date”), provided that this right to terminate will not be available to any party whose breach of the merger agreement resulted in the failure of the merger to occur by April 13, 2005;

•	our shareholder approval was not obtained at a duly held meeting or at any adjournment or postponement of the meeting;

•	any governmental authority with jurisdiction issues a final, nonappealable order or takes any other final, nonappealable action permanently prohibiting the consummation of the merger;

•	if any condition to the obligation of either NUI or AGL to consummate the merger becomes incapable of satisfaction prior to the Termination Date other than because of a material breach of the merger agreement by the party seeking termination;

•	by NUI:

•	if there has been a breach of any representation, warranty, covenant or agreement by AGL that would or would reasonably be expected to result in a material adverse effect and which is not cured within 20 calendar days after written notice of the breach is given to AGL; or

•	in order to enter into an agreement with respect to a superior proposal if NUI has complied with its obligations, as they pertain to such superior proposal and if NUI has paid the termination fees and expenses described below;

•	by AGL, if:

•	there has been a breach of any representation, warranty, covenant or agreement by NUI that would or would reasonably be expected to result in a material adverse effect and which is not cured within 20 calendar days after written notice of the breach is given to us;

•	our board withdraws, qualifies or modifies, in a manner adverse to AGL, its recommendation that our shareholders vote to approve the merger;

•	our board approves or recommends any other acquisition proposal;

•	a payment default or event of acceleration occurs under any indebtedness of NUI or NUI Utilities in excess of $1.0 million; or

•	NUI and NUI Utilities have not extended their existing credit facilities or do not have in place additional bridge facilities by September 30, 2004.

      On July 14, 2004, NUI and NUI Utilities received a commitment from an affiliate of Credit Suisse First Boston for the bridge facilities described above, subject to various conditions, including the extension of the existing credit facilities of NUI and NUI Utilities to November 21, 2005 and the amendment of the terms of such facilities to allow for such bridge facilities.

Termination Fees

      The merger agreement obligates us to pay a fee in cash to AGL equal to $7.5 million if:

•	we terminate the merger agreement to enter into a superior proposal;

•	AGL terminates the merger agreement because:

•	our board withdraws, qualifies or modifies, in a manner adverse to AGL, its recommendation that our shareholders vote to approve the merger;

•	our board approves or recommends any other acquisition proposal; or

•	we resolve to take any action specified in the above two bullet points;

•	any person has made an acquisition proposal that has not been withdrawn and if a definitive agreement with respect to such acquisition proposal is executed within 12 months after the merger agreement is terminated:

•	by AGL or NUI because our shareholder approval is not obtained at a duly held meeting or at any adjournment or postponement of the meeting;

•	by AGL or NUI because the effective date of the merger has not occurred by April 13, 2005 (subject to an extension period of 90 days in certain circumstances); or

•	by AGL, if there exists any material breaches of our representations and warranties or covenants.

Expenses

      Except for expenses relating to Hart-Scott-Rodino filings, which we will share with AGL equally, all costs and expenses incurred in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses.

Amendment

      The parties may amend the merger agreement at any time before or after any approval of the merger agreement by our shareholders, but, after the shareholder approval is obtained, the parties may not amend, without the approval of our shareholders, the merger agreement in a manner that decreases the merger price or which adversely affects the rights of our shareholders.

DISSENTERS’ RIGHTS OF APPRAISAL

      An appraisal right is the right to dissent from the merger and obtain payment of an appraised value for your shares in place of the cash consideration payable in the merger. Under the New Jersey Business Corporation Act, because NUI is listed on a national securities exchange and because you will receive cash in exchange for your shares, you will have no statutory dissenters’ rights of appraisal.

MARKET PRICE AND DIVIDEND DATA

      Shares of NUI common stock trade on the New York Stock Exchange under the symbol “NUI.” The table below shows, for the periods indicated, the high and low sale prices for shares of NUI common stock as reported by the New York Stock Exchange.

NUI Common Stock

	High	Low

Year ended September 30, 2004
First Quarter	17.29	14.94
Second Quarter	17.88	15.69
Third Quarter	17.12	12.38
Fourth Quarter (through September 7)	14.68	12.15

Year ended September 30, 2003
First Quarter	$22.25	$9.65
Second Quarter	17.40	13.13
Third Quarter	17.17	13.20
Fourth Quarter	17.40	14.60

Year ended September 30, 2002
First Quarter	$24.40	$20.18
Second Quarter	25.00	21.35
Third Quarter	27.50	24.24
Fourth Quarter	27.45	15.87

      The following table sets forth the closing sales prices per share of NUI common stock, as reported on the New York Stock Exchange on July 14, 2004, the last full trading day before the public announcement of the proposed merger, and on September 7, 2004, the last full trading day before the finalization of this proxy statement:

NUI Common Stock

July 14, 2004	12.51
September 7, 2004	13.37

      If the merger is consummated, NUI common stock will be delisted from the New York Stock Exchange, and there will be no further public market for shares of NUI common stock and each share of NUI common stock will be converted into the right to receive $13.70 in cash, without interest.

Dividends

      Under the merger agreement, NUI is prohibited from declaring or paying any dividends or other distributions in respect of any shares of its capital stock. The quarterly cash dividends paid per share of NUI common stock for the two years ended September 30, 2003, were as follows:

Quarterly

Cash Dividend

Year ended September 30, 2004
First Quarter	$0.245
Second Quarter	$0.130
Third Quarter	$0.0

Year ended September 30, 2003
First Quarter	$0.245
Second Quarter	0.245
Third Quarter	0.245
Fourth Quarter	0.245

Year ended September 30, 2002
First Quarter	$0.245
Second Quarter	0.245
Third Quarter	0.245
Fourth Quarter	0.245

DESCRIPTION OF NUI CORPORATION

      NUI Corporation is an energy company that is primarily engaged in the sale and distribution of natural gas through its local utility companies. NUI’s local utility operations are carried out by NUI’s wholly-owned subsidiary, NUI Utilities Inc., and a subsidiary of Virginia Gas Company (VGC), and serve approximately 371,000 customers in four states along the eastern seaboard of the United States. NUI Utilities is comprised of Elizabethtown Gas Company (New Jersey), City Gas Company of Florida, and Elkton Gas (Maryland). VGC is also engaged in other activities, such as pipeline operation and natural gas storage. NUI’s non-regulated businesses are carried out by NUI Capital Corp. and its subsidiaries. As of April 1, 2004, our only remaining non-regulated subsidiaries with substantial continuing operations are Utility Business Services, Inc. (UBS), a billing and customer information systems and services subsidiary, and NUI Service Inc., our appliance service business in Florida. NUI’s other non-regulated subsidiaries have either been sold or are winding down their operations; these subsidiaries include: NUI Environmental, Inc., an environmental project development subsidiary sold in September 2003; NUI Telecom, Inc., a telecommunications services subsidiary sold in December 2003; NUI Energy, Inc., an energy retailer; NUI Energy Brokers, Inc., a wholesale energy trading and portfolio management subsidiary; OAS Group, Inc. (OAS), the company’s digital mapping operation, which prior to September 30, 2003, was part of UBS; and TIC Enterprises, LLC (TIC), a sales outsourcing subsidiary which sold wireless and network telephone services. NUI’s wholly-owned subsidiary, NUI Saltville Storage, Inc., is a fifty-percent member of Saltville Gas Storage Company, LLC (SSLLC). SSLLC is a joint venture with a unit of Duke Energy that is developing a natural gas storage facility in Saltville, Virginia.

      During fiscal 2003, the company discontinued the operations of NUI Energy and TIC. During January 2004, NUI began to wind down the trading operations of NUI Energy Brokers and discontinued trading operations altogether at NUI Energy Brokers in March 2004. NUI Energy Brokers continues to manage its prior contractual obligations under a long-term sales agreement in addition to two long-term gas storage and transportation agreements. Effective April 1, 2004, OAS has subcontracted all of its existing services to a third party engineering firm. OAS has notified its customers that upon expiration of their current contracts, their relationship with OAS will terminate. Shares of common stock of NUI are listed on the New York Stock Exchange (ticker symbol: NUI).

DESCRIPTION OF AGL RESOURCES INC.

      AGL Resources Inc. is an energy services holding company headquartered in Atlanta, Georgia, whose principal business is the distribution of natural gas in Georgia, Virginia and Tennessee. Employing approximately 2,150 employees, AGL conducts substantially all of its operations through its subsidiaries or affiliated companies, which it manages as three operating segments and one nonoperating segment. The three operating segments are as follows: 1) distribution operations, which include three utilities that together serve approximately 1.8 million end-use customers, of which approximately 83% are located in Georgia, 14% are located in Virginia and 3% are located in Tennessee; 2) wholesale services, which include AGL’s nonutility business engaged in natural gas asset management and optimization, producer services and wholesale marketing, and risk management activities; and 3) energy investments, which include AGL’s nonutility businesses engaged in retail natural gas and propane marketing and operating telecommunications conduit and fiber infrastructure within select metropolitan areas. The one nonoperating segment is corporate, which includes intercompany eliminations. AGL’s overall business strategy is to operate and grow its gas distribution operations efficiently and effectively, optimize returns on its assets, and selectively grow its portfolio of closely related businesses while remaining focused on risk management and earnings visibility. Shares of common stock of AGL are listed on the New York Stock Exchange (ticker symbol: ATG).

DESCRIPTION OF COUGAR CORPORATION

      Cougar Corporation is a wholly-owned subsidiary of AGL organized under the laws of New Jersey. It was incorporated on July 14, 2004 solely for purposes of the merger and is engaged in no other business.

PROPOSAL NUMBER TWO:

ELECTION OF DIRECTORS

      Our certificate of incorporation and by-laws provide that the board of directors will contain eight to twenty-five members. The board currently has eight members and filled vacancies created by the resignations of two directors with the appointment of Craig G. Matthews and Robert P. Kenney, each of whom will serve until the Annual Meeting of Shareholders. Our by-laws provide for the division of the board into three classes, with the directors in each class serving three-year terms. Approximately one-third of the board of directors is elected each year. Pursuant to board policy, no individual may be elected a director after having attained his or her seventy-second birthday, although directors who reach the age of 72 during a term may continue to serve until the expiration of the term. Mr. Kean will be retiring from the board at the annual meeting.

      The persons named as proxies intend to vote in favor of Robert P. Kenney, Dr. Bernard S. Lee, Craig G. Matthews and Steven D. Overly for the position of director of NUI for a three-year term expiring either at the 2007 Annual Meeting of Shareholders or until a successor is elected and will qualify. If the merger is approved, the directors will hold office until the merger is completed. Dr. Lee was elected last to the board at the 2001 Annual Meeting of Shareholders.

      While it is anticipated that the nominee will be able to serve, if any nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee whom the board of directors designates to fill the vacancy. Our by-laws provide that specific advance notification and information requirements must be satisfied in order for a shareholder to nominate an individual for election to the board. No such nominations have been made.

      To date, our board has held a total of 19 meetings since the beginning of fiscal 2004 and no member of our board of directors has attended less than 80% of the board meetings.

Nominees for Election

      Information concerning the age, current term, committee memberships, the period served as a director and business experience of each director nominee is set forth below:

Robert P. Kenney, age 70

Member of the Audit Committee

      Mr. Kenney has served as a director of NUI since February 2004. He served on the Elizabethtown Gas Company Advisory Board and held a number of key positions within Elizabethtown Gas Company prior to his serving as its President and Chief Executive Officer for five years. Upon his retirement from Elizabethtown Gas Company in 1996, he served on the NUI Utilities board of directors. He served on the Executive Committee and as past Chairman of the Union County Economic Development Corporation, the Advisory Board of the Occupational Center of Union County and the board of directors of Meridian Bank NJ. His past offices include Trustee for the Institute of Gas Technology (IGT) and Chairman of a variety of utility industry-related organizations.

Dr. Bernard S. Lee, age 69

Current term expires in 2004
Chairman of the Compensation Committee; Member of the Audit, Nominating and Governance and Special Committees

      Dr. Lee has served as a director of NUI since 1992. He served as President of IGT and as Chairman of M-C Power Corp., a majority-owned subsidiary of IGT, from 1997 until his retirement in 1999. From 1978 to 1999, he served as President and Chief Executive Officer of IGT. Dr. Lee is also a director of Peerless Mfg. Co. and National Fuel Gas Company.

Craig G. Matthews, age 61

President and Chief Executive Officer
Member of the Investment Committee (ex-officio)

      Mr. Matthews was elected President and Chief Executive Officer and has served as a director of NUI since February 1, 2004. From 1965 until his retirement on March 1, 2002, Mr. Matthews was employed by KeySpan Corporation (previously Brooklyn Union Gas Co.), where he held various positions, including Executive Vice President, Chief Financial Officer and President. He served as Vice Chairman and Chief Operating Officer at the time of his retirement. Mr. Matthews is a member of the board of Amerada Hess Corporation, Salvation Army of Greater New York (Past Chairman), Brooklyn Philharmonic (Past President), Polytechnic University and is an Advisory Board Member of Republic Financial Corporation and SI Bancorp. Mr. Matthews will become Chairman of NUI Utilities on the date of our annual meeting.

Steven D. Overly, age 46

Vice President, Chief Financial Officer,
General Counsel, Treasurer and Secretary

      Mr. Overly has served as Vice President, General Counsel and Secretary of NUI since February 2004, in June 2004, was appointed Chief Financial Officer and in August 2004 was appointed Treasurer. He served as Senior Vice President, Chief Financial Officer, General Counsel and Secretary of Cirrus Logic, Inc., from 2001 to 2003 and as Senior Vice President, General Counsel and Secretary from 2000 to 2001. From 2000 until present, he has served as the President and Chief Executive Officer of International Wireless Communications, Inc. He also held General Counsel positions at Lockheed Martin Telecommunications, Martin Marietta Astro Space and General Electric Astro Space.

Continuing Board Members

      Information concerning the age, current term, committee memberships, period served as director and business experience of those board members whose current terms of office extend beyond 2004 is set forth below:

Dr. Vera King Farris, age 63

Current term expires in 2005
Member of the Compensation, Investment, Nominating and Governance and Special Committees

      Dr. Farris has served as a director of NUI since 1994. She currently serves as President Emerita and Distinguished Professor of The Richard Stockton College of New Jersey, where she served as President from 1983 to 2003. She serves as a director of Denny’s Corporation, Inc. and is chairman of Denny’s Compensation and Incentive Committee. She also is a member of the boards of numerous educational and civic organizations and is a visiting professor at the University of Pennsylvania.

James J. Forese, age 68

Current term expires in 2006
Chairman of the Board
Chairman of the Audit Committee, Member of the Compensation, Executive, Nominating and Governance and Special Committees

      Mr. Forese has served as a director of NUI since 1978 and was appointed Chairman of the Board on April 1, 2004. From July 2003 until September 2003, he served as a Senior Advisor at Thayer Capital Partners (private equity firm) and since September 2003 has served as Operating Partner and Chief Operating Officer. He served as Chairman of the Board of Directors of IKON Office Solutions Inc. (office equipment and supply systems) from May 2000 until his retirement in February 2003 and as President and Chief Executive Officer from July 1998 until his retirement from such offices in August 2002. From January 1997 through July 1998, he served as Executive Vice President and President, International Operations at IKON Office Solutions. From January 1996 to December 1996, he served as Executive Vice President, Chief Operating Officer and director of Alco Standard Corp. (office equipment and supply systems). From October 1993 through December 1995, he served as General Manager of Customer Financing for International Business Machines

Corporation (“IBM”) and as Chairman of IBM Credit Corporation. Mr. Forese also serves as a director of Spherion Corporation, Anheuser Busch Companies, Inc., IESI Corporation and Suntron Corporation.

J. Russell Hawkins, age 49

Current term expires in 2005
Chairman of the Nominating and Governance Committee; Member of the Audit, Compensation, Executive, Investment and Special Committees

      Mr. Hawkins has served as a director of NUI since 1998. He currently serves as Chief Executive Officer and as a director of InfiniCon Systems (a manufacturer of high performance computing switching systems). From November 2003 to June 2004, he served as Senior Vice President of Carrier Access Corporation, following its acquisition of Paragon Networks, Inc. Previously, he served as President and Chief Executive Officer of Paragon Networks, Inc. (manufacturer of telecommunications products) from September 1996 to November 2003 and as a director from 1998 until 2003. Prior to his service at Paragon Networks, Inc., he served as Managing Director of Lucent Technologies, Inc.

R. Van Whisnand, age 60

Current term expires in 2006
Chairman of the Investment Committee; Member of the Compensation, Executive, Nominating and Governance and Special Committees

      Mr. Whisnand has served as a director of NUI since 1982. He has served as Managing Partner of Osprey Partners Investment Management, LLC (investment management) since September 1998. From March 1995 through August 1998, he served as principal of Fox Asset Management (investment management). Mr. Whisnand also serves as a director of Rumson-Fair Haven Bank.

Retiring Board Member

John Kean, age 74

Former Chairman of the Board and Chairman of the Executive Committee

      Mr. Kean has served as a director of NUI since 1969. He served as Chief Executive Officer of NUI from 1969 until his retirement in April 1995, Chairman of the Board from October 1994 to April 2004 and President from 1969 until October 1994. Mr. Kean served as Chairman and as a board member of the American Gas Association, the industry trade group. He also was the President of International Gas Union, a world-wide federation of technical and scientific gas industries associations, and he continues to serve as a member of the Executive Committee and Council. Mr. Kean will also retire as Chairman of NUI Utilities but he will continue to serve as a director of NUI Utilities.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The board of directors holds meetings almost every month and as necessary from time to time. The board held eleven meetings during fiscal year 2003. During that time, total attendance at board and committee meetings was 95 percent. No member of the board attended fewer than 80 percent of the aggregate of meetings of the board and meetings of Committees on which such member served. The board has Executive, Audit, Investment, Compensation, Nominating and Governance and Special Committees. Information on the Committees of the board is set forth below. Each of our board members then in office attended our last annual meeting.

      Executive Committee. The Executive Committee has the authority (with certain exceptions) to take such actions as the board of directors is authorized to take. The Committee does not hold regularly scheduled meetings, but remains on call. The Committee held one meeting during fiscal year 2003 and to date has not held a meeting during fiscal year 2004. The current members of the Executive Committee are James J. Forese, J. Russell Hawkins, John Kean (Chairman) and R. Van Whisnand.

      Audit Committee. The Audit Committee is responsible for overseeing and monitoring management as it carries out its responsibility over our internal controls and financial reporting process. The Committee also oversees and monitors the independent accountants as they carry out their responsibility for performing an independent audit of our financial statements in accordance with generally accepted auditing standards. Each member of the Committee meets the standards of independence for Audit Committee members established by the New York Stock Exchange. For more information on the role and activities of the Committee, please see “Audit Committee Report” located later in this Proxy Statement. The Committee met thirteen times during fiscal year 2003. The current members of the Audit Committee are James J. Forese (Chairman), J. Russell Hawkins, Bernard S. Lee and Robert Kenney. A copy of the charter of the Audit Committee is attached hereto as Annex D and also is available on our website. To date, the Audit Committee has held a total of 12 meetings since the beginning of fiscal year 2004.

      Investment Committee. The Investment Committee has the responsibility of overseeing the investment of assets held by our retirement plans. The Committee selects investment managers, establishes guidelines under which they operate and reviews their performance. The Committee met four times during fiscal year 2003. The current members of the Investment Committee are Vera King Farris, J. Russell Hawkins, John Kean, R. Van Whisnand (Chairman) and Craig Matthews (ex-officio). To date, the Investment Committee has held a total of five meetings since the beginning of fiscal year 2004.

      Compensation Committee. The Compensation Committee has the responsibility of reviewing and making recommendations to the board of directors regarding the annual salaries and cash bonuses to be paid to the officers of NUI and its subsidiaries; reviewing and making recommendations to the board concerning our executive compensation policies, practices and objectives; administering our equity-based compensations plans, including the NUI Stock Option, Stock Award and Incentive Plan (Incentive Plan); making grants and awards under the Incentive Plan; and establishing vesting and other criteria applicable to any such grants and awards. The Committee met three times in fiscal year 2003. Each member of the Committee meets the standards of independence for Compensation Committee members established by the New York Stock Exchange. For additional information on the role and activities of the Committee, please see “Compensation Committee Report on Executive Compensation” located later in this Proxy Statement. The current members of the Compensation Committee are Vera King Farris, James J. Forese, J. Russell Hawkins, Bernard S. Lee (Chairman) and R. Van Whisnand. A copy of the current charter of the Compensation Committee is available on our website at www.nui.com. To date, the Compensation Committee has held a total of four meetings since the beginning of fiscal year 2004.

      Nominating and Governance Committee. The Nominating and Governance Committee is responsible for reviewing and making recommendations to the board regarding board member qualifications, board composition, board committee composition and board committee duties. The Committee is also responsible for developing and recommending to the board a set of corporate governance guidelines and a code of business conduct and ethics for directors, officers and employees. The Committee is responsible for ensuring that a management succession plan is in place and reviewed at least annually by the board. The Committee establishes and recommends to the board criteria for membership on the board and board committees and is responsible for identifying and recommending nominees to the board for board membership. The Committee will consider director nominations made by shareholders. Any such nominations should be directed to the Secretary of the Company. The Committee conducts an annual evaluation of the performance of the board of directors as well as the Committee itself. In evaluating the performance of the board of directors, the Committee considers director qualifications, including independence requirements, as well as the standards contained in the NUI Corporation Corporate Governance Guidelines, which are available on our website. The Nominating and Governance Committee was formed in July 2002. The Committee is comprised of board members who satisfy the independence requirements of the New York Stock Exchange. The Committee met four times in fiscal year 2003. The current members of the Committee are Vera King Farris, James J. Forese, J. Russell Hawkins (Chairman), Bernard S. Lee and R. Van Whisnand. A copy of the current charter of the Nominating and Governance Committee is available on our website at www.nui.com. To date, the Nominating and Governance Committee has held a total of three meetings since the beginning of fiscal year 2004.

      Special Committee. On September 15, 2003, the board created the Special Committee, composed of independent directors, both in response to concerns raised by the NJBPU in a focused audit (“Audit”) of Elizabethtown Gas Company and to demonstrate our commitment to evaluating, considering and pursuing responses and remedies to the NJBPU’s concerns. The Special Committee was authorized to consider, monitor and pursue solutions to our liquidity situation; to consider, oversee and participate in preparing for strategic alternatives such as sales of assets and debt refinancing; and to oversee discussions with the NJBPU with respect to the Audit. The current members of the Special Committee are Dr. Vera King Farris, James J. Forese (Chairman), J. Russell Hawkins, Dr. Bernard S. Lee and R. Van Whisnand. To date, the Special Committee has held a total of ten meetings since the beginning of fiscal year 2004.

COMPENSATION OF DIRECTORS

      The compensation program for directors is designed to align closely the interests of the directors with the interests of shareholders. Each NUI non-employee director is paid a retainer fee in stock that consists of a deferred grant of shares of common stock. The number of shares of common stock allocated to the accounts of such non-employee directors is determined by dividing the cash value of the annual board retainer (plus the annual Committee Chair retainer, if applicable) by the fair market value of the common stock on the date of the annual reorganization meeting of the board. Currently the cash value of the annual board retainer for non-employee directors is $25,000 and the annual Committee Chair retainer is $4,000. In addition to these shares, non-employee directors are credited on each common stock dividend payment date with the number of additional shares that could have been purchased had their accrued shares been issued and the dividends reinvested. The shares accrued to a director are issued upon the director’s retirement or other termination of the director’s service as a member of the board. As of July 31, 2004, the total deferred grants for non-employee directors provide for the issuance of an aggregate of 57,103 shares of common stock. These shares are issuable as follows: James J. Forese and R. Van Whisnand, 14,312 shares each; Bernard S. Lee, 12,231 shares; Vera King Farris, 10,165 shares; and J. Russell Hawkins, 6,084 shares. In addition to these retainers, non-employee directors are paid $1,000 for attendance at each regular or special meeting of the board of directors and any of the Committees of the board of directors. Pursuant to the terms of the merger agreement, shares issued as retainer fees will be converted into the right to receive the merger consideration if the merger is consummated. In addition, retainer fees are now paid to directors in cash rather than in shares.

      The board’s compensation program also includes the granting of stock options. Each year, at the annual reorganization meeting of the board, all non-employee directors receive a grant of options to purchase 1,000 shares of our common stock. The per share exercise price for the underlying shares is equal to the fair market value of the common stock as of the date of grant. The options become exercisable one year following the date of grant and expire, if unexercised, 10 years following the date of the grant. As of July 31, 2004, the total number of shares subject to outstanding stock options for each eligible board member was 2,000, for an aggregate total of 12,000 shares. The exercise price per share for 1,000 of these options is $24.215 and $14.025 for the additional 1,000 options. Pursuant to the terms of the merger agreement, no additional options may be granted and all outstanding options will become fully vested and converted into the right to receive the merger consideration if the merger is consummated.

      We also have a retirement plan for directors in effect. Upon a change of control, benefits will be payable by us under that retirement plan. To be eligible for retirement benefits under the plan, a director must have served as a director for at least ten years, with a minimum of five years of service as a non-employee of NUI and its subsidiaries. An eligible participant in the plan will be paid, upon retirement and the attainment of age 65, an annual retirement benefit for life equal to the value of the annual board retainer in effect at the time of the director’s retirement. In May 2002, the board of directors terminated the retirement plan for all non-employee directors who become board members after that date. All current non-employee directors, except for Mr. Kenney, are eligible for retirement benefits under the plan.

      James Forese was awarded a one-time retainer of $100,000, effective January 1, 2004, to serve as Chairman of the Special Committee of the board of directors. Beginning October 1, 2004, Mr. Forese also will be paid a retainer fee of $25,000 per fiscal quarter for his service as Chairman of the board of directors.

      We were party to a consulting agreement with John Kean, who retired as Chief Executive Officer of NUI effective April 1, 1995. The consulting agreement expired on March 31, 2004. Under the consulting agreement, Mr. Kean provided consulting services to NUI for up to 110 hours each calendar month. Following the termination of the consulting agreement, Mr. Kean received compensation as an outside director for serving on the board and its Committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Disclosure rules require us to report certain relationships involving NUI in which members of the Compensation Committee have a direct or indirect material interest. The rules also require disclosure of interlocking relationships among Compensation Committee members and those executive officers of NUI, if any, who also serve as members of Compensation Committees or executive officers at other companies. The purpose of these requirements is to allow shareholders to assess the independence of our Compensation Committee members in making executive compensation decisions and recommendations. While we have had transactions with companies and firms with which certain members of the Compensation Committee are, or at some point during fiscal years 2003 and 2004 were, affiliated as an officer and/or director, no such relationships in which members of the Committee have a direct or indirect material interest exist (see Transactions With Management). In addition, no interlocking relationships of the nature described above involving members of the Compensation Committee exist. The members of the Compensation Committee are Vera King Farris, James J. Forese, J. Russell Hawkins, Bernard S. Lee (Chairman) and R. Van Whisnand.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

      There are companies and firms with which certain directors and executive officers are, or during fiscal 2003 and 2004 were, affiliated as an officer and/or director that had transactions in the ordinary course of business with NUI during fiscal years 2003 and 2004 and similar transactions are expected to occur in the future. The companies or firms involved in these transactions and the related directors and officers are: National Fuel Gas Supply Corporation (NFGSC) (Bernard S. Lee); FTI Consultants and Scouler Andrews (Dan Scouler); and Enjay Realty, LLC (John Kean). Except as discussed in the following paragraphs, none of these directors and officers had a direct or indirect material interest in any such transactions in which the amount involved exceeded $60,000.

      We are party to two gas transportation agreements with NFGSC. The agreements are under rate Schedule FT dated October 27, 1995 and rate Schedule EFT dated August 1, 1993. Bernard S. Lee is a director of NFGSC. In fiscal year 2003, we paid $1,662,192 to NFGSC under these agreements.

      In October 2003, NUI engaged FTI Consultants, a consulting firm that provides interim management services, to manage its financial operations and develop new liquidity forecasts. Mr. Scouler, a Managing Director of FTI Consultants, became NUI’s interim Chief Financial Officer. We paid $507,318, inclusive of expenses, to FTI Consultants during the first fiscal quarter of 2004. In addition, on March 1, 2004, upon Mr. Scouler’s departure from FTI Consultants, we engaged Scouler Andrews, a firm created by Mr. Scouler, to provide interim management and related services. Scouler Andrews continued to provide the services of Mr. Scouler as interim Chief Financial Officer until its agreement was terminated effective July 31, 2004. Through July 31, 2004, Scouler Andrews was paid $582,139. For a discussion of the terms of this agreement, please see Annual Compensation, Long-Term Compensation and All Other Compensation — Change of Control Agreements. Beginning August 1, 2004, we will obtain consulting services from Scouler Andrews pursuant to a new consulting agreement that provides for payments to be made for services rendered on an hourly basis.

      We are party to a lease agreement with Liberty Hall Joint Venture for the occupancy of a 200,000 square foot office building in Union, New Jersey. The Joint Venture participants are Cali Liberty Hall Associates (a New Jersey partnership) and Enjay Realty, LLC (Enjay). John Kean, retired Chairman of the Board and current board member, is the majority owner of Enjay. All negotiations relative to the lease were conducted between NUI and Cali Liberty Hall Associates. In accordance with the lease, the annual base rent was approximately $3.2 million for each of the fiscal years ended September 30, 2003 and 2002. The lease provides for annual base rents of approximately $3.2 million from 2004 and 2005, $3.4 million from 2006 through 2010, $3.6 million from 2011 through 2015, $3.9 million from 2016 through 2020 and $4.2 million from 2021 through 2022.

      As of March 31, 2004, Wellington Management Company, LLP (“Wellington LLP”) held 2,810,000 shares of NUI common stock representing approximately 13.030% of our total outstanding stock.

On June 15, 2004, we entered into an investment agreement with Wellington Trust Company (“Wellington Trust”), an affiliate of Wellington, LLP. Wellington Trust provides management services for certain of the assets held by the Employee Retirement Plan of NUI Corporation. The decision to engage Wellington Trust was made by the Investment Committee of our board following consideration of other potential investment managers, and was based on a determination that Wellington Trust ranked highest on a scale comparing such measures as performance, experience, diversification, strategy, discipline and fees. Since March 2004, Wellington LLP has sold a substantial portion of its shares of NUI common stock and owns less than 2% of our outstanding shares as of the date of this proxy statement.

Family Relationships

      John Kean is the father of John Kean, Jr., our former President and CEO.

      The board of directors recommends shareholders vote FOR the election of the director nominees previously listed above. Proxies solicited by management will be voted FOR the election of all director nominees unless contrary voting instructions are indicated.

PROPOSAL NUMBER THREE:

RATIFICATION OF AUDITORS

      The accounting firm of PricewaterhouseCoopers LLP (“PwC”) has been selected by the Audit Committee of the board of directors to serve as NUI and its subsidiaries’ independent public accountant for the fiscal years ending September 30, 2004 and 2005. PwC was first selected to serve as independent accountant on June 20, 2002, following the termination of Arthur Andersen LLP as our independent accountant.

      During our two most recent fiscal years through the date of PwC’s appointment as independent accountant, neither we nor anyone acting on our behalf consulted with PwC regarding the application of accounting principles to a specific transaction, either proposed or contemplated, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(ii) of Regulation S-K.

Fees

      The following are the fees paid by us for the audit and other services provided by PwC for fiscal years 2003 and 2002. The fees set forth for fiscal year 2002 below include fees paid to PwC relating to a re-audit of our financial statements for fiscal years 2000 and 2001.

      Audit Fees. Total fees paid for audit services rendered by PwC during fiscal years 2003 and 2002 were $891,660 and $995,000, respectively. The audit services for 2002 included the audit of our consolidated financial statements and quarterly reviews of our financial statements for fiscal years 2002, 2001 and 2000.

      Audit-Related Fees. Total fees paid to PwC for audit-related services rendered during fiscal years 2003 and 2002 were $215,300 and $54,500, respectively, and were related primarily to benefit plans, statutory audits and services connected to filings made with the SEC.

      Tax Fees. Total fees paid to PwC for tax services during fiscal years 2003 and 2002 were $154,477 and $29,806, respectively, and were related primarily to domestic tax consultation.

      All Other Fees. Total fees paid to PwC for all other services rendered during fiscal years 2003 and 2002 were $4,900 and $2,607,730, respectively, and were related primarily to PwC Consulting, an affiliate of PwC that had provided consulting services during fiscal year 2002, and which was sold to a third party effective September 30, 2002. A substantial portion of the fees was incurred prior to the appointment of PwC on June 20, 2002.

Audit Committee Pre-Approval Policy

      Under policies and procedures adopted by the Audit Committee of our board of directors, our principal independent accountant may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may our principal independent accountant be engaged to provide any other non-audit service unless it is determined that the engagement of the principal independent accountant provides a business benefit resulting from its inherent knowledge of NUI while not impairing its independence. The Audit Committee or its chairman must pre-approve the engagement of our principal independent accountant to provide both audit and permissible non-audit services. If the chairman pre-approves any engagement, he or she is to make a report to the full Audit Committee at its next meeting. A total of 100 percent of all services provided by our principal independent accountant in fiscal year 2003 was pre-approved by the Audit Committee or its chairman.

Ratification of Appointment of PwC

      Shareholder ratification of the appointment is requested. In the event the appointment of PwC is not approved by the shareholders, the Audit Committee will reconsider its selection of PwC as our independent public accountant for fiscal years 2004 and 2005.

      It is expected that representatives of PwC will be present at the Annual Meeting. PwC will have the opportunity to make a statement and will be available to respond to appropriate questions.

      The Audit Committee has unanimously approved the appointment of PwC as our independent public accountant and recommends shareholders vote FOR the ratification of this appointment.

      Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal is specifically indicated. In the event of an insufficient number of votes to ratify this appointment, the Audit Committee will reconsider its selection of PwC as independent public accountant for fiscal years 2004 and 2005.

AUDIT COMMITTEE REPORT

      The primary purpose of the Audit Committee is to assist the board of directors in its general over sight of the company’s financial reporting process. The Audit Committee is comprised of four independent directors and operates under a charter which the board of directors has adopted and is included as Annex D to this proxy statement. The Committee reviews its charter on an annual basis. Revisions to the charter were made on May 20, 2004 in response to new corporate governance listing standards adopted in November 2003 by the New York Stock Exchange (NYSE).

      The members of the Committee are James J. Forese (Chair), J. Russell Hawkins, Robert P. Kenney and Bernard S. Lee. Each member of the Audit Committee is independent according to the definition of independence provided by the NYSE rules and federal securities laws. Our board of directors has determined that James J. Forese, the Chairman of the Audit Committee, is an “audit committee financial expert” as such term is defined under federal securities laws. The Audit Committee selects the company’s independent public accountant. Management is responsible for the company’s internal controls and the financial reporting process. The independent accountants, PwC, are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

      Management represented to the Audit Committee that the company’s consolidated financial statements for the fiscal year ended September 30, 2003, were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee has discussed with the independent public accountant matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The company’s independent public accountant also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent public accountant that firm’s independence.

      Based upon the Audit Committee’s discussion with management and the independent public accountant, the Audit Committee’s review of the representation of management, and the report of the independent public accountant to the Audit Committee, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 filed with the SEC on May 13, 2004.

Members of the Audit Committee

James J. Forese, Chairman
J. Russell Hawkins
Bernard S. Lee
Robert Kenney

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Common Stock and Total Stock-Based Holdings

      The following table sets forth, as of September 3, 2004, except as noted below, information regarding the beneficial ownership of NUI common stock, restricted stock and stock options of (i) each director of NUI, (ii) each of the NUI’s officers named in the Summary Compensation Table (collectively, the Named Executive Officers), (iii) each person who is known to NUI to own beneficially more than 5 percent of NUI’s common stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each person has the sole voting and investment power with respect to the shares indicated. The address of each of the persons listed in this table is as follows: c/o NUI Corporation, 550 Route 202-206, Bedminster, New Jersey 07921-0760.

	Number of
	Shares of			Total
	Common	Restricted	Option	Beneficial	Percent of
Name and Address of Beneficial Owner	Stock(1)	Stock(2)	Shares	Ownership	Class*

Artisan Partners Limited Partnerships	1,769,000	—	—	1,769,000	11.078
875 East Wisconsin Avenue, Suite 800
Milwaukee, Wisconsin 53202(11)
State Street Research & Management Company	1,045,000	—	—	1,045,000	5.152
One Financial Center, 31st Floor
Boston, Massachusetts 02111(11)
Bank of America	945,500	—	—	945,500	5.921
100 Tyron Street
Charlotte, NC 28255(11)
Barclays, Global Investors, NA	822,684	—	—	822,684	5.152
45 Fremont Street
San Francisco, California 94105(11)
A. Mark Abramovic(3)	17,819	2,500	—	20,319
Michael J. Behan(4)	4,005	6,126	—	10,131
Vera King Farris	10,706	—	2,000	12,706
James J. Forese	14,462	—	2,000	16,462
Victor A. Fortkiewicz	23,822	1,000	39,600	64,422
J. Russell Hawkins	8,503	—	2,000	10,503
John Kean(5)	371,876	—	2,000	373,876	2.329
Robert P. Kenney	3,125	—	—	3,125
John Kean, Jr.(6)	111,070	45,000	—	156,070
Bernard S. Lee(7)	21,605	—	2,000	23,605
Robert F. Lurie(8)	9,490	7,149	—	16,639
James R. Van Horn(9)	11,048	875	—	11,923
R. Van Whisnand	17,462	—	2,000	19,422
All current directors and current executive officers as a group(10)	471,561	1,000	51,600	524,161	2.953

*	Unless otherwise noted, the individuals listed above own less than one percent of the outstanding common stock based upon 15,969,113 shares of common stock outstanding on September 3, 2004.

(1)	This column includes common stock that has been deferred under our deferred compensation program. This column also includes the number of shares of common stock issuable to non-employee directors upon termination of board service in payment for their annual board and Committee chair retainers, as follows: James J. Forese and R. Van Whisnand, 14,312 shares each; Bernard S. Lee, 12,231 shares; Vera King Farris, 10,165 shares; J. Russell Hawkins, 6,084 shares; and all directors as a group, 57,103 shares.

(2)	This column represents restricted stock held by executive officers over which the officers have voting but no investment power. The total number of such shares for all directors and officers as a group is 1,000.

(3)	Mr. Abramovic’s holdings are as of January 30, 2004.

(4)	Mr. Behan’s holdings are as of July 31, 2003.

(5)	Includes 128,466 shares over which John Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family and 500 shares held by Mr. Kean’s wife.

(6)	Mr. John Kean, Jr.’s holdings are as of September 30, 2003.

(7)	Includes 1,000 shares held by Dr. Lee’s wife.

(8)	Mr. Lurie’s holdings are as of March 31, 2003.

(9)	Mr. Van Horn’s holdings are as of January 30, 2004.

(10)	Reflects shares owned by directors, nominees and current executive officers. Since Mr. Abramovic, Mr. Behan, Mr. Kean, Jr., Mr. Lurie and Mr. Van Horn ceased to be executive officers of NUI on March 21, 2004, their share ownership is not included in these totals.

(11)	Holdings based on June 2004 filings with the SEC on Schedule 13F.

Executive Officers

      The following information is provided with respect to each of our executive officers. Officers are elected annually at the first meeting of the board of directors following the Annual Meeting. No arrangements or understandings between any officer and any other person pursuant to which the officer was elected exist.

Current Executive Officers

Name	Age	Positions

Craig G. Matthews	61	President and Chief Executive Officer, NUI Corporation
Steven D. Overly	46	Vice President, Chief Financial Officer, General Counsel, Treasurer and Secretary, NUI Corporation
Victor A. Fortkiewicz	52	President, NUI Utilities, Inc.

Executive Officers as of September 30, 2003*

Name	Age	Positions

John Kean, Jr.(1)	46	President and Chief Executive Officer, NUI Corporation
A. Mark Abramovic(2)	55	President, Senior Vice President, Chief Operating Officer and Chief Financial Officer, NUI Corporation
James R. Van Horn(3)	47	Chief Administrative Officer, General Counsel and Secretary, NUI Corporation
Dan Scouler(4)	54	Interim Chief Financial Officer, NUI Corporation

*	As noted below, Mr. Kean, Jr. resigned as NUI’s President and Chief Executive Officer effective September 25, 2003.

(1)	Resignation effective September 25, 2003.

(2)	Retirement effective January 30, 2004.

(3)	Resignation effective January 30, 2004.

(4)	Resignation effective June 28, 2004.

      Victor A. Fortkiewicz. Mr. Fortkiewicz has served as President of NUI Utilities since September 2003, prior to which time he served as Vice President of NUI Utilities. He served as Vice President, Distribution Services of NUI Utilities from June 1998 to March 2003 and prior to that appointment, he served as President of Elizabethtown Gas from January 1, 1997. He joined Elizabethtown Gas in 1978.

      For biographies of our other current executive officers, see “— Nominees for Election” above.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Our Compensation Committee of the board of directors is comprised of five independent, non-employee directors. The Compensation Committee has the responsibility of making recommendations to the board concerning our executive compensation policies, practices and objectives. The authority, responsibility and duties of the Compensation Committee are described in a Compensation Committee charter, which has been approved by the board of directors. The responsibilities and duties of the Committee include, among other things:

•	reviewing from time to time and approving the overall compensation policies applicable to our executive officers to ensure that the executive officers are rewarded appropriately for their contributions to our growth and profitability and that such compensation policies are aligned with our objectives and shareholder interests.

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer; evaluating the performance of the Chief Executive Officer in light of these goals and objectives; and setting the compensation of the Chief Executive Officer based on the Committee’s evaluation and compensation levels of chief executive officers at companies comparable to NUI.

•	reviewing and approving the compensation of our executive officers other than the Chief Executive Officer.

•	reviewing, approving, administering and annually evaluating our compensation plans, equity-based plans and benefit plans or programs for executive officers and such other officers as the Compensation Committee deems appropriate, as well as establishing individual targets and ranges under such plans or programs.

•	reviewing, approving and administering the NUI Corporation Employee Stock Purchase Plan and the 1996 Director Stock Purchase Plan (the Director Stock Plan).

•	reviewing and approving equity-based grants to the our executive officers and other employees.

•	reviewing, approving and at least annually evaluating the compensation and benefits for our non-employee directors.

      In discharging its responsibilities, the Compensation Committee draws upon various resources, including but not limited to the varied business experiences and knowledge of Committee members and other non-employee directors in the area of executive compensation and the advice of independent compensation experts. These resources allow the Compensation Committee to stay abreast of current trends and developments in executive compensation and provide valuable guidance to the Compensation Committee in making decisions and in making recommendations to the board of directors.

      The Compensation Committee recognizes the importance of a strong executive compensation program to attract and retain qualified executives. The Compensation Committee also strongly believes that the executive compensation program should be designed to align the interests of management closely with the interests of shareholders and to tie compensation levels to our performance and the achievement of long- and short-term goals and objectives.

      The Compensation Committee has designed a compensation program to provide executives with competitive base salaries and benefits and a significant incentive to achieve specific short- and long-term business performance objectives. The program includes establishing a target level of our performance in certain categories, such as earnings before interest and taxes, earnings per share, return on invested capital, revenues and debt rating. For officers who have responsibility for a business unit, targets tied to the performance of the specific business unit are also established. Short-term targets are set for annual performance periods and long-term targets are set for a three-year performance period. Awards are earned if performance is at the targeted level at the conclusion of the performance period. A reduced award is earned if performance is at a pre-established threshold level but not at the targeted level, and an enhanced award is earned if performance exceeds the targeted level to an exceptional award opportunity. If performance falls below the established threshold level then performance awards are not earned.

      The components of the executive compensation program are:

•	competitive base salaries that are targeted to be at or near the 50th percentile for the officer’s position when compared to competitive market data;

•	retention incentives through the provision of stock options that vest three years from the date of grant;

•	short-term incentives through payment of cash bonuses and awarding of performance-based restricted stock;

•	long-term incentives through the provision of cash incentive opportunities that become payable in the event that long-term targeted performance levels are exceeded; and

•	competitive executive benefits.

      In making determinations for base salaries, award opportunities to be provided to officers under the compensation program and in establishing short-and long-term performance targets, the Compensation Committee considers data provided by independent compensation experts for the purposes of determining competitive levels of total compensation for each executive. The Compensation Committee’s objective is to develop a total compensation program that is competitive in the marketplace and provides significant incentive to increase shareholder value. While the Compensation Committee believes it is important to ensure that total compensation levels for each executive are competitive, it also believes that the mix of compensation should be weighted toward variable components that provide significant incentive for the achievement of our financial performance objectives.

      In order to further align management’s interest with our shareholders, the board of directors has implemented the following minimum stock ownership requirements for both officers and members of our board of directors:

•	the Chief Executive Officer must own common stock with a market value equal to a minimum of four times his then current salary;

•	other executive officers must own common stock with a market value equal to a minimum of two times their then current base salary;

•	non-executive officers must own common stock with a market value equal to their then current base salary;

•	only shares, which are owned outright by these officers, will be included in determining their compliance with these requirements;

•	shares of restricted common stock that have not vested, as well as shares that have not yet vested under our benefit plans, are not included in determining compliance; and

•	members of the board of directors are required to own shares of common stock with a market value equal to a minimum of six times the then current value of the board’s annual retainer (this would be equivalent to $150,000 based upon the current retainer of $25,000 in a deferred grant of common stock paid to members of the board); for purposes of determining compliance with this requirement, shares owned outright by directors will be combined with any shares credited to their deferred stock balances.

      Officers and directors have six years from the implementation of the program or from the time they join us (whichever is later) to comply with these minimum stock ownership requirements. In the event that an officer or director does not satisfy this requirement, the Compensation Committee may, in its discretion, take action intended to promote compliance, including the payment of cash incentives in the form of stock. The Compensation Committee regularly monitors the progress of officers and directors toward compliance and, as of the date of this annual report, all of the directors and all but one of the officers who are subject to the minimum stock ownership requirements complied with the applicable requirements.

      Consistent with the Compensation Committee’s overall objective of aligning the interests of management with the interests of shareholders and providing an incentive for enhancing shareholder value, the Compensation Committee has made grants of restricted common stock to certain employees of the company, including the executive officers listed in the Summary Compensation Table. The terms of these grants require us to achieve specific performance targets in order for the recipients to receive all of the granted shares of common stock. If minimum performance targets are not met, all shares related to the applicable performance period are forfeited. The Compensation Committee has the authority to adjust these performance objectives if it deems such adjustments appropriate.

      As a result of many factors, we did not achieve the minimum earnings performance levels in fiscal year 2003 necessary for executives to earn the annual restricted stock and all such shares were forfeited. In total, the holders of restricted stock forfeited 88,049 shares of NUI common stock, with a market value of $1,359,838. Of this amount, those officers listed in the Summary Compensation Table forfeited 32,979 shares of common stock, with a market value of $508,921. In addition, as a result of our financial performance in fiscal year 2003, cash incentives, which totaled $85,720, were awarded to three officers. Of this amount, one officer listed in the Summary Compensation Table earned $41,800.

      In November 2002, the Committee approved a one-time mid-year restricted stock grant that vested on March 31, 2003. We did achieve the performance levels necessary for executives to earn 80 percent of this restricted stock grant. In total, holders of restricted stock were awarded 60,880 shares of NUI common stock, with a market value of $891,588. Of this amount, those officers listed in the Summary Compensation Table received 19,120 shares of common stock, with a market value of $280,012.

      The Compensation Committee of the board decided not to grant any additional restricted stock to any of our eligible employees for vesting in the next fiscal year (2004) and only approved cash incentive plans for individual Business Units and none for Corporate.

      The compensation paid to John Kean, Jr., former President and Chief Executive Officer, with respect to fiscal year 2003 is set forth in the Summary Compensation Table. Mr. Kean’s salary increased by 8.9 percent in fiscal year 2003 from the salary he received in fiscal year 2002. As a result of our financial performance in fiscal year 2003, the Compensation Committee determined that no cash incentive award should be paid to Mr. Kean. On September 25, 2003, Mr. Kean’s employment with us ended. His separation agreement provided that 45,000 shares of restricted common shares related to grants dated November 1999, 2000 and 2002 were deemed vested, with a market value of $748,350. In addition, Mr. Kean earned 8,640 shares of restricted common stock related to the one-time mid-year restricted stock grant that vested on March 31, 2003, with a market value of $126,533, for fiscal year 2003. The Compensation Committee believes that the executive compensation program is well-structured and provides maximum incentive for executives to continually improve our financial performance, to attract, retain and motivate key employees and to enhance shareholder value.

Members of the Compensation Committee

Dr. Bernard S. Lee, Chairman James J. Forese J. Russell Hawkins R. Van Whisnand Dr. Vera King Farris

PERFORMANCE GRAPH

      The graph below reflects the performance of our common stock during the past five fiscal years and compares that performance with the performance of two broad market indices, the S&P 500 and the S&P Utilities. The chart below tracks the performance of an investment of $100 on October 1, 1998, and assumes the reinvestment of dividends.

NUI Cumulative Return Comparison

	1998	1999	2000	2001	2002	2003

NUI	100.0	112.0	141.6	99.6	109.9	80.8
S&P Utilities	100.0	98.3	140.8	105.4	68.2	83.5
S&P 500	100.0	127.8	144.7	106.3	84.5	105.1

ANNUAL COMPENSATION, LONG-TERM COMPENSATION AND

ALL OTHER COMPENSATION

      The following table summarizes the compensation paid during fiscal years 2003, 2002 and 2001 to the executive officers of NUI in office as of the end of our last fiscal year.

Summary Compensation Table

				Long Term Compensation
	Annual Compensation
				Restricted	Securities
	Fiscal			Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)(2)	Options/SARs	Compensation(3)

John Kean, Jr.(4)	2003	$490,000	$0	$0	$0	$1,109,700
Former President and	2002	450,000	0	612,408	0	4,808
Chief Executive Officer	2001	397,500	61,500	691,500	435,000	7,144
A. Mark Abramovic(5)	2003	$305,000	$0	$0	$0	$1,207,200
Former President, Senior	2002	285,000	0	219,146	0	7,296
Vice President, Chief	2001	258,838	66,300	230,500	120,000	6,653
Operating Officer & Chief Financial Officer
James R. Van Horn(6)	2003	$226,000	$0	$0	$0	$807,200
Former Chief	2002	210,950	0	130,587	0	7,033
Administrative Officer, General	2001	194,018	49,000	138,300	75,000	6,692
Counsel and Secretary
Robert F. Lurie(7)	2003	$88,100	$0	$0	$0	$138,493
Former Vice President —	2002	172,800	0	78,803	0	5,376
Corporate Development and	2001	167,389	25,400	80,675	40,500	4,923
Planning
Michael J. Behan(8)	2003	$144,000	$0	$0	$0	$712,946
Former Vice President —	2002	169,100	0	79,553	0	5,260
New Ventures	2001	164,194	24,800	80,675	40,500	4,382
Victor A. Fortkiewicz	2003	$189,900	$41,800	$0	$0	$6,324
President, NUI Utilities

(1)	Shares of restricted stock carry a significant risk of forfeiture. In order to earn all shares, all targeted financial performance objectives must be achieved. We did not grant any restricted stock awards for fiscal year 2003.

(2)	Since we did not achieve many of our performance objectives in fiscal year 2003, shares of previously granted restricted stock, the vesting of which was contingent upon meeting those objectives, were forfeited. The number and value of shares forfeited by each of the listed officers were as follows: John Kean Jr.,: 2,160 shares ($31,633); A. Mark Abramovic: 15,670 shares ($243,057); James R. Van Horn: 8,290 shares ($128,537); Robert F. Lurie: 924 shares ($14,060); Michael J. Behan: 360 shares ($5,272) and Victor A. Fortkiewicz: 5,575 shares ($86,361).

(3)	Represents the employer match under qualified savings plans during fiscal year 2003 and additional payments made, or to be made, in connection with associated severance agreements.

(4)	John Kean Jr.’s “All Other Compensation” total includes $7,200 for the employer match under qualified savings plans and $1,102,500 as part of his severance agreement.

(5)	A. Mark Abramovic’s “All Other Compensation” total includes $7,200 for the employer match under qualified savings plans and $1,200,000 as part of his severance agreement.

(6)	James R. Van Horn’s “All Other Compensation” total includes $7,200 for the employer match under qualified savings plans and $800,000 as part of his severance agreement.

(7)	Robert F. Lurie’s “All Other Compensation” total includes $6,343 for the employer match under qualified savings plans and $132,150 as part of his severance agreement.

(8)	Michael J. Behan’s “All Other Compensation” total includes $5,192 for the employer match under qualified savings plans, $372,500 as part his severance agreement and an estimated $335,254 for supplemental retirement benefits.

      Set forth below is information on current outstanding restricted stock for the listed officers as of September 30, 2003. Prior to vesting, the recipients receive dividends on these shares and have voting rights with respect to these shares.

Vesting Schedule

		Shares	Value on
	Date of	Remaining	9/30/03	2003	Vesting		Vesting
Officer	Grant	To Vest	$15.15	Forfeitures	Shares		Date

A. Mark Abramovic	11/23/99	2,250	$34,088	2,250	0		11/25/03
	11/27/00	5,000	75,750	2,500	0		11/25/03
					2,500	*	11/25/04
	11/27/02	10,000	151,500	10,000	0		11/25/03
Victor A. Fortkiewicz	11/23/99	1,125	$17,044	1,125	0		11/25/03
	11/27/00	2,000	30,300	1,000	0		11/25/03
					1,000		11/25/04
	11/27/02	3,000	45,450	3,000	0		11/25/03
James R.Van Horn	11/23/99	875	$13,256	875	0		11/25/03
	11/27/00	1,750	26,513	875	0		11/25/03
					875	*	11/25/04
	11/27/02	6,000	90,900	6,000	0		11/25/03

*	Vested and paid as per Mr. Abramovic’s and Mr. Van Horn’s respective severance agreements.

Options and Stock Appreciation Rights

      In November 2001, we made a grant of stock options to officers, including those executive officers listed in the Summary Compensation Table, in accordance with the NUI Corporation Stock Option, Stock Award and Incentive Plan. We do not have any outstanding stock appreciation rights (“SARs”). Information relating to the officers listed in the Summary Compensation Table is set forth below. With respect to those officers, all options become exercisable in November 2004 and carry a per share exercise price of $22.39.

Aggregated Option/ SAR Exercises in 2003 Fiscal Year

Option and SAR Values as of September 30, 2003

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money
	Acquired		Options/SARs	Options/SARs
	On	Value	at FY-End(#)	at FY-End
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

A. Mark Abramovic	0	0	0/120,000	0/0
Victor A. Fortkiewicz	0	0	0/39,600	0/0
James R. Van Horn	0	0	0/75,000	0/0

Retirement Benefit Plans

      Our executive officers earn retirement benefits that may be payable under three separate retirement plans: (1) our Retirement Plan, a funded plan in which more than 70 percent of the our employees are eligible to participate; (2) the ERISA Excess Benefits Plan, an unfunded plan that is designated to provide benefits for those participants in the Retirement Plan for whom benefits are reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended from time to time (the Code); and (3) the Supplemental Retirement Benefits Plan, an unfunded plan that provides additional benefits to certain key executive employees, including those listed in the Summary Compensation Table. While participants in the Retirement Plan and the ERISA Excess Benefits Plan become vested in their entitlement to benefits after 5 years of service, participants in the Supplemental Retirement Benefits Plan are eligible to receive benefits from the plan only if they reach retirement age while working for us (55 years of age with 10 years of service or 65 years of age with 5 years of service. If retirement is prior to age 60, then our Compensation Committee’s consent is required).

      The Retirement Plan, which is funded entirely by us, provides that a participant retiring at or after age 65 (or at or after age 62 with at least 25 years of credited service) will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 1 1/2 percent of the participant’s final average compensation (the average of the highest sixty consecutive calendar months’ base salary and sales commissions) multiplied by the number of years of credited service. This benefit formula is different for employees who participated in other pension plans that have been merged into the Retirement Plan. Benefits payable to participants in the Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Code. The ERISA Excess Benefits Plan will pay the difference between the amount payable to the participant under the Retirement Plan and the amount the participant would have been paid but for the limitations imposed under Section 415 of the Code. Benefits under this plan are subject to the same terms and conditions as the benefits payable to the participant under our Retirement Plan.

      The unfunded Supplemental Retirement Benefits Plan provides that each eligible employee who reaches retirement age while working for us may receive a retirement benefit, payable monthly equal in amount (when calculated as a life annuity with two years certain) to two percent of the participant’s final average total compensation (the average of the highest 60 consecutive months’ earnings, including cash bonuses earned) multiplied by the number of years of credited service up to a maximum of 30 years — yielding a benefit of 60 percent of final average. Benefits otherwise payable under the unfunded Supplemental Retirement Benefits Plan are reduced by amounts payable under the Retirement Plan and the ERISA Excess Benefits Plan.

      The following table shows the maximum aggregate annual retirement benefit payable from all three retirement plans at normal retirement age of 65 for various levels of final average compensation and years of service, assuming payment of benefits in the form of a life annuity with a two-year certain:

	Years of Service

Remuneration(*)	10 Years	20 Years	30 Years	40 Years

$ 100,000	$20,000	$40,000	$60,000	$60,000
200,000	40,000	80,000	120,000	120,000
300,000	60,000	120,000	180,000	180,000
400,000	80,000	160,000	240,000	240,000
500,000	100,000	200,000	300,000	300,000
600,000	120,000	240,000	360,000	360,000
800,000	160,000	320,000	480,000	480,000
1,000,000	200,000	400,000	600,000	600,000

*	Average annual compensation utilized for formula purposes includes salary and cash bonus as reported in the Summary Compensation Table. The benefit amounts shown in the preceding table are not subject to any deduction for Social Security benefits, but are subject to offsets from the other NUI retirement plans. The years of service now credited under the Retirement Plan for the participants listed in the Summary Compensation Table are as follows: John Kean, Jr., 19 years; A. Mark Abramovic, 6 years; James R. Van Horn, 8 years; Robert F. Lurie, 9 years; Victor Fortkiewicz, 25 years; and Michael J. Behan, 25 years.

Change in Control Agreements/ Retention Agreements

      In connection with our sale, the board of directors initiated a Retention Bonus Program in order to retain key employees during and after the sale. Approximately seventy employees were issued a retention incentive letter. The objectives of the plan are to provide for continuity of management during the transition period, transfer technology to the buyer and assure continued service to our existing customer base. The amount of bonus to be paid is based on a ranking value related to the employees’ job function to our sale, transition and on-going operations. Under the plan, an employee who has received a retention incentive letter will be entitled to the full retention bonus within a window of 30 to 60 days, depending on the agreement, following the closing date of the sale, or on a date before the closing date if the employee is released from his/her employment by us. The retention bonus is in addition to any other benefit to which an employee is entitled including our severance plan as of November 2003. If a person leaves us voluntarily or is terminated for cause at any time prior to 30 days following the closing date of the sale, the employee will not receive the retention bonus.

      We are party to change in control agreements with certain officers and directors. The purpose of these agreements is to provide key management personnel with certain financial protection in the event of a change in control of NUI and the subsequent termination of the officer’s employment. By providing this protection, we help to ensure that the efforts of key employees remain focused on our performance and the enhancement of shareholder value during rumored, potential or actual change in control situations.

      A covered employee becomes entitled to the payments and benefits provided for in his or her agreement if, within 36 months after the change in control:

•	We (or our successor) terminate the employee other than for cause or as a result of the employee’s death or disability; or

•	The employee terminates his or her employment for “Good Reason” (as defined in the agreement).

      Under the agreement, in such a termination event, the payments to which a covered employee will be entitled vary and at the highest coverage level include a payment of three times the employee’s annual base salary plus three times the employee’s highest target award during the preceding 36 months.

      Following the termination of employment:

•	the officer will continue to participate in all employee benefit plans in which the employee was eligible to participate on the date of termination;

•	all incentive awards not yet paid will be payable; and

•	the spread between the exercise price and the higher of the highest bid price during the twelve months preceding termination or the highest price per share paid in connection with any change in control will be payable in cash in lieu of stock issuable upon the exercise of stock options.

      Most change in control agreements provide that in the event that any payment or benefit received under an agreement would be an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended from time to time), then the present value of all payments to be received under the Agreement shall be reduced to an amount which maximizes payments but does not result in the payment of an excess parachute payment.

      We entered into a severance agreement and general release with John Kean, Jr., our former Chief Executive Officer and President, in connection with his resignation from NUI effective September 25, 2003. In addition to the vested benefits he would otherwise be entitled to receive under our qualified and non-qualified retirement plans, the NUI Corporation Savings and Investment Plan, our non-qualified deferred compensation plan and our welfare benefit plans in connection with his resignation, under the severance agreement, we agreed to pay Mr. Kean a severance payment of $1,102,500, payable in bi-weekly installments through December 31, 2005, less applicable withholding taxes, and further agreed to permit Mr. Kean to continue to use a company car and to pay all accrued, but unused, vacation time and certain outplacement services not to exceed $20,000, and to fully vest 45,000 shares of unvested restricted stock held by Mr. Kean. During his severance period, his COBRA premiums are waived. Upon completion of the 18 month COBRA coverage period, he is to be provided with equivalent coverage for the remainder of the severance period.

      We entered into an agreement and general release with A. Mark Abramovic, our former President, in connection with his retirement from NUI effective January 31, 2004. In addition to the vested benefits he would otherwise be entitled to receive under our qualified and non-qualified retirement plans, the NUI

Corporation Savings and Investment Plan, our non-qualified deferred compensation plan and our welfare benefit plans for retirees in connection with his resignation, under the agreement, we paid Mr. Abramovic a lump-sum severance payment of $1,200,000, and further agreed to pay Mr. Abramovic all accrued, but unused, vacation time and for certain outplacement services not to exceed $15,000, and to fully vest 2,500 shares of unvested restricted stock held by Mr. Abramovic. For the period of seven months his retiree healthcare premiums are waived.

      We entered into an agreement and general release with James R. Van Horn, our former Chief Administrative Officer, General Counsel and Secretary, in connection with his resignation from NUI effective January 31, 2004. In addition to the vested benefits he would otherwise be entitled to receive under our qualified and non-qualified retirement plans, the NUI Corporation Savings and Investment Plan, our non-qualified deferred compensation plan and our welfare benefit plans in connection with his resignation, under the agreement, we paid Mr. Van Horn a lump-sum severance payment of $800,000, and further agreed to pay Mr. Van Horn all accrued, but unused, vacation time and for certain outplacement services not to exceed $15,000, and to fully vest 875 shares of unvested restricted stock held by Mr. Van Horn. For the period of nine months his retiree healthcare premiums are waived.

      We entered into an agreement and general release with Robert F. Lurie, our former Vice President of Corporate Development and Planning, in connection with his resignation from NUI effective December 31, 2003. In addition to the vested benefits he would otherwise be entitled to receive under our qualified and non-qualified retirement plans, the NUI Corporation Savings and Investment Plan, our non-qualified deferred compensation plan and our welfare benefit plans in connection with his resignation, under the Agreement, we paid Mr. Lurie severance payments totaling $132,150, less applicable withholding taxes, and further agreed to pay all accrued, but unused, vacation time and certain outplacement services, and to fully vest 5,175 shares of unvested restricted stock held by Mr. Lurie. We also agreed to permit Mr. Lurie to continue to use a company car during the severance period.

      We entered into an agreement and general release with Michael J. Behan, our former Vice President, New Ventures, in connection with his retirement from NUI effective July 22, 2003. In addition to the vested benefits he would otherwise be entitled to receive under our qualified and non-qualified retirement plans, the NUI Corporation Savings and Investment Plan, our non-qualified deferred compensation plan and our welfare benefit plans in connection with his retirement, under the agreement, we agreed to pay Mr. Behan severance payments totaling $360,000 on a bi-weekly basis until September 30, 2005, less applicable withholding taxes, and further agreed to pay all accrued, but unused, vacation time, to reimburse certain outplacement services of $12,500, and to fully vest 6,126 shares of unvested restricted stock held by Mr. Behan. We also agreed to pay Mr. Behan, effective October 1, 2005 a monthly payment of $2,426.80 until June 30, 2008. On July 1, 2008 this payment of $2,426.80 will be reduced to $1,009.80 and payable monthly for his life. We also agreed to permit Mr. Behan to continue to use a company car until September 30, 2005.

      We entered into an agreement with Scouler Andrews effective March 1, 2003, pursuant to which Scouler Andrews agreed to provide the services of Dan Scouler as our interim Chief Financial Officer. This agreement was terminated effective July 31, 2004. Under such agreement, we agreed to pay Scouler Andrews $200,000, plus reasonable and customary out-of-pocket expenses, for services rendered in March 2004 and to pay Scouler Andrews $75,000, plus reasonable and customary out-of-pocket expenses, on a monthly basis thereafter. Mr. Scouler was employed by Scouler Andrews and did not receive any compensation directly from us, nor was he entitled to participate in any employee benefit plans or programs, or any other bonus, incentive compensation, severance or employee or retiree medical plans. Beginning August 1, 2004, we will obtain consulting services from Scouler Andrews pursuant to a new consulting agreement that provides for payments to be made for services rendered on an hourly basis.

      We entered into an agreement with Craig G. Matthews to serve as our President and Chief Executive Officer effective February 1, 2004. Mr. Matthews is to be paid an annual base salary of $550,000 with an additional lump sum payment of $550,000 following our sale provided that he continues to be employed through the sale date. Mr. Matthews is eligible to participate in certain employee benefit plans and programs available to our Senior Executives but is not eligible for any other bonus, incentive compensation, severance, or employee or retiree medical plans.

      We entered into an employment agreement with Steven D. Overly to serve as Vice President, General Counsel and Secretary of the Company effective February 1, 2004. Effective June 28, 2004, Mr. Overly was also named our Chief Financial Officer and in August 2004 was appointed Treasurer. Mr. Overly is to be paid an annual base salary of $400,000 effective June 28, 2004 with an additional lump sum payment of $250,000 following our sale. Mr. Overly is eligible to participate in employee benefit plans and programs available to our Senior Executives. He is reimbursed for the employer share of benefit plan costs for those plans where he waived participation, his temporary residential accommodations and commuting expenses and other benefits and perquisites in accordance with NUI’s existing policies and practices. He is not eligible for any other bonus or incentive compensation. Mr. Overly is entitled to both six months written notice prior to termination of his employment and severance and other benefits in accordance with NUI’s existing policies and practices.

      Except as set forth above and as described under “Interests of Certain Persons in the Merger,” we are not party to any other employment, change in control or termination agreements with executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

      Federal securities law requires that our executive officers and directors and holders of greater than 10 percent of our outstanding Common Stock must report to the SEC, within certain periods, how many shares of our equity securities they own and if they conducted any transactions in that stock. Based solely on a review of the copies of such reports furnished to us and written reports from our executive officers and directors, we believe that all Section 16(a) filings for fiscal year 2003 have been made timely.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class

Wellington Management Company, LLP	2,081,000	(1)	13.01	%(1)
75 State Street Boston, MA 02109
Artisan Partners Limited Partnerships	1,769,000		11.08	%(2)
875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202

(1)	Figures provided as of March 31, 2004. As of the date of this proxy statement, Wellington Management Company, LLP owns less than 2% of our outstanding common shares.

(2)	As of June 30, 2004

OTHER BUSINESS

      The board of directors does not intend to present any other business at the Meeting, and is not aware of any business to be presented by others. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxy.

FUTURE SHAREHOLDER PROPOSALS

      If the merger is consummated, there will be no public shareholders of NUI and no public participation in any future meetings of shareholders of NUI. However, if the merger is not completed, we will hold future annual meetings of shareholders and we will inform our shareholders in an annual report on Form 10-K or a quarterly report on Form 10-Q of the date by which we must receive shareholder proposals for inclusion in our proxy statement relating to the annual meeting for the fiscal year ended September 30, 2004. Generally, shareholder proposals that are intended to be included in our annual proxy statement for presentation at our annual meeting of shareholders should be sent to us at 550 Route 202-206, P. O. Box 760, Bedminster, New Jersey 07921-0760, Attention: Corporate Secretary. All shareholder proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in our proxy statement for our annual meeting of shareholders.

By Order of the Board of Directors

STEVEN D. OVERLY
Vice President, Chief Financial Officer,

General Counsel, Treasurer and Secretary

Dated: September 9, 2004

Bedminster, New Jersey

WHERE YOU CAN FIND MORE INFORMATION

      Each of NUI and AGL file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

      The filings of NUI and AGL with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

      Your Vote Is Important. Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet as described on the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

      If you have any questions about this proxy statement, the annual meeting or the merger or need assistance with the voting procedures, you should contact:

Morrow & Co., Inc.

445 Park Avenue
New York, NY 10022
Toll-free at (800) 607-0088
Collect at (212) 754-8000

ANNEX A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among
AGL RESOURCES INC.,
and
NUI CORPORATION
dated as of
July 14, 2004

A-i

A-ii

Page

SECTION 8.8.	Amendment and Modification	A-40
SECTION 8.9.	Headings	A-40
SECTION 8.10.	Counterparts	A-40
SECTION 8.11.	Applicable Law	A-40
SECTION 8.12.	Severability	A-40
SECTION 8.13.	Specific Enforcement	A-40
SECTION 8.14.	WAIVER OF JURY TRIAL	A-40
SECTION 8.15.	Rules of Construction	A-41

A-iii

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER is dated as of July 14, 2004 (this “Agreement”), by and among AGL RESOURCES INC., a corporation organized under the laws of Georgia (“Parent”), COUGAR CORPORATION, a corporation organized under the laws of New Jersey and a wholly-owned subsidiary of Parent (“Sub”), and NUI CORPORATION, a corporation organized under the laws of New Jersey (the “Company”).

W I T N E S S E T H:

      WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable this Agreement, which contemplates the merger of Sub with and into the Company, as set forth below (the “Merger”), in accordance with the New Jersey Business Corporation Act, N.J.S.A. 14A:1-1 et seq. (the “NJBCA”) and upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock, no par value per share, of the Company (each a “Share” and, collectively, the “Shares”) will be converted into the right to receive $13.70 per Share in cash (without interest) (the “Merger Price”), upon the terms and subject to the limitations and conditions of this Agreement;

      WHEREAS, the Board of Directors of the Company (the “Board”) is recommending that the Company’s shareholders approve this Agreement and the Merger; and

      WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

      SECTION 1.1.     Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

      “1935 Act” shall have the meaning set forth in Section 3.22(a).

      “Acceptable Order” shall have the meaning set forth in Section 5.8(a).

      “Acquisition Proposal” shall mean any inquiry, offer or proposal (whether or not in writing and whether or not delivered to the Company’s shareholders generally), from any Person to acquire, in a single transaction or series of transactions, by merger, tender offer, exchange offer, stock acquisition, share exchange, asset acquisition, consolidation, liquidation, business combination or otherwise, directly or indirectly: (i) 15% or more of the Shares or any other class of equity securities of the Company; (ii) 15% or more of any class of equity securities of one or more of the Company’s subsidiaries which in the aggregate constitutes 15% or more of the net revenues, net income or assets (including equity securities) of the Company and its Subsidiaries, taken as a whole, or (iii) assets of the Company and/or one or more of its Subsidiaries which in the aggregate constitute 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

      “Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and a Person shall be deemed to control another Person if the controlling Person owns 25% or more of any class of voting securities (or other ownership interests) of the controlled Person.

      “Agreement” shall have the meaning set forth in the preamble hereto.

      “Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

      “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

      “Applicable Law” means any Law applicable to the Company, each of its Subsidiaries, Parent, Sub or any of their respective Affiliates, properties, assets, officers, directors, employees or agents.

      “Audit” means any legal, administrative, arbitration or similar proceeding, claim, suit, action or governmental or, to the extent communicated or otherwise made known to the Company or any of its Subsidiaries, a regulatory investigation of any nature, foreign or domestic, whether pending, proposed, or threatened (but only to the extent communicated in writing to the Company or any of its Subsidiaries) with respect to Taxes by a Governmental Entity.

      “Board” shall have the meaning set forth in the third recital hereto.

      “Bridge Facilities” shall have the meaning set forth in Section 5.17 hereof.

      “Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Newark, New Jersey.

      “Capital Structure Date” shall have the meaning set forth in Section 3.3.

      “Cash Payment” shall have the meaning set forth in Section 2.9(a).

      “Certificate of Merger” shall have the meaning set forth in Section 2.1(a).

      “Certificates” shall have the meaning set forth in Section 2.6(a).

      “Closing” shall have the meaning set forth in Section 2.11.

      “Closing Agreement” means a written and legally binding agreement with a Governmental Entity relating to Taxes.

      “Closing Date” shall have the meaning set forth in Section 2.11.

      “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

      “Commission” shall mean the Securities and Exchange Commission.

      “Commission Filings” shall have the meaning set forth in Section 3.5(a).

      “Commitment Letter” shall have the meaning set forth in Section 5.17.

      “Company” shall have the meaning set forth in the preamble hereto.

      “Company Board Recommendation” shall have the meaning set forth in Section 5.4(a).

      “Company Disclosure Letter” shall have the meaning set forth in Section 3.

      “Company Employees” shall have the meaning set forth in Section 5.9(a).

      “Company Material Adverse Effect” shall mean a material adverse effect on the business, properties, financial condition or results of operations or prospects of the Company and its Subsidiaries taken as a whole. Material Adverse Effect shall exclude any effects, consequences or conditions attributable to (i) the announcement of the transactions contemplated by this Agreement or other communication by Parent or Sub of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries, (ii) the consummation of the transactions contemplated by this Agreement or any actions by Parent, Sub or the Company taken pursuant to this Agreement, (iii) any change in U.S. or global economic conditions or U.S. or global financial markets or condition, or GAAP, (iv) any change relating to the industries in which the Company or any of its Subsidiaries operates or in any generally applicable law, regulation or order, in each case that does not specifically relate to the Company and that does not affect the Company in a materially disproportionate manner relative to other participants in the industries in which the Company operates, (v) any failure by the Company to meet any revenue or earnings predictions of equity analysts for any period, (vi) any change in the market price or trading volume of the Shares, (vii) any shareholder class action, derivative or similar litigation arising primarily from allegations of breach of fiduciary duty relating to this Agreement, (viii) the issuance of a “going concern” qualification by the Company’s auditors (but solely the issuance of such qualification and not the effects or consequences thereof, bases for, or the conditions attributable thereto), or (ix) any matter, the magnitude and significance of which was reasonably discernable to Parent prior to the date hereof based on disclosure made to Parent in this Agreement, the Company Disclosure Letter or the Exchange Act Reports.

      “Company Group” shall have meaning set forth in Section 3.11(m).

      “Company Parent” shall have meaning set forth in Section 3.11(m).

      “Company Property” shall mean any real property and improvements currently owned, leased or operated by the Company or its Subsidiaries.

      “Confidentiality Agreement” shall have the meaning set forth in Section 5.2.

      “Consents” shall have the meaning set forth in Section 5.8(a).

      “Contracts” shall have the meaning set forth in Section 3.15(a).

      “Credit Facilities” shall mean the credit facilities of the Company and NUI Utilities, Inc. that expire on November 22, 2004.

      “DSPP” shall have the meaning set forth in Section 2.9(a).

      “Effective Time” shall have the meaning set forth in Section 2.1(a).

      “Employee Benefit Plans” shall have the meaning set forth in Section 3.9.

      “Environmental Law(s)” means any Applicable Law in effect as of the date of this Agreement, or that may become effective between the date of this Agreement and the Effective Date, and pertaining to protection of the environment, including without limitation the manufacture, use, transport, management, treatment, storage, distribution, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance, pollutant, or contaminant, listed, classified or regulated as hazardous or toxic under any Applicable Law.

      “Environmental Permit” shall have the meaning set forth in Section 3.16(a).

      “ERISA” shall have the meaning set forth in Section 3.9(a).

      “ESPP” shall have the meaning set forth in Section 2.9(a).

      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “Exchange Act Reports” shall mean each report, schedule and definitive proxy statement filed by the Company with the Commission pursuant to the Exchange Act, since September 30, 2003, and through the date hereof (as such documents have since the time of their filing been amended prior to the date hereof).

      “ff Schedules” shall mean the work papers and supporting schedules relating to the U.S. federal income taxes of the Company and its Subsidiaries that are referenced by the “ff” designation.

      “Final Order” shall mean action by the applicable Governmental Entity relating to this Agreement or the transactions contemplated by this Agreement which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated by this Agreement may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied (but, in each case, without any requirement for the expiration of any applicable rehearing or appeal periods).

      “FPSC” shall have the meaning set forth in Section 3.4.

      “GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

      “Governmental Entity” shall mean any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency, authority, political subdivision, instrumentality, or any securities exchange.

      “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      “Indebtedness” shall mean (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with the terms thereof), including indebtedness evidenced by a note, bond, debenture or similar instrument; (ii) guarantees, assurances or other contractual contingent obligations which are or would be required to be accrued or disclosed pursuant to GAAP or in the Exchange Act Reports (but not including contingent obligations arising from pending or threatened litigation), (iii) obligations required to be classified and accounted for as capital leases on a balance sheet under GAAP; (iv) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements; and (v) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory.

      “Indemnified Parties” shall have the meaning set forth in Section 5.10(a).

      “Intellectual Property” shall mean any of the following (a) U.S. and non-U.S. patents, and applications for either, (b) registered and unregistered trademarks, trade names and service marks, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (c) registered and unregistered copyrights and mask works, and applications for registration of either, (d) internet domain names, (e) computer programs, databases and industrial designs, and (f) trade secrets and proprietary information not otherwise listed in (a) through (e) above.

      “IRS” means the Internal Revenue Service.

      “Law(s)” means any domestic or foreign federal, state or local constitution, statute, law, code, administrative interpretation, regulation, rule, injunction, judgment, order, writ, decree, ordinance, directive judgment, policy, guideline or ruling of any Governmental Entity, including common law.

      “Material Contracts” shall have the meaning set forth in Section 3.15(a).

      “Merger” shall have the meaning set forth in the first recital hereto.

      “Merger Price” shall have the meaning set forth in the second recital hereto.

      “Medium Term Notes” shall mean the outstanding $50 million 8.35% medium term notes of NUI Utilities, Inc., which mature on February 1, 2005.

      “MPSC” shall have the meaning set forth in Section 3.4.

      “NJAG Settlement” shall mean the plea agreement between the Division of Criminal Justice for the State of New Jersey and NUI Energy Brokers, Inc. dated June 30, 2004 and the letter agreement between the Division of Criminal Justice for the State of New Jersey and NUI Corporation dated June 30, 2004.

      “NJBCA” shall have the meaning set forth in the first recital hereto.

      “NJBPU” shall have the meaning set forth in Section 3.4.

      “NJBPU Settlement Order” means the Order dated April 26, 2004 issued by the NJBPU in respect of the proceeding captioned In the matter of Elizabethtown Gas Company, NUI Utilities, Inc. and NUI Corporation, Docket No. GA 03030213, GA 02020099, GR 03050423, GR 02120945, GR 02040245 and GR 01110771.

      “NJLNA” shall have the meaning set forth in Section 3.22(g).

      “Options” shall have the meaning set forth in Section 2.9(a).

      “Other Filings” shall have the meaning set forth in Section 3.13.

      “Parent” shall have the meaning set forth in the preamble hereto.

      “Parent Disclosure Letter” shall have the meaning set forth in Section 1.3.

      “Parent Material Adverse Effect” shall mean a material adverse effect on the business, properties, financial condition or results of operations or prospects of Parent and its Subsidiaries taken as a whole. Material Adverse Effect shall exclude any effects, consequences or conditions attributable to (i) the announcement of the transactions contemplated by this Agreement or other communication by Parent or Sub of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries, (ii) the consummation of the transactions contemplated by this Agreement or any actions by Parent, Sub or the Company taken pursuant to this Agreement, (iii) any change in U.S. or global economic conditions or U.S. or global financial markets or condition, or GAAP, (iv) any change relating to the industries in which Parent or any of its Subsidiaries operates or in any generally applicable law, regulation or order, in each case that does not specifically relate to Parent and that does not affect Parent in a materially disproportionate manner relative to other participants in the industries in which Parent operates, (v) any failure by Parent to meet any revenue or earnings predictions of equity analysts for any period, (vi) any change in the market price or trading volume of Parent’s shares, (vii) any shareholder class action, derivative or similar litigation arising primarily from allegations of breach of fiduciary duty relating to this Agreement, or (viii) any matter, the magnitude and significance of which was reasonably discernable to the Company prior to the date hereof based on disclosure made to the Company in this Agreement or the Parent Disclosure Letter.

      “Parties” shall mean the Company, Parent or Sub.

      “Paying Agent” shall have the meaning set forth in Section 2.6(a).

      “Payment Fund” shall have the meaning set forth in Section 2.7.

      “Permits” shall have the meaning set forth in Section 3.7(b).

      “Permitted Investments” shall have the meaning set forth in Section 2.7.

      “Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

      “Proxy Statement” shall have the meaning set forth in Section 5.4(a).

      “Regulated Business” shall mean NUI Utilities, Inc., a New Jersey corporation.

      “Regulated Business Material Adverse Effect” shall mean a material adverse effect on the business, properties, financial condition or results of operations or prospects of the Regulated Business. Material Adverse Effect shall exclude any effects, consequences or conditions attributable to (i) the announcement of the transactions contemplated by this Agreement or other communication by Parent or Sub of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries, (ii) the consummation of the transactions contemplated by this Agreement or any actions by Parent, Sub or the Company taken pursuant to this Agreement, (iii) any change in U.S. or global economic conditions or U.S. or global financial markets or condition, or GAAP, (iv) any change relating to the industries in which the Company or any of its Subsidiaries operates or in any generally applicable law, regulation or order, in each case that does not specifically relate to the Company and that does not affect the Company in a materially disproportionate manner relative to other participants in the industries in which the Company operates, (v) any failure by the Company to meet any revenue or earnings predictions of equity analysts for any period, (vi) any change in the market price or trading volume of the Shares, (vii) any shareholder class action, derivative or similar litigation arising primarily from allegations of breach of fiduciary duty relating to this Agreement, (viii) the issuance of a “going concern” qualification by the Company’s auditors (but solely the issuance of such qualification and not the effects or consequences thereof, bases for, or the conditions attributable thereto), or (ix) any matter, the magnitude and significance of which was reasonably discernable to Parent prior to the date hereof based on disclosure made to Parent in this Agreement, the Company Disclosure Letter or the Exchange Act Reports.

      “Required Consents” shall mean, collectively, the Consent of or to each of the Governmental Entities (other than any Governmental Entities that are Antitrust Authorities) specifically set forth in Section 3.4 (other than those set forth in Section 3.4(b) and Section 3.4(c)), Section 4.3 (other than those set forth in Section 4.3(b) and Section 4.3(c)) and Section 4.3 of the Parent Disclosure Letter.

      “Rights Agreement” shall have the meaning set forth in Section 3.3.

      “Securities Act” shall mean the Securities Act of 1933, as amended.

      “Shares” shall have the meaning set forth in the second recital hereto.

      “Special Meeting” shall have the meaning set forth in Section 5.4(c).

      “Stier Anderson Report” shall mean the final report, dated April 21, 2004, delivered by Stier Anderson, L.L.C. to the Audit Committee of the Board of Directors of the Company.

      “Stock Plans” shall have the meaning set forth in Section 2.9(a).

      “Sub” shall have the meaning set forth in the preamble hereto.

      “Subsidiary”, with respect to any Person, shall mean any other Person which is consolidated with such Person for financial reporting purposes.

      “Superior Proposal” shall mean an Acquisition Proposal on terms which the Board, after consultation with its outside legal counsel and its independent financial advisors of nationally recognized reputation (it being understood, for all purposes of this Agreement, that Berenson & Co., LLC and Credit Suisse First Boston LLC qualify as such), determines in good faith to be (x) reasonably capable of being completed, taking into account all legal, financial (including the ability to obtain financing), regulatory and other aspects of the proposal and the Person making such proposal, and (y) more favorable to the Company’s shareholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (taking into account any changes to the terms of this Agreement proposed by Parent or Sub in response to such proposal or otherwise).

      “Surviving Corporation” shall have the meaning set forth in Section 2.1(b).

      “Takeover Laws” shall have the meaning set forth in Section 3.19.

      “Tax” (or “Taxes” as the context may require) mean (i) all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, business and occupation, estimated, payroll, withholding, disability, workers compensation, unemployment insurance, social security, premium, stamp, customs, license, transfer, excise, sales, use, gross receipts, franchise, ad valorem, environmental, production, severance, capital and property taxes, duties, fees, levies or other governmental charges and assessments), and including any interest, additions to tax and penalties (civil or criminal) with respect thereto or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and (ii) any liability for the payment of amounts described in clause (i) above whether imposed (A) directly on a Person, (B) as a transferee or successor or (C) as a result of being a member of an affiliated, consolidated, combined or unitary group.

      “Tax Claim” shall mean any Audits or administrative or court proceedings, or assessments with respect to Taxes.

      “Tax Return” means any return, report, claim, certificate, form, statement, disclosure, declaration, election, information return, estimate or other document (including any related or supporting information attached and any amended materials provided with respect to any of the foregoing) supplied to, or filed with, a Governmental Entity with respect to Taxes.

      “Tax Ruling” means a written ruling of a Governmental Entity relating to Taxes.

      “Tax Sharing Agreement” means any written agreement, written arrangement, written indemnity or other written obligation for the allocation or payment of Tax liabilities or payment for Tax benefits that may exist as of the Closing Date.

      “Termination Date” shall have the meaning set forth in Section 7.1(b).

      “Termination Fee” shall have the meaning set forth in Section 8.1(b).

      “Transfer Taxes” means any sales, use, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Entity in connection with the transactions contemplated by this Agreement.

      “Transition Steering Team” shall have the meaning set forth in Section 5.16.

      “VSCC” shall have the meaning set forth in Section 3.4.

      SECTION 1.2.     Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules, the preamble and recitals are references to articles, sections, exhibits, schedules, the preamble and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

      SECTION 1.3.     Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company” or words of similar import, it shall mean the actual knowledge, after diligent inquiry by the individuals set forth in Section 1.3 of the Company Disclosure Letter. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Parent and/or Sub” or words of similar import, it shall mean the actual knowledge, after diligent inquiry by the individuals set forth in Section 1.3 of the disclosure letter delivered by Parent and Sub to the Company upon or prior to entering into this Agreement (the “Parent Disclosure Letter”).

ARTICLE II

THE MERGER

      SECTION 2.1.     The Merger.

      (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the NJBCA and shall be filed with the Division of Revenue of the Department of Treasury of the State of New Jersey in accordance with the provisions of the NJBCA. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time reflected in such Certificate of Merger as shall be agreed to by Parent and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

      (b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the NJBCA, at the Effective Time, Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of New Jersey (the “Surviving Corporation”).

      (c) From and after the Effective Time, the Merger shall have the effects set forth in N.J.S.A. 14A:10-6 of the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.

      SECTION 2.2.     Certificate of Incorporation of the Surviving Corporation. The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

      SECTION 2.3.     By-laws of the Surviving Corporation. The Amended and Restated By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation.

      SECTION 2.4.     Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time, together with such other persons as Parent shall designate, shall, subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

      SECTION 2.5.     Conversion of Stock. At the Effective Time:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any Subsidiary of Parent (including Sub), all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto) and all rights in respect of such Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the Merger Price; and

(b) Each share of common stock, par value $0.01 per share, of Sub, then issued and outstanding, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

      SECTION 2.6.     Paying Agent; Surrender of Certificates.

      (a) Prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent (the “Paying Agent”) to receive funds in trust in order to make the payments contemplated by Section 2.5(a). Prior to the Effective Time, Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate which, prior to the Effective Time, represented Shares or any portion of a Share (other than those which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held directly or indirectly by Parent or any direct or indirect Subsidiary of Parent (including Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Shares or any portion of a Share (the “Certificates”) in exchange for the aggregate Merger Price deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person entitled thereto the product of the Merger Price and the number of Shares and any portion of a Share represented by such Certificates. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the aggregate Merger Price deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

      (b) If the aggregate Merger Price (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Price that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, and that the Person requesting such transfer pay to the Paying Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.

      (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to the alleged loss, theft or destruction of such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Price deliverable in respect thereof as determined in accordance with this Article II.

      SECTION 2.7.     Payment. Concurrently with or immediately prior to the Effective Time, Parent shall deposit or cause to be deposited in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (a) the number of Shares outstanding immediately prior to the Effective Time (other than Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held directly or indirectly by Parent or any direct or indirect Subsidiary of Parent (including Sub)) and (b) the Merger Price (such amount being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Sub (i) in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the laws of a state of the United States rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, “Permitted Investments”) or (ii) in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Sub as and when requested by Sub. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.5(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose. Promptly following the date which is one (1) year after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the aggregate Merger Price deliverable in respect thereof pursuant to this Article II, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Applicable Law. Notwithstanding the foregoing, neither the Paying Agent nor any Party shall be liable to a holder of Shares for any Merger Price with respect to such Shares delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

      SECTION 2.8.     No Further Rights of Transfers. At and after the Effective Time, each holder of Shares shall cease to have any rights as a shareholder of the Company, except as otherwise required by Applicable Law and except for, in the case of a holder of a Certificate (other than Shares to be canceled pursuant to Section 2.5(a)), the right to surrender his or her Certificate in exchange for payment of the applicable aggregate Merger Price, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to the Shares shall be closed.

      SECTION 2.9.     Stock Options and Restricted Stock.

      (a) Prior to the Effective Time, each outstanding stock option and other right to purchase or otherwise acquire Shares (each, an “Option” and, collectively, the “Options”) heretofore granted under any stock option or stock-based compensation plan of the Company or otherwise (the “Stock Plans”), whether or not then vested or exercisable shall become 100% vested and exercisable and shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (the “Cash Payment”), at the Effective Time, equal to the product of (i) the total number of Shares subject to such Option, whether or not then vested or exercisable and (ii) the amount, if any, by which the Merger Price exceeds the exercise price per Share subject to such Option; each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time. Section 2.9 of the Company Disclosure Letter lists each Stock Plan and the outstanding Options. The Company shall terminate, as of the Effective Time, the Stock Plans and amend, as of the Effective Time, the provisions of any other Employee Benefit Plans providing for the issuance, transfer or grant of any capital stock of the Company, or any interest in respect of any capital stock of the Company, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in the capital stock of the Company. Upon the execution by Parent and Sub of this Agreement, the Company shall suspend the NUI Corporation Employee Stock Purchase Plan (“ESPP”) and the NUI Corporation 1996 Director Stock Purchase Plan (“DSPP”) so that, as of the Effective Time, no options shall be outstanding under either such plan. The Company shall (i) cause each such suspension to continue until the earlier of (A) the Effective Time and (B) the termination of this Agreement pursuant to Article VII hereof, and (ii) terminate the ESPP and the DSPP effective as of the Effective Time. At the Effective Time, each outstanding participant account balance under the NUI Corporation Deferred Compensation Plan that is denominated in Shares shall be converted into a right to receive an amount, in cash, at the Effective Time, equal to the Merger Price multiplied by the number of Shares subject to such account. At the Effective Time, each outstanding deferred restricted stock credit under the NUI Corporation 1996 Stock Option, Stock Award and Incentive Plan shall be converted into a right to receive an amount, in cash, at the Effective Time, equal to the Merger Price multiplied by the number of Shares subject to such deferred restricted stock credit.

      (b) Immediately prior to the Effective Time, each Share in the form of restricted stock outstanding under the Stock Plans shall become, subject to applicable securities laws, fully and immediately transferable and the restrictions thereon shall lapse.

      SECTION 2.10.     Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Company by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      SECTION 2.11.     Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, as soon as practicable, but in any event within three (3) Business Days after the last of the conditions set forth in Article VI is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the Parties shall agree in writing. Such date is herein referred to as the “Closing Date”.

      SECTION 2.12.     Withholding Rights; Transfer Taxes.

      (a) The Company or the Surviving Corporation shall be entitled to and will deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Article II, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax law. Notwithstanding any provision to the contrary, the Company and Parent shall cooperate with each other and take all reasonable and necessary steps between the date hereof and the Effective Time to determine if any amounts should be withheld or deducted pursuant to Section 1445 of the Code from any payments made pursuant to this Article II and the Company agrees that it will withhold or deduct any such amounts as may be required under Applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

      (b) From the date of this Agreement to the Effective Time, the Company and Parent shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any Transfer Taxes and take all reasonable steps necessary to obtain any exemptions from such Transfer Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      SECTION 3. The Company hereby represents and warrants to Parent and Sub, except as set forth in the disclosure letter delivered by the Company to Parent and Sub upon or prior to entering into this Agreement (the “Company Disclosure Letter”); provided, that, any such exception shall be contained in the section of the Company Disclosure Letter corresponding to the representation or warranty to which such exception is being taken, provided, further, that any such exception shall not be required to be contained in other sections of the Company Disclosure Letter if the magnitude and significance of the item excepted and its relationship to a particular representation or warranty shall be reasonably discernable to Parent:

      SECTION 3.1.     Due Organization, Good Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction of its incorporation (or, if not a corporation, organization) and each such Person has all requisite power (corporate or otherwise) and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, when taken together with all other such failures, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s Certificate of Incorporation and the Company’s By-laws and the comparable governing documents of each of its Subsidiaries, in each case, as amended and in full force and effect as of the date of this Agreement.

      SECTION 3.2.     Authorization; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (subject to the approval of the shareholders of the Company as required by the NJBCA) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than, in each case, as required by the NJBCA, the adoption of this Agreement by the shareholders of the Company and the filing of appropriate merger documents with the Division of Revenue of the Department of Treasury of the State of New Jersey). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the Certificate of Incorporation or By-laws or other equivalent charter documents, as applicable, of the Company or any of its Subsidiaries, in each case, as amended to the date of this Agreement, (b) conflict with or result in a breach of, or default under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets are bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.3.     Capitalization. The authorized capital stock of the Company consists of (a) 30,000,000 Shares and (b) 5,000,000 shares of preferred stock, no par value per share, of which 100,000 shares of such preferred stock are designated as Series A Junior Participating Preferred Stock. At the close of business on July 12, 2004 (the “Capital Structure Date”) (i) 16,188,867 Shares were issued and outstanding, (ii) no shares of preferred stock were issued and outstanding, (iii) 218,706 Shares were held by the Company in its treasury, (iv) 331,198 shares were subject to issuance upon exercise of outstanding Options granted under the Stock Plans and Section 3.3(i) of the Company Disclosure Letter sets forth the number of shares subject to issuance pursuant to each Stock Plan, and (v) no shares of Series A Junior Participating Preferred Stock were subject to issuance pursuant to the Company’s Rights Agreement, dated as of March 2, 2001, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”). Section 3.3(ii) of the Company Disclosure Letter sets forth all of the subsidiaries of the Company and all partnerships, joint ventures and similar entities of which the Company or any of its Subsidiaries is a partner, member or participant as the case may be. All issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. Except as set forth in this Section 3.3, at the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of the Company or its Subsidiaries were issued, reserved for issuance or outstanding. Since the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of the Company have been issued or reserved for issuance or become outstanding, other than Shares described in clause (iv) of the second sentence of this Section 3.3 that have been issued upon the exercise of outstanding Options granted under the Stock Plans, as the case may be. Except as described in this Section 3.3, there are no outstanding options, warrants, calls, subscriptions, contracts or other rights (including any preemptive right), agreements or commitments (whether written or oral) which (x) obligate the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of the Company or any subsidiary, (y) restricts the transfer of any shares of capital stock of the Company or (z) relates to the voting of any shares of capital stock of the Company.

      SECTION 3.4.     Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no Consent of or to any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the Consent of each of the New Jersey Board of Public Utilities (the “NJBPU”), the Florida Public Service Commission (the “FPSC”), the Maryland Public Service Commission (the “MPSC”) and the Virginia State Corporation Commission (the “VSCC”), (b) compliance with any applicable requirements of the Exchange Act and any applicable state securities or blue sky laws, (c) the filing of the Certificate of Merger, (d) the Consent of the Federal Communications Commission, and (e) any other Consents which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.5.     Company Reports and Financial Statements.

      (a) Since September 30, 2003, the Company has filed all material forms, reports, schedules, statements and other documents with the Commission relating to periods commencing on or after such date required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder (such forms, reports, schedules, statements and other documents, in each case, as amended, being hereinafter referred to as the “Commission Filings”), and, as of their respective dates, the Commission Filings complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder.

      (b) Each of the consolidated financial statements of the Company contained in the Commission Filings has been prepared in accordance with GAAP (except (i) as may be indicated therein or in the notes or schedules thereto and (ii) in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the Commission) and presents fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustment).

      (c) Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the Exchange Act Reports filed and publicly available prior to the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) required to be set forth in the Company’s consolidated balance sheet under GAAP, other than liabilities incurred in the ordinary course of business since September 30, 2002 or which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (d) Except as disclosed in the Exchange Act Reports, the Company has maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, and (ii) all transactions are recorded as necessary to permit the preparation of annual and interim financial statements in conformity with GAAP and to maintain proper accountability for items. Except as disclosed in the Exchange Act Reports, the Company management’s report and assessment of internal controls, and management’s report and the Company’s independent auditors’ reports identify no material weakness or control deficiency in accordance with or as defined by PCAOB Standard No. 2 or Section 302 of the Sarbanes-Oxley Act of 2002.

      SECTION 3.6.     Absence of Certain Changes or Events. Except as disclosed in the Exchange Act Reports filed prior to the date hereof since September 30, 2003, the Company and each of its Subsidiaries has not: (a) suffered any change, including any casualty, to its assets, in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (b) conducted its business in any material respect not in the ordinary course of business consistent with past practice or (c) except as is not reasonably likely, in the aggregate, to have a Company Material Adverse Effect (i) incurred any indebtedness or issued any debt securities or assumed or guaranteed the obligations of any other Person, (ii) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the equity of the Company or redeemed or otherwise acquired any interests of equity of the Company, (iii) sold, transferred or otherwise disposed of any of its material property or assets, (iv) increased in any manner the rate or terms of compensation of any of its directors or officers, (v) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by law or any existing plan or other agreement or arrangement to any such director, officer or employee, whether past or present, (vi) entered into or amended any employment, bonus, severance or retirement contract for employees of the Company, (vii) suffered any work stoppage or labor dispute, or (viii) acquired or agreed to acquire any interest in any corporation, partnership, limited liability company or other entity. To the Company’s Knowledge, the Company and its Subsidiaries have not incurred any material liabilities in connection with the items set forth in Section 3.6(b) of the Company Disclosure Letter, and the representation set forth in this sentence shall not be qualified by any matter set forth in the Company Disclosure Letter.

      SECTION 3.7.     Compliance with Laws; Compliance with Agreements.

      (a) The operations of the Company and its Subsidiaries are not being conducted in violation of any law and neither the Company nor any of its Subsidiaries has been given notice of any purported violation of any Law, except, in either case, for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (b) The Company and its Subsidiaries hold all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (the “Permits”) that are required pursuant to any Laws or are otherwise necessary for the operation of the business of the Company and/or its Subsidiaries as now conducted, except to the extent that any such failure to hold Permits or any such default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (c) The Company and each of its Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of (nor to the Knowledge of the Company does there exist any condition which upon the passage of time, the giving of notice or the failure to obtain a waiver would case such a default under) (i) its Certificate of Incorporation or By-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except, in the case of clause (ii), for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (d) Section 3.7(d) of the Company Disclosure Letter sets forth the amount outstanding and maturity date of all outstanding Indebtedness where the amount outstanding is greater than $1,000,000.

      SECTION 3.8.     Litigation. As of the date of this Agreement, (i) there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity, pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights, and, (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its Subsidiaries, except for any of the foregoing under clauses (i) and (ii) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. With respect to each matter listed therein, Section 3.8 of the Company Disclosure Letter sets forth the Company’s insurance coverage (including policy limits) applicable to such matter.

      SECTION 3.9.     Employee Benefit Plans.

      (a) Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other plan or arrangement that provides stock purchase, restricted stock, incentives, bonuses, stock options and deferred compensation or other benefit plan, program or arrangement, and all employment, termination, severance, change of control, indemnification or other employee contract or agreement maintained, contributed to, by the Company and/or any of its Subsidiaries, or

as to which the Company or any of its Subsidiaries would reasonably be expected to have any liability (collectively, the “Employee Benefit Plans”) is set forth in Section 3.9 of the Company Disclosure Letter. Each Employee Benefit Plan is in substantial compliance with Applicable Law and has been administered and operated in all material respects in accordance with its terms. Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the Internal Revenue Service and is awaiting a response and, to the Knowledge of the Company, no event has occurred and no condition exists which would result in the revocation of any such determination.

      (b) Section 3.9(b) of the Company Disclosure Letter lists all multiemployer plans (within the meaning of Section 3(37) or 4001(a) of ERISA) contributed to, or participated in, by the Company or any of its Subsidiaries or with respect to which the Company has incurred or could incur liability under Title IV of ERISA. The Company has not incurred any liability which has not been satisfied in full in connection with the Company’s or any of its Subsidiary’s withdrawal from or the termination or reorganization of any multiemployer plan and no fact or event exists which is reasonably expected to give rise to any such liability.

      (c) No Employee Benefit Plan subject to Code Section 412 has any accumulated funding deficiency, as such term is defined therein.

      (d) There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA or Code Section 4975) with respect to any Employee Benefit Plan.

      (e) Section 3.9(e) of the Company Disclosure Letter lists all Employee Benefit Plans which provide any welfare benefit beyond termination of employment other than pursuant to COBRA.

      (f) All contributions premiums or payments required to be made in connection with any Employee Benefit Plan have been made on or before their due dates.

      (g) Except as set forth in Section 3.9(g) of the Company Disclosure Letter, (i) since September 30, 2003 no payment or benefit paid or granted by the Company or any of its Subsidiaries has been or will be considered an “excess parachute payment” within the meaning of Section 280G of the Code and (ii) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any amount or benefit that will be considered an “excess parachute payment” within the meaning of Section 280G in connection with the transactions contemplated by this Agreement.

      SECTION 3.10.     Labor Matters. As of the date of this Agreement, except for employees not in excess of 400 in the aggregate, represented by (i) Utility Workers Union of America, Local 424, (ii) the Communications Workers of America, Local 1023, and (iii) the Teamsters, Locals 385 and 769, no employee of the Company or any of its Subsidiaries is represented by any union or any collective bargaining agreement. As of the date of this Agreement, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

      SECTION 3.11.     Taxes.

      (a) The Company and each of its Subsidiaries have filed or caused to be filed, or shall file or cause to be filed within the time and in the manner prescribed by Applicable Law all material Tax Returns that are required to be filed by, or with respect to, the Company and each of its Subsidiaries for periods ending on or prior to the Effective Time (taking into account any applicable valid extension of time within which to file), and each such Tax Return was and continues to be true, correct and complete in all material respects.

      (b) All material amounts of Taxes of the Company and each of its Subsidiaries that were or are due and payable as of or prior to the Effective Time have been (or will be) paid on or prior to the Effective Time within the manner and no later than the time prescribed by Applicable Law and with respect to material amounts of Taxes that have accrued but are not yet payable as of the Effective Time that relate to any periods or portions thereof for which an Exchange Act Report 10-Q or 10-K has been filed, the Company and its Subsidiaries have or will have prior to the Effective Time established adequate reserves for the payment of such Taxes (or otherwise reflected such Taxes as paid) on such Exchange Act Reports in accordance with GAAP.

      (c) Neither the Company nor any of its Subsidiaries (i) is presently the subject of a Tax Claim by any Governmental Entity that could materially affect the Taxes of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is aware of any written notice of a proposed commencement of any Tax Claim for the assessment or collection of additional material amounts of Taxes or (ii) has granted, has requested or has been requested to grant any unexpired waiver or extension of any statute of limitations in connection with or in respect of the examination of any Tax Return filed by, or with respect to, the Company or any of its Subsidiaries (including with respect to (i) any consolidated Tax Returns or (ii) the assessment of any material amounts of Tax or assertion of any material amounts of Tax deficiency).

      (d) The Company and each of its Subsidiaries has delivered to or made available for review by Parent for the four (4) year period prior to the Effective Time correct and complete copies of: (i) all filed Tax Returns relating to the Company and each of its Subsidiaries (other than any Tax Returns relating to sales and use tax filed by NUI TeleCom), copies of all “ff Schedules” relating to the federal income Tax Returns of the Company and each of its Subsidiaries and copies of all schedules and workpapers relating to all income, gross receipts and franchise Tax Returns (other than the federal income Tax Returns) of the Company and each of its Subsidiaries, (ii) reports, statements or other written information relating to any Tax Claim that could result in the assessment of an amount of Tax equal to or greater than $100,000 received by the Company or any of its Subsidiaries from any Governmental Entity and all written materials provided by the Company or any of its Subsidiaries to any Governmental Entity in connection with such Tax Claim, and (iii) statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to an amount of Tax equal to or greater than $100,000.

      (e) The Company and/or each of its Subsidiaries has delivered or made available to the Parent (i) a schedule listing all of the states for which the Company or any of its Subsidiaries, for any taxable period commencing after September 30, 1999, reported an amount of net income or net loss equal to or greater than $200,000 or Taxes greater than or equal to $100,000; and (ii) a schedule that sets forth the amount of any net operating loss carryovers for federal income tax purposes of the Company and its Subsidiaries.

      (f) In the four (4) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received a written claim, that has not been resolved as of the date hereof, by a Governmental Entity in a jurisdiction where the Company or any such Subsidiary does not file Tax Returns that the Company or any such Subsidiary is subject to a material amount of Tax in that jurisdiction.

      (g) Except as required by Applicable Law, since December 31, 2003, neither the Company nor any of its Subsidiaries has: (i) made or changed any election concerning any Taxes, (ii) changed an annual accounting period or adopted or changed any accounting method, (iii) settled any Tax Claim or assessment or (iv) surrendered any right to claim a refund of any Taxes, in each case of (i) through (iv), to the extent such action relates to a material amount of Taxes and would affect the Taxes of the Surviving Company or any of its Subsidiaries following the Effective Time.

      (h) Neither the Company nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4, in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

      (i) Neither the Company nor any of its Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any Governmental Entity that could affect the Taxes of Parent, the Surviving Company, or any Subsidiary of Parent or the Surviving Company in a material manner after the Effective Time.

      (j) The Company, the Surviving Company, and each of the Company’s Subsidiaries is not and will not be required to make any adjustment under Section 481(a) of the Code (or any corresponding provision of Foreign, state or local Tax law) by reason of any change or any requested or proposed change in a Tax accounting method or otherwise that could materially affect the Taxes of Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company.

      (k) Neither the Company nor any of its Subsidiaries: (i) entered into or engaged in an installment sale transaction (within the meaning of Section 453 of the Code) for which an amount of Tax liability equal to or greater than $100,000 will remain outstanding after the Effective Time; (ii) entered into a “gain recognition agreement” within the meaning of Section 367 of the Code and the Treasury Regulations promulgated thereunder; (iii) has, within the twenty-four month period preceding the date hereof, constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock that was intended to qualify for tax-free treatment under Section 355 of the Code; or (iv) has entered into any transaction during any taxable period commencing after September 30, 1999 for which a “deferred intercompany gain” (within the meaning of Treasury Regulation Section 1.1502-13) equal to or greater than $200,000 will remain outstanding after the Effective Time.

      (l) No power of attorney has been or will be granted with respect to any matter relating to the Taxes of the Company or any Subsidiary that will have any force or effect as of or after the Effective Time.

      (m) The Company and each of its corporate Subsidiaries are members of the same affiliated group of which the Company is the common parent (the “Company Parent”), within the meaning of Code Section 1504(a) (the “Company Group”). Neither the Company nor any if its corporate Subsidiaries has been a member of any affiliated group which had a common parent other than the Company. Except with respect to any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) that directly results from the Company or any of its Subsidiaries being a member of the Company Group, neither the Company, the Surviving Company nor any Subsidiary thereof will have as of the Effective Time any liability for a material amount of Taxes of any other Person (i) as a transferee or successor, (ii) by contract (including any Tax Sharing Agreements) or (iii) otherwise.

      (n) To the extent not already listed on Section 3.3 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has at any time owned an equity interest in any partnership or joint venture or been the holder of a beneficial interest in any trust for any period for which the Company or any such Subsidiary reported an amount of net income or net loss relating to such equity interest or beneficial interest equal to or greater than $200,000 and further, for which the statute of limitations for any Tax has not expired.

      Provided, however that solely for purposes of this Section 3.11 the term Subsidiary with respect to the Company shall also include any former Subsidiary of the Company for which the Company or any Subsidiary of the Company (as determined as of the date hereof) may be liable for Taxes relating to or imposed with respect to such former Subsidiary, but only with respect to those periods prior to or during which such former Subsidiary was a Subsidiary of the Company.

      SECTION 3.12.     Intellectual Property.

      (a) To the Knowledge of the Company, the Company or its Subsidiaries own or have the right to use, free and clear of all liens, security interests, charges or encumbrances of any kind or nature, all proprietary Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries substantially as presently conducted except where the failure to so own or have such right, or the presence of such liens, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (b) Since September 30, 2003, the Company has not received written notice and, to the Knowledge of the Company, no claim has been threatened by any person, challenging the use or ownership by the Company or its Subsidiaries of any Intellectual Property, except for claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (c) To the Knowledge of the Company, the use of the Intellectual Property by the Company or any of its Subsidiaries does not infringe upon, violate or constitute a misappropriation of any right, title or interest in any Intellectual Property right.

      (d) Since September 30, 2003, to the Knowledge of the Company, the proprietary Intellectual Property owned by the Company has not been used or enforced or has failed to be used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any such Intellectual Property, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.13.     Information. None of the information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) any other document filed or to be filed with the Commission in connection with the transactions contemplated by this Agreement (the “Other Filings”) will, at the respective times filed with the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to shareholders of the Company, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by the Company with respect to information furnished by Parent or Sub specifically for inclusion therein. The Proxy Statement and the Other Filings made by the Company will, at the respective times filed with the Commission, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub in writing specifically for inclusion in the Proxy Statement.

      SECTION 3.14.     Broker’s or Finder’s Fee. Except for the fees of Berenson & Company, LLC and Credit Suisse First Boston LLC (whose fees and expenses shall be paid by the Company in accordance with the Company’s agreement with such firms), no agent, broker, Person or firm acting on behalf of the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company in connection with this Agreement or any of the transactions contemplated hereby from any of the Parties.

      SECTION 3.15.     Certain Contracts and Arrangements.

      (a) As of the date hereof, other than those Contracts that are filed as exhibits to the Commission Filings filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any written contracts, agreements or instruments (“Contracts”) of the following nature (collectively, the “Material Contracts”): (i) Contracts that are required to be filed as an exhibit to a Commission Filing and (ii) Contracts that contain a minimum annual purchase requirement of $1,000,000 or more which have a term of more than one (1) year and that cannot be cancelled on less than ninety (90) days notice. Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default under any Material Contract. All collective bargaining agreements to which the Company or any of its Subsidiaries is a party are set forth on Section 3.15(a) of the Company Disclosure Letter.

      (b) To the Company’s Knowledge, the execution of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not result, directly or indirectly, in the grant of any material rights to any Person under any Material Contract (other than the agreements disclosed in Section 3.15(b) of the Company Disclosure Letter) to which it or any of its subsidiaries is a party.

      SECTION 3.16.     Environmental Laws. Except as listed or described in Section 3.16 of the Company Disclosure Letter or the Exchange Act Reports, or except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company:

(a) (i) the Company and its Subsidiaries have obtained and presently hold all federal, state, local and foreign Permits as required under any Environmental Laws (“Environmental Permits”) that are necessary for the operation of the business of the Company and/or its Subsidiaries as now conducted; (ii) each Environmental Permit is in full force and effect and the Company and its Subsidiaries, and their operations, are in compliance with all of their obligations with respect thereto; (iii) no event has occurred that would reasonably be expected to cause, upon the giving of notice or the lapse of time, revocation or termination of any Environmental Permit; (iv) neither the Company nor its Subsidiaries has received any notice of, and no proceeding is pending or threatened with respect to, any alleged failure by the Company or any of its Subsidiaries to have any Environmental Permit or not to be in compliance therewith; and (v) there is no reason why any Environmental Permit that has been applied for, but not yet granted, will not be obtained in form and substance sufficient to permit the continued lawful operation of the Company, its Subsidiaries, and their respective operations;

(b) the Company and its Subsidiaries (i) are in compliance with, and not in violation of, any and all applicable Environmental Laws; and (ii) are not subject to any investigation or response action obligations or other liabilities under any Environmental Laws;

(c) the Company and its Subsidiaries, individually or collectively, (i) are not subject to any consent decree, compliance order or administrative order issued pursuant to Environmental Laws or any written request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any Governmental Entity pursuant to Environmental Laws; (ii) have not in the last five (5) years received written notice under the citizen suit provision of any Environmental Law; (iii) there are no claims pending, or otherwise threatened, against the Company or its Subsidiaries or otherwise relating to any Company Property under any Environmental Laws; and (iv) there are no facts, circumstances or conditions relating to the past or present business or operations of the Company or its Subsidiaries or any of their respective predecessors, or to any properties currently or formerly owned, leased or operated by the Company or its Subsidiaries or any of their respective predecessors, that would reasonably be expected to give rise to any claim under any Environmental Law;

(d) the Company and its Subsidiaries have disclosed all material environmental reports, studies, assessments, sampling data, and other environmental information in their possession relating to the environmental conditions associated with the properties currently or formerly owned, leased or operated by the Company or its Subsidiaries or any of their respective predecessors (including the presence of contamination associated with the manufacturing of gas from coal and/or petroleum) and the current or former operations of the Company or its Subsidiaries or any of their respective predecessors;

(e) the representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties of the Company concerning environmental matters.

      SECTION 3.17.     Opinion of Financial Advisors. The Board has received the opinion of each of Berenson & Company, LLC and Credit Suisse First Boston LLC, to the effect that, as of the date of this Agreement, the Merger Price is fair, from a financial point of view, to the holders of Shares. A copy of the written opinion delivered by each of Berenson & Company, LLC and Credit Suisse First Boston LLC shall be delivered to Parent following the execution of this Agreement by the Parties.

      SECTION 3.18.     Board and Shareholder Approval. The Board, at a meeting duly called and held, has (a) duly and validly approved and taken all corporate action required to be taken by the Board to authorize this Agreement and the consummation of the transactions contemplated hereby, (b) resolved that the transactions contemplated by this Agreement are advisable and in the best interests of the shareholders of the Company and that the consideration to be paid for each Share in connection with the Merger is fair to the holders of the Shares and (c) subject to the other terms and conditions of this Agreement, resolved to recommend that the shareholders of the Company approve and adopt this Agreement and each of the transactions contemplated hereby, and none of the aforesaid actions by the Board has been amended, rescinded or modified. The approval of the Merger by the affirmative vote of a majority of the votes cast by the holders of Shares entitled to vote thereon is the only vote of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

      SECTION 3.19.     State Takeover Statutes. The Board has approved the transactions contemplated by this Agreement such that the provisions of the New Jersey Shareholders Protection Act, N.J.S.A. 14A:10A-1 et seq., will not, assuming the accuracy of the representations contained in Section 4.9, apply to this Agreement or any of the transactions contemplated hereby. The Company has taken (and will take) all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and, assuming the accuracy of the representations contained in Section 4.9, the transactions contemplated hereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price” or other anti-takeover laws and regulations of the State of New Jersey (collectively, “Takeover Laws”), other than Section 48:2-13, Section 48:2-51.1, Section 48:3-7 and Section 48:3-10 of the New Jersey Public Utilities Act, N.J.S.A. Title 48, as amended.

      SECTION 3.20.     Rights Agreement. The Company has made available to Parent a true and complete copy of the Rights Agreement as in effect on the date of this Agreement. The Company has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not result in the ability of any Person to exercise any Rights under the Rights Agreement or enable or require the Company Rights to separate from the shares of common stock, no par value per share, of the Company to which they are attached or to be triggered or become exercisable.

      SECTION 3.21.     Ownership of Parent Common Stock. The Company does not “beneficially own” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of common stock, par value $5.00 per share, of Parent.

      SECTION 3.22.     Regulatory Matters.

      (a) Neither the Company nor (in the case of clauses (ii), (iii), and (iv)) any “associate company,” “subsidiary company” or “affiliate” (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the “1935 Act”)) of the Company is (i) registered, or required to be registered, under the 1935 Act, (ii) subject to regulation as a “public utility” under the Federal Power Act, as amended, (iii) subject to regulation as a “natural-gas company” under the Natural Gas Act of 1938, as amended, or (iv) subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than New Jersey, Florida, Maryland and Virginia or by any foreign country.

      (b) As of the date hereof, the NJBPU Settlement Order is final and is in full force and effect and there are no agreements or understandings with the NJBPU or its staff concerning the matters that are the subject of the NJBPU Settlement Order that are not disclosed in the NJBPU Settlement Order.

      (c) To the best of the Company’s Knowledge, the Company has disclosed to Parent all material information with respect to any investigations of the FPSC and the Commission relating to the matters addressed by the NJBPU Settlement Order and the Stipulation and Agreement referred to therein, by the Stier Anderson Report, or by the NJAG Settlement.

      (d) The Company has made available to Parent the final Stier Anderson Report and as of the date hereof, such report has not been amended, modified or supplemented in any way, and no portions of, annexes or exhibits to, or documents otherwise constituting a part of such report have been omitted from the final Stier Anderson Report made available to Parent.

      (e) The Company has made available to Parent the NJAG Settlement and as of the date hereof, such agreements have not been amended, modified or supplemented in any way, and no portions of, annexes or exhibits to, or documents otherwise constituting a part of such agreements have been omitted from the NJAG Settlement made available to Parent.

      (f) To the best of the Company’s Knowledge, the Company has disclosed to Parent all material information relating to the ongoing investigation of the Company by the Commission and the investigation of the Company by the New Jersey Attorney General.

      (g) The Company has made available to Parent the Letter of Non-Applicability, dated July 6, 2004, issued by the Department of Environmental Protection of the State of New Jersey (the “NJLNA”) relating to the transactions contemplated by this Agreement and as of the date hereof, the NJLNA is in full force and effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      SECTION 4. Each of Parent and Sub hereby represents and warrants to the Company as follows:

      SECTION 4.1.     Due Organization, Good Standing and Corporate Power. Each of Parent and Sub is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction in which it is incorporated (or, if not a corporation, organization) and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Sub has delivered to the Company complete and correct copies of its Certificate of Incorporation and By-laws, in each case, as amended and in full force and effect as of the date of this Agreement. Neither Parent nor Sub is in violation of any of the provisions of its Certificate of Incorporation or By-laws.

      SECTION 4.2.     Authorization; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by each of them of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of each of Parent and Sub and have been duly approved by Parent as sole shareholder of Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby (other than the filing of the appropriate merger documents as required by the NJBCA). This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate or articles of incorporation or by-laws (or comparable documents) of Parent or Sub, in each case as amended to the date of this Agreement, (b) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any material contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or Sub is a party or by which Parent or Sub or any of their respective assets is bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

      SECTION 4.3.     Consents and Approvals. Except as set forth in Section 4.3 of the Parent Disclosure Letter, assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no Consent of or to any Governmental Entity or any other third party which has not been received or made, is necessary or required with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (a) the Consent of each of the NJBPU, the FPSC, the MPSC and the VSCC and the Consents set forth in Section 3.4(d), (b) compliance with any applicable requirements of the Exchange Act and any applicable state securities or blue sky laws, (c) the filing of the Certificate of Merger and (d) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

      SECTION 4.4.     Information. None of the information supplied or to be supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the Commission and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to shareholders, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they we made, not misleading. The Other Filings made by Parent or Sub will, at the respective times filed with the Commission, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, if applicable, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Other Filings.

      SECTION 4.5.     Broker’s or Finder’s Fee. Except for Morgan Stanley & Co. Incorporated (whose fees and expenses as financial advisor to Parent and Sub shall be paid by Parent or Sub), no agent, broker, Person or firm acting on behalf of Parent or Sub is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto or from any Affiliate of the Parties.

      SECTION 4.6.     Sub’s Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

      SECTION 4.7.     Funds. Parent and Sub collectively have and, at the Effective Time, Parent will cause Sub to have, cash on hand in an aggregate amount sufficient to enable (a) Parent and Sub to timely perform their obligations hereunder, including to pay in full (i) an amount equal to the Payment Fund, (ii) the aggregate Cash Payment, and (iii) all fees and expenses payable by Parent and Sub in connection with this Agreement and the transactions contemplated hereby and, (b) the Company and its subsidiaries to pay in full (i) any outstanding balance in respect of the $28 million and any interest accrued thereon that the Company is required to return to its ratepayers and the $2 million penalty and any interest accrued thereon, in each case as required by the NJBPU Settlement Order upon a sale of the Company and (ii) all Indebtedness of the Company or any of its Subsidiaries required to be repaid as a result of the consummation of the transactions contemplated by this Agreement.

      SECTION 4.8.     Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened, against or affecting Parent or Sub, or any of their respective properties or rights which would prohibit the consummation of the transactions contemplated by this Agreement.

      SECTION 4.9.     Ownership of Shares.

      (a) Other than as contemplated by this Agreement, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

      (b) Neither Parent nor Sub is an “Interested Stockholder” of the Company under N.J.S.A. 14A:10A-3 of the New Jersey Shareholders Protection Act.

ARTICLE V

ADDITIONAL AGREEMENTS

      SECTION 5.1.     Access to Information Concerning Properties and Records.

      (a) During the period commencing on the date hereof and ending on the earlier of (i) the date on which the Effective Time occurs and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Sub and their respective employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records (including without limitation, any and all materials relating to financial records and to Taxes) of the Company and its Subsidiaries and, during such period, the Company shall furnish promptly to Parent and Sub all information concerning its or its Subsidiaries’ business, properties and personnel as Parent and Sub may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that in the reasonable judgment of the Company, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires it or its Subsidiaries to restrict access to any of its business, properties, information or personnel; and provided, further, that such access shall not unreasonably disrupt the operations of the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to provide any information or access that it reasonably believes could violate Applicable Law, including Antitrust Laws, rules or regulations or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege.

      (b) Nothing contained in this Agreement shall give to Parent or Sub, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

      SECTION 5.2.     Confidentiality. Information obtained by Parent, Sub and their respective employees, counsel, accountants, consultants and other authorized representatives pursuant to Section 5.1 shall be subject to the provisions of the Confidentiality Agreement by and between Berenson & Company, LLC, as agent for the Company, and Parent, dated November 25, 2003 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of the Company.

      SECTION 5.3.     Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending at the earlier of (x) the Effective Time and (y) termination of this Agreement pursuant to Section 7.1:

(a) the Company and each of its Subsidiaries shall conduct their respective operations in all material respects only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their current key officers and employees as a group and maintain satisfactory relationships with any Person having significant business relationships with the Company or any of such Subsidiaries; and

(b) the Company shall and each of its Subsidiaries shall use their respective commercially reasonable efforts to maintain their existing third party insurance coverage, provided that any losses that are not so insured shall be taken into account in determining whether there has been a Company Material Adverse Effect. For the avoidance of doubt, (i) the Parties agree that any losses that are self-insured by the Company shall be taken into account in determining whether there has been a Company Material Adverse Effect and (ii) the maintenance of existing third party insurance coverage shall not include the purchase of “run-off” coverage as contemplated by Section 5.10(b).

(c) the Company shall and each of its Subsidiaries shall use their respective commercially reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its subsidiaries operate except for those permits the expiration or termination of which would not reasonably be expected to have a Company Material Adverse Effect.

(d) the Company shall use its commercially reasonable efforts to ensure that the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not result, directly or indirectly, in the grant of any material rights to any Person under any Material Contract to which it or any of its subsidiaries is a party including the contracts set forth in Section 3.15(b) of the Company Disclosure Letter.

(e) neither the Company nor any of its Subsidiaries shall do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) make any change in or amendment to its Certificate of Incorporation or its By-laws (or comparable governing documents) that would reasonably be expected to materially delay, impede or interfere with the Company’s ability to consummate the Merger;

(ii) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests, except for the issuance by the Company of Shares pursuant to the terms of any Options or the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;

(iii) declare, pay or set aside any dividend or other distribution or payment with respect to (other than among the Company and its wholly owned subsidiaries, provided that such dividends, distributions or payments are not prohibited by Applicable Law or by any Material Contract), or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities except for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;

(iv) make or incur capital expenditures in each of the Company’s fiscal year 2004 and fiscal year 2005 that, individually or in the aggregate, are more than 110% of the aggregate capital expenditures as itemized on Section 5.3(e)(iv) of the Company Disclosure Letter for such fiscal year;

(v) acquire, make any investment in, or make any capital contributions to, any Person or entity other than in the ordinary course of business, except pursuant to capital expenditures set forth on Section 5.3(e)(v) of the Company Disclosure Letter;

(vi) sell, lease, share or otherwise dispose of any of its properties or assets that are material to its business, other than natural gas sold in the ordinary course of business and except as set forth on Section 5.3(e)(vi) of the Company Disclosure Letter, provided that the Company shall not incur material liabilities in connection with the items set forth on Section 5.3(e)(vi) of the Company Disclosure Letter;

(vii) other than as necessary to arrange for: (a) the Bridge Facilities, (b) extending the Credit Facilities or (c) financing the repayment of the Medium Term Notes, enter into, modify (in any material way) or terminate any Material Contract other than a gas purchase or sale contract in the ordinary course of business;

(viii) except as set forth in Section 5.3(e)(viii) of the Company Disclosure Letter, (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than borrowings under facilities existing on the date hereof and described in the Exchange Act Reports or (y) make any loans or advances to any other person or entity (other than among the Company and its wholly owned subsidiaries) that, in each case, has a value greater than $1,000,000; provided, however, that the Company and its Subsidiaries may take any commercially reasonable measures necessary to incur trade credit obligations in connection with gas supply, transportation or storage in the ordinary course of business;

(ix) grant or agree to grant to any officer or employee of the Company or any of its Subsidiaries any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, indemnification, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Benefit Plans, except (w) as may be required under Applicable Law, (x) as expressly required by the Employee Benefit Plans or collective bargaining agreements of the Company in effect on the date hereof, (y) as expressly required by employment, retention, change-of-control or similar type agreements existing as of the date hereof and (z) routine annual salary and wage increases for employees that are not subject to collective bargaining agreements and routine salary and wage increases in connection with promotions of employees not subject to collective bargaining agreements, in each case in the ordinary course of business consistent with past practice, provided that such increases pursuant to this clause (z) shall not exceed 5% of the annualized gross compensation costs for all employees of the Company and its Subsidiaries not subject to collective bargaining agreements as of the date hereof.

(x) (A) make or rescind any express or deemed material election relating to Taxes other than as mandated by Applicable Law; (B) make a request for a Tax Ruling or enter into a Closing Agreement, in each case, that could materially affect the Company or any such Subsidiary; (C) settle or compromise any Tax Claim or other controversy relating to Taxes, to the extent the amount of such settlement is equal to or greater than $100,000; (D) except as otherwise mandated by Applicable Law, file any amendments to any previously filed Tax Returns that could materially affect the Taxes of Parent, the Surviving Company, or any Subsidiaries of Parent or the Company, or surrender any right to claim a material amount of refund of any Taxes; (E) except as mandated by Applicable Law, change any of its methods of reporting income or deductions for Tax purposes in a material manner from those employed in the preparation of the most recently filed Tax Return that has been previously delivered to Parent on which such item of income or deduction was previously reported income or deductions that has been previously delivered to Parent, or (F) file any Tax Return in a manner that could be materially inconsistent with past custom and practice, except as may be required by Applicable Law;

(xi) waive any rights of substantial value or (y) cancel or forgive any material indebtedness for borrowed money owed to the Company or any of its Subsidiaries other than indebtedness of the Company to a wholly-owned Subsidiary of the Company;

(xii) except as may be required by the Commission or any Governmental Entity or under GAAP, make any change in its methods, principles and practices of accounting, including Tax accounting policies and procedures;

(xiii) enter into any agreement that materially restrains, limits or impedes the Company’s or its Subsidiaries’ ability to compete with or conduct any business or line of business or take any action (or fail to take any action necessary) that violates any order or regulation of any Governmental Entity (in the Company’s good faith interpretation) governing the Company’s or its Subsidiaries’ operations and obligations to provide safe and reliable service to customers;

(xiv) commence construction of any additional gas transmission, gas delivery or gas storage capacity or obligate itself to purchase or otherwise acquire any additional transmission, delivery or storage facilities, in each case, except as permitted by Section 5.3(e)(iv) or as set forth in Section 5.3(e)(xiv) of the Company Disclosure Letter;

(xv) amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party relating to the acquisition of securities or assets of the Company, other than in connection with any action permitted by Section 5.6 prior to the time the Company’s shareholders have voted to approve the Merger;

(xvi) amend, modify or waive any provision of the Rights Agreement, other than in connection with any action permitted by Section 5.6 prior to the time the Company’s shareholders have voted to approve the Merger; or

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section.

(f) The Company shall request as soon as practicable following the date hereof a written estimate of its (and its Subsidiaries’) maximum withdrawal liability with respect to all multiemployer plans listed in Section 3.9(b) of the Company Disclosure Letter as of such date, to be delivered to Parent as soon as practicable following the receipt thereof.

(g) The Company shall, and shall cause its Subsidiaries to, cooperate fully with the State of New Jersey as required by, and comply in all material respects with the provisions of, the NJAG Settlement.

      SECTION 5.4.     Preparation of Proxy Statement; Shareholders’ Meeting.

      (a) As soon as reasonably practicable following the date of this Agreement, but not later than sixty (60) days after the date hereof, the Company shall prepare a preliminary proxy statement relating to the meeting of the Company’s shareholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s shareholders, the “Proxy Statement”) and file the Proxy Statement with the Commission. The Proxy Statement shall include a recommendation of the Board (the “Company Board Recommendation”) that its shareholders vote in favor of the Merger and this Agreement (subject to Section 5.6). Subject to Section 5.4(c), the Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the Commission as promptly as practicable after such filing. Subject to Section 5.4(c), the Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable and, in any event, within five (5) Business Days after the Proxy Statement is cleared by the Commission.

      (b) If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the Commission such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the Commission with respect to the Proxy Statement and of any requests by the Commission for any amendment or supplement thereto or of additional requests by the Commission for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the Commission with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by, and replies to comments of, the Commission before their being filed with, or sent to, the Commission. Each of the Company, Parent and Sub shall use its commercially reasonable efforts after consultation with the other Parties, to respond promptly to all such comments of and requests by the Commission.

      (c) Subject to the last sentence of this Section 5.4(c), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) to consider and vote upon the adoption and approval of this Agreement and the Merger, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Certificate of Incorporation and By-laws, (iii) subject to the fiduciary duties of its Board, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters. The Special Meeting shall be held not later than thirty (30) Business Days after the Proxy Statement is cleared by the Commission. Notwithstanding anything herein to the contrary, if the Board withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing, (i) the Company shall not be obligated to call, give notice of, convene and hold the Special Meeting and (ii) the Company shall not be required to take any of the other actions set forth in Sections 5.4(a), 5.4(b) and 5.4(c).

      SECTION 5.5.     Commercially Reasonable Efforts.

      (a) Except as otherwise set forth in Section 5.7, Section 5.8 and Section 7.1(b)(i), subject to the terms and conditions provided herein, and to applicable legal requirements each of the Company, Parent and Sub shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, and not fail to take, all appropriate action, and do, or cause to be done, consistent with the fiduciary duties of the Board, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI. Notwithstanding the foregoing, each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law.

      (b) If at any time prior to the Effective Time any event or circumstance relating to either the Company or its Subsidiaries, or Parent or Sub or any of their Subsidiaries, is discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Proxy Statement, the discovering Party will promptly inform the other Party of such event or circumstance. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other Party in order to consummate the Merger in accordance with the terms hereof.

      SECTION 5.6.     No Solicitation of Other Offers.

      (a) The Company shall, and shall cause its Subsidiaries and shall use its commercially reasonable efforts to cause its officers, directors, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal.

      (b) The Company (i) shall not take, and shall cause its Subsidiaries not to take, and the Company and its Subsidiaries shall use commercially reasonable efforts to cause their respective officers, directors, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries or any of the foregoing) not to take, directly or indirectly, any action to knowingly encourage, initiate or solicit (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the Company’s shareholders) which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person or engage in any discussion or negotiations concerning, or provide any non-public information or data to assist any third party in making or facilitating an Acquisition Proposal, (ii) will notify Parent orally and in writing of the receipt of any such inquiry, offer or proposals within twenty-four (24) hours of receipt of any such inquiry, offer or proposal and (iii) shall keep Parent informed orally and in writing in reasonable detail of the status of any such inquiry, offer or proposal; provided, however, that the Company, in response to a bona fide unsolicited proposal that constitutes an Acquisition Proposal, may, at any time prior to the time the Company’s shareholders shall have voted to approve the Merger, participate in discussions or negotiations with, or furnish or disclose any non-public information or data to, any Person (other than Parent or Sub) who, without solicitation in violation of the terms hereof, makes such Acquisition Proposal if and only to the extent that (A)(x) the Person has first made an Acquisition Proposal that, in the good faith judgment of the Board (after consultation with its financial advisors), is or may reasonably be expected to lead to a Superior Proposal and (y) the Board shall conclude in good faith, after consultation with outside counsel, and such other matters as the Board deems relevant, that such actions are necessary for the Board to act in a manner consistent with its fiduciary duties to shareholders under Applicable Law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company (x) provides prompt written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such Person, and of the identity of the Person making the Acquisition Proposal and the material terms thereof and (y) receives from such Person an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such Person than the terms contained in the Confidentiality Agreement. Notwithstanding the foregoing, nothing in this Section 5.6 or any other provision of this Agreement shall prohibit the Company or the Board from (i) taking and disclosing to the Company’s shareholders a position with respect to an Acquisition Proposal by a third party to the extent required under Rule 14d-9 and Rule 14e-2 of the Exchange Act, (ii) subject to clause (iv) below, making any disclosure to the shareholders of the Company as, in the good faith judgment of the Board (after consultation with its outside counsel), is required under Applicable Law or pursuant to the Board’s fiduciary duties, (iii) prior to the time the Company’s shareholders have voted to approve the Merger, accepting a Superior Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 7.1(c)(i) or (iv) prior to the time the Company’s shareholders have voted to approve the Merger, withdrawing or modifying the Board’s approval, adoption or recommendation, as the case may be, of the Merger, or this Agreement, as contemplated by Section 7.1(d)(ii)(x), provided that such withdrawal or modification entitles Parent to terminate this Agreement pursuant to Section 7.1(d)(ii).

      SECTION 5.7.     Antitrust Laws.

      (a) Each Party shall file or cause to be filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice any notifications required to be filed by their respective “ultimate parent” companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder with respect to the Merger. Such parties will use commercially reasonable efforts to make such filings promptly and shall respond promptly to any requests for additional information made by either of such agencies. Parent and the Company shall each consult with the other with respect to the preparation, filing and response to any request for additional information with respect to the notifications required to be filed under the HSR Act and shall keep each other informed of the status thereof.

      (b) Parent and the Company shall share the payment of all filing fees under the HSR Act equally.

      (c) Each Party shall promptly inform the other Parties of any material communication made to, or received by such Party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby.

      SECTION 5.8.     Regulatory Approvals; Other Consents.

      (a) Except as otherwise set forth in Section 5.7, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations, orders, decrees, licenses, or permit of, or registration or filing with or notification to (any of the foregoing, a “Consent”) of any Governmental Entity, including the NJBPU, the FPSC, the MPSC and the VSCC, or any other third party required in connection with, and any waivers of any breaches or violations of any Contracts, permits, licenses or other agreements that may be caused by the consummation of, the transactions contemplated by this Agreement, including by (i) promptly making all required filings or submissions to Governmental Entities provided that the Company and Parent shall make all such filings and submissions available to the other Party for review and comment prior to such filing or submission, (ii) cooperating with one another in (A) determining whether any other filings are required to be made with, or Consents are required to be obtained from any Governmental Entity or any other third party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Consents and (iii) seeking to avoid the entry of, or seeking to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including, by defending through litigation on the merits any claim asserted in court by any Person. In addition, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain Acceptable Orders from the NJBPU, the FPSC, the MPSC and the VSCC approving the transactions contemplated by this Agreement. An “Acceptable Order” shall mean a Final Order (or other written communication reasonably satisfactory to Parent) that includes all of the items set forth in Section 5.8 of the Parent Disclosure Letter, except to the extent that the failure to include any such items or the inclusion of any additional terms or conditions would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, a Company Material Adverse Effect or a Regulated Business Material Adverse Effect, in each case after giving effect to the items set forth in Section 5.8 of the Parent Disclosure Letter. For the avoidance of doubt, the Parties agree that in determining whether a Company Material Adverse Effect or a Regulated Business Material Adverse Effect has occurred for the purposes of this Section 5.8, the standard from which such determinations shall be made will be the state of the Company or the Regulated Businesses, as the case may be, as it would be if all of the items set forth in Section 5.8 of the Parent Disclosure Letter were implemented and in effect. Any additional terms and conditions contained in an

Acceptable Order, other than the terms and conditions set forth in Section 5.8 of the Parent Disclosure Letter, shall not necessarily preclude such order from being an Acceptable Order but shall be considered in the determination as to whether the condition set forth in Section 6.2(c) has been satisfied.

      (b) The Company and Parent shall each promptly notify the other Party hereto and shall promptly furnish copies of any notices or other communications relating to: (a) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any claim commenced or, to its Knowledge, threatened against, relating to, or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to any provision of this Agreement, or that relate to the consummation of the transactions contemplated by this Agreement; and (d) any of the following: (i) the discovery by such Party that any representation or warranty of any Party contained in this Agreement is untrue or inaccurate in any material respect, or (ii) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be likely to cause any of the representations or warranties in this Agreement to be untrue or incorrect in any material respect as of the date made or as of the Closing Date, (iii) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be likely to cause a Company Material Adverse Effect and (iv) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any Party or the conditions to the obligations of any Party to this Agreement. To the extent such efforts do not unreasonably interfere with the day-to-day operations of the Company, each of the Company and Parent shall use reasonable efforts to consult with each other in advance of any telephone calls, meetings or conferences with, any Governmental Entity in connection with obtaining the Required Consents and the transactions contemplated by this Agreement and, to the extent permitted and practicable, give the other Party the opportunity to attend and participate in such telephone calls, meetings and conferences.

      SECTION 5.9.     Employee Benefits.

      (a) For at least one (1) year following the Effective Time, Parent shall provide or cause to be provided to all current and former employees of the Company and its Subsidiaries (other than any such employees subject to collective bargaining agreements, the “Company Employees”) (i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Effective Time and (ii) benefits, perquisites and other terms and conditions of employment that, taken as a whole, are substantially equivalent to the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Effective Time (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, severance plans and policies, deferred compensation arrangements and equity-based and incentive compensation plans). Notwithstanding the foregoing sentence (but not in limitation thereof), following the Effective Time, Parent may terminate or cause to be terminated the employment of any Company Employee subject to the payment and satisfaction of severance benefits, and other entitlements of such Company Employee in connection with such termination and/or under any applicable employment agreement.

      (b) Without limiting the generality of the foregoing, (i) Parent and its Affiliates shall keep in effect for at least one (1) year following the Effective Time severance and retention plans, practices and policies applicable to Company Employees on the date hereof that are not less favorable than such plans, practices and policies in effect immediately prior to the date hereof with respect to such Company Employees, (ii) Parent shall, or shall cause its Affiliates to, ensure that all Company Employees who were notified of their target bonus opportunity for the current fiscal year shall be eligible to receive annual bonuses at least equal to the bonuses for which such employees would be eligible under the applicable bonus arrangements of the Company or the applicable Subsidiary as of the date hereof subject to attainment of financial performance criteria and goals substantially similar to those under the Company’s current bonus program, and (iii) following the Effective Time, Parent shall, or shall cause its Affiliates to, ensure that the deferred compensation plans of the

Company are not amended or terminated in any manner that would adversely affect any participant in such plan as of the date hereof.

      (c) Following the Effective Time, (i) Parent shall ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate (other than such limitations or waiting periods applicable to such Company Employees under the Employee Benefit Plans), and (ii) Parent shall provide or cause to be provided that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Effective Time (during the calendar year the Effective Time occurs) shall be taken into account for purposes of satisfying applicable deducible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

      (d) With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Parent or its Affiliates, Parent shall grant, or cause to be granted to, all Company Employees from and after the Effective Time credit for all service with the Company and the Subsidiaries, and their respective predecessors, prior to the Effective Time, for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, early retirement subsidies and severance (but not for other purposes, including but not limited to benefit accrual under a defined benefit plan of Parent or any of its Affiliates), to the extent similarly situated Parent employees receive such credit.

      SECTION 5.10.     Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance.

      (a) Parent agrees that all rights to indemnification now existing in favor of any individual who at or prior to the Effective Time was a director, officer, employee or agent of the Company of any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Parties”) as provided in their respective charters, by-laws and indemnification agreements, shall survive the Merger and shall continue in full force and effect, to the extent permitted by the applicable law of the jurisdiction of organization of the Company or the relevant Subsidiary, for a period of not less than six (6) years from the Effective Time and indemnification agreements shall not be amended, repealed or otherwise modified; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

      (b) At the Effective Time, Parent shall cause the Surviving Corporation to purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided (i) by the Company’s directors’ and officers’ liability insurance policies and (ii) by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date of this Agreement by such policies, subject to the limitations set forth in Section 5.10(b) of the Company Disclosure Letter; and provided, further that, if Parent or the Surviving Corporation is unable to obtain such “run-off” coverage in accordance with, and subject to the limitations in, this Section 5.10(b), at the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for a period of six (6) years thereafter, the policies referred to in clauses (i) and (ii) above (provided, that the Surviving Corporation, shall not be required to pay an annual premium with respect to each such policy in excess of a maximum of 100% of the last annual premium paid by the Company prior to the Closing Date with respect to each such policy as set forth in Section 5.10(a) of the Company Disclosure Letter and, if the Surviving Corporation is unable to obtain such insurance required by this Section 5.10(b), it shall obtain as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) with respect to such policies equal to such maximum amount).

      (c) From and after the Effective Time, the Surviving Corporation shall indemnify all Indemnified Parties to the extent permitted by the applicable law of the jurisdiction of organization of the Company or the relevant Subsidiary with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to and including the Effective Time, the Surviving Corporation, from and after the Effective Time, shall pay, to the extent required by the relevant charter, bylaws and indemnification agreement and permitted by the applicable law of the jurisdiction of organization of the Company or the relevant Subsidiary, such Indemnified Party’s reasonable expenses, including the cost of any investigation and preparation and including the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred in connection therewith. The Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing this Section 5.10 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. The Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

      (d) Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Corporation contained in this Section 5.10 shall be binding upon the successors and assigns of Parent and the Surviving Corporation, respectively. In the event Parent or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.10.

      (e) The obligations of Parent and the Surviving Corporation under this Section 5.10 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section).

      SECTION 5.11.     Public Announcements. Subject to each Party’s disclosure obligations imposed by law or the rules of any applicable securities exchange or any Governmental Entity, the Company and Parent will cooperate with each other in the development and distribution of all press releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, shall provide to the other Party for review a copy of any such press release or public information disclosure and shall not issue any public announcement or statement with respect hereto without the consent of the other Party (which consent shall not be unreasonably withheld).

      SECTION 5.12.     Cooperation and Notification of Certain Matters.

      (a) Subject to Applicable Law and except for non-material filings with Governmental Entities in the ordinary course of business consistent with past practice, the Company shall consult with Parent prior to making any filing with any Governmental Entity with respect to, or implementing any changes in its rates or charges (other than pass-through or tracking rate charges under existing tariffs or rate schedules), tariffs, standards of service or regulatory accounting or effecting any regulatory agreement, commitment, arrangement or consent, whether written or oral, formal or informal with respect thereto, whether or not otherwise permitted under this Agreement and shall deliver to Parent a copy of each such filing or agreement at least three (3) Business Days prior to the filing or execution thereof so that Parent may comment thereon;

      (b) The Company shall promptly inform Parent with respect to all material developments and all material communications relating to (i) any subsequent proceedings relating to the NJBPU Settlement Order, (ii) the investigation of the Company by the New Jersey Attorney General, (iii) the ongoing investigation of the Company by the Commission, (iv) any proceedings by any Governmental Entity relating to the matters that are the subject of the NJBPU Settlement Order and the Stipulation and Agreement

referred to therein or the NJAG Settlement and (v) any amendment, modification or supplementation of the NJBPU Settlement Order, the Stier Anderson Report, the NJLNA or the NJAG Settlement. Neither Parent nor Sub shall contact any Governmental Entity with respect to the foregoing items without the consent of the Company, provided, that, if Parent reasonably determines (after consultation with the Company) that convening a meeting, phone call or similar interaction that includes representatives of Parent, the Company and a Governmental Entity with respect to any of the foregoing items is advisable under the circumstances, the Company shall use its good faith efforts to convene such a meeting, phone call or similar interaction as promptly as practicable, as requested by Parent. In addition, the Company shall permit representatives of Parent to accompany representatives of the Company in any meetings, phone calls or similar interaction with the NJBPU, the FPSC, the MPSC, the VSCC, the Commission or the New Jersey Attorney General or their representatives relating to the foregoing items, to the extent permitted and practicable, and the Company shall provide sufficient advance notice to Parent of such meetings, phone calls or similar interactions to permit meaningful participation by representatives of Parent, to the extent practicable, provided, that the Company shall not be required to permit representatives of Parent to accompany Company representatives if, and to the extent that, the Company reasonably determines (after consultation with Parent) that the participation of representatives of Parent would have an adverse effect on the resolution of the matter being discussed. The Company shall promptly inform Parent of all discussions conducted at meetings or on phone calls at which or on which a representative of Parent was not present.

      (c) The Company shall notify Parent orally and in writing if there shall occur or be continuing under any indebtedness for borrowed money of the Company or NUI Utilities, Inc. any payment default, acceleration of indebtedness or other material default (including any cross defaults) which, if asserted, would entitle the lender to accelerate the repayment of the amount(s) borrowed, within the time period set forth in the following sentence. Such notice shall be given no later than 24 hours following the earlier of (i) the Company becoming aware of the occurrence of such acceleration or default or (ii) the time that in the reasonable belief of the Company such acceleration or default becomes reasonably likely to occur. The Company shall promptly inform Parent with respect to all material developments and all material communications relating to the Commitment Letter and the arrangements contemplated by Section 5.17 and shall provide to Parent copies of all correspondence relating thereto.

      (d) The Company shall, and shall cause its Subsidiaries to, cause audited financial statements of the Company and NUI Utilities, Inc. to be prepared within the time periods required by Applicable Law and as required by any covenants contained in the agreements relating to any indebtedness for borrowed money of the Company or NUI Utilities, Inc.

      SECTION 5.13.     Sub. Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      SECTION 5.14.     Acquisition of Shares. Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) shall acquire beneficial ownership of any Shares prior to the Effective Time.

      SECTION 5.15.     No Breach, Etc. No Party shall, nor shall any Party permit any of its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

      SECTION 5.16.     Transition Steering Team. As soon as reasonably practicable after the date hereof, Parent and the Company shall create a special transition steering team, with representation from Parent and the Company (the “Transition Steering Team”). The Transition Steering Team will be jointly chaired by the Chief Executive Officers of Parent and the Company, or their respective designees, and the members of the Transition Steering Team shall be appointed by the co-chairs. The Transition Steering Team shall consist of two (2) representatives of Parent and two (2) representatives of the Company (in addition to the co-chairs). Parent and the Company shall provide the other Party notice of their respective representatives on the Transition Steering Team within ten (10) days of the date hereof. The Transition Steering Team shall (i) direct the exchange of information and documents between the Parties and their respective Affiliates as contemplated by Section 5.1, (ii) monitor the Company’s compliance with Section 5.3 and the Parties’ compliance with Section 5.8, (iii) supervise the development of regulatory plans and proposals for the operation of the Company after the Effective Time, monitor corporate spending, develop corporate organizational and management plans for the operation of the Company after the Effective Time, develop workforce combination proposals (provided that such proposals are maintained as confidential by the Transition Steering Team until after the Effective Time), and (iv) review the monthly operational and financial performance of the Company and undertake such other matters as the co-chairs mutually agree.

      SECTION 5.17.     Credit Facilities. The Company shall consult with Parent in making arrangements for (a) bridge credit facilities (“Bridge Facilities”) for the Company in an amount no greater than $20 million and for NUI Utilities, Inc. for the purpose of procuring gas for the winter 2004-2005 heating season and general corporate and working capital purposes in an amount no greater than $75 million, on the terms and conditions set forth in Section 5.17 of the Company Disclosure Letter (the “Commitment Letter”), (b) extending the Credit Facilities and (c) financing the repayment of the Medium Term Notes. The Company shall (x) use commercially reasonable efforts to enter into the Bridge Facilities on the terms and conditions contained in the Commitment Letter, and (y) use its good faith efforts to extend the Credit Facilities and finance the repayment of the Medium Term Notes on terms and conditions substantially similar to those of the Company’s and the Subsidiaries’ currently existing credit facilities of a similar type, or make other arrangements that provide substantially similar benefits to the Company and NUI Utilities, Inc.

ARTICLE VI

CONDITIONS PRECEDENT

      SECTION 6.1.     Conditions to the Obligations of Each Party. The respective obligations of Parent, Sub and the Company to consummate the Merger are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a) Shareholder Approval. The shareholders of the Company shall have duly adopted this Agreement, pursuant to the requirements of the Company’s Certificate of Incorporation and By-laws and Applicable Law.

(b) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the Merger illegal.

(c) Antitrust Laws; Similar Laws. Any applicable waiting period (or any extension thereof), filings or approvals under the Antitrust Laws or regulations identified in Section 6.1(c) of Company Disclosure Letter required to consummate the Merger under Applicable Law shall have expired, been terminated, been made or been obtained.

(d) Required Consents. The Required Consents shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders.

      SECTION 6.2.     Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

(a) Performance. The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications contained in such representations and warranties relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the Effective Time and the Closing Date as if made at and as of such times (except to the extent those representations and warranties expressly relate to an earlier date, in which case as if made at and as of such date); provided, that the condition set forth in this Section 6.2(b) shall only be deemed to not have been satisfied if the failure of any such representation(s) or warranty(ies) to be so true and correct would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of the Company, executed by the Chief Executive Officer and Chief Financial Officer of the Company, as to the satisfaction of the conditions set forth in Section 6.2(a) and this Section 6.2(b).

(c) Required Consents. The Required Consents shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders and no such Final Orders, individually, or in the aggregate, shall impose terms or conditions that would have, or would be reasonably likely to have, either a Company Material Adverse Effect or a Parent Material Adverse Effect.

(d) Acceptable Orders. Acceptable Orders from the NJBPU, the FPSC, the MPSC and the VSCC shall have been obtained at or prior to the Effective Time.

(e) No Company Material Adverse Effect. Except to the extent that the significance and magnitude of a matter is expressly specified in Section 3.6 of the Company Disclosure Letter on the date of this Agreement, no Company Material Adverse Effect shall have occurred and there shall exist no fact or circumstance (it being understood that in determining whether a Company Material Adverse Effect shall have occurred the following shall be taken into account: (i) the discovery of, any deterioration in, or any worsening of, any change, effect, event, occurrence or state of facts existing or known as of the date of this Agreement (including with respect to any deterioration in, or any worsening of the matters set forth on Section 3.6 of the Company Disclosure Letter or set forth in any amendment, modification or supplementation of the NJBPU Settlement Order or the Stier Anderson Report), (ii) the effect of obtaining the Bridge Facilities, to the extent that the terms and conditions of the Bridge Facilities vary from those set forth in the Commitment Letter (without giving effect to any modifications to the terms and conditions permitted under the Commitment Letter), (iii) the effect of extending the Credit Facilities, drawing the Delayed Draw Term Loan, and obtaining the waivers and amendments set forth in the Commitment Letter, as contemplated by Sections 7.1(d)(iii)(w), 7.1(d)(iii)(x) and 7.1(d)(iii)(y), to the extent that such extension or such drawing is made, or such waivers or amendments are obtained, on terms and conditions that vary from those set forth in the Commitment Letter (without giving effect to any modifications to the terms and conditions permitted under the Commitment Letter), (iv) any breaches of representations and warranties or covenants identified in the certificate specified in Section 6.2 (b) above and (v) any consequences of, bases for or conditions attributable to any “going concern” qualification that the Company’s auditors may issue) that would have, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Criminal Charges. Neither the Company nor any of its Subsidiaries (i) shall have been indicted or criminally charged for a felony criminal offense by any Governmental Entity (other than the Company and NUI Energy Brokers, Inc. with respect to the matters specified in the NJAG Settlement as of the date hereof) relating to the matters that are the subject of the NJBPU Settlement Order and the Stipulation and Agreement referred to therein, the NJAG Settlement or the Stier Anderson Report, or (ii) shall have received any notice of non-compliance in any material respect with the NJAG Settlement, and there shall have been no revocation of or material changes to the terms of the NJAG Settlement.

(g) Investigations. Neither the Company nor any of its Subsidiaries shall be the subject of an active investigation by a Governmental Entity relating to the matters that are the subject of the NJBPU Settlement Order and the Stipulation and Agreement referred to therein, the NJAG Settlement or the Stier Anderson Report, which investigation(s), individually or in the aggregate, would reasonably be expected to have, or result in, a Company Material Adverse Effect or a Regulated Business Material Adverse Effect.

      SECTION 6.3.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

(a) Performance. Each of Parent and Sub shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement, disregarding all qualifications contained in such representations and warranties relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the Effective Time and the Closing Date as if made at and as of such times (except to the extent those representations and warranties expressly relate to an earlier date, in which case as if made at and as of such date); provided, that the condition set forth in this Section 6.3(b) shall only be deemed to not have been satisfied if the failure of any such representation(s) or warranty(ies) to be so true and correct would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received certificates of each of Parent and Sub, executed by their respective Chief Executive Officer and Chief Financial Officer, as to the satisfaction of the conditions set forth in Section 6.3(a) and this Section 6.3(b).

ARTICLE VII

TERMINATION AND ABANDONMENT

      SECTION 7.1.     Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company’s shareholders:

(a) by mutual written consent of the Boards of Directors of the Company and Parent;

(b) by either Parent, on the one hand, or the Company, on the other hand, if:

(i) any state or federal law, order, rule or regulation is adopted or issued which has the effect of prohibiting the Merger, or if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger and such law, order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate pursuant to this Section 7.1(b)(i) shall have used its reasonable best efforts to challenge such law, order, judgment, decree, injunction or ruling in accordance with Section 5.8; or

(ii) the Effective Time shall not have occurred on or prior to April 13, 2005 (such date, as it may be extended pursuant to this Section 7.1(b)(ii), the “Termination Date”); provided, however, that the Termination Date shall be automatically extended for an additional ninety (90) day period if the conditions set forth in Section 6.1(d) shall not have been satisfied but all other conditions to the Closing shall be satisfied or shall be capable of being satisfied and all Required Consents that have not yet been obtained are being pursued with diligence; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party whose action or failure to fulfill any covenant, agreement or obligation under this Agreement has been the cause of, or resulted, directly or indirectly, in the failure of the Merger to be consummated by the Termination Date; or

(iii) the requisite shareholder approval referred to in Section 6.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote at a duly held Special Meeting or at any adjournment or postponement thereof; or

(iv) any condition to the obligation of such Party to consummate the Merger set forth in Section 6.2 (in the case of Parent) or 6.3 (in the case of the Company) becomes incapable of satisfaction prior to the Termination Date; provided, however, that the failure of such condition to be met is not the result of a material breach of this Agreement by the Party seeking to terminate this Agreement.

(c) by the Company, upon five (5) days’ prior written notice to Parent if:

(i) the Board determines in good faith, that termination of this Agreement is necessary for the Board to act in a manner consistent with its fiduciary duties to shareholders under Applicable Law by reason of a Superior Proposal having been made; provided that

(A) the Board shall determine after consultation with outside counsel with respect to the Board’s fiduciary duties that notwithstanding this Agreement, and notwithstanding all concessions which may be offered by Parent in negotiation entered into pursuant to clause (B) below, that such proposal remains a Superior Proposal and that it is necessary pursuant to such fiduciary duties that the directors reconsider such commitment as a result of such Proposal;

(B) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, give Parent a reasonable opportunity during the five (5) day period specified in the lead-in to this Section 7.1(c) following receipt by Parent of such written notice to propose adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger or other transactions contemplated hereby on such adjusted terms; and

(C) the Company’s ability to terminate this Agreement pursuant to this section is conditioned upon the payment by the Company to Parent of any amounts owed by it pursuant to Section 7.3.

(ii) (x) there exist material breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (y) there shall have been a material breach of any agreement or covenant of Parent hereunder, and such failure to perform or comply shall not have been remedied within twenty (20) days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied; or

(d) by Parent, by written notice to Company, if:

(i) (x) there exist material breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (y) there shall have been a material breach of any agreement or covenant of the Company hereunder, and such failure to perform or comply shall not have been remedied within twenty (20) days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied; or

(ii) (x) the Board shall have withdrawn or modified in any manner adverse to Parent the approval, adoption or recommendation, as the case may be, of the Merger, or this Agreement (it being understood and agreed that any public statement that the Company has received an Acquisition Proposal or has entered into discussions or negotiations with, or furnished or disclosed any information to, any Person regarding an Acquisition Proposal or that otherwise only describes the operation of Section 5.6 or this Section 7.1, shall be deemed not to be a withdrawal of the approval, adoption or recommendation, as the case may be, of the Merger or this Agreement), (y) the Board shall approve to recommend a Superior Proposal or (z) the Company shall resolve to take any of the actions specified in clause (x) or (y).

(iii) (v) the Company and NUI Utilities, Inc. shall not have in place the Bridge Facilities on or before September 30, 2004 on terms and conditions substantially similar to those referenced in the Commitment Letter, (w) on or before September 30, 2004, the Company and NUI Utilities, Inc. shall not have extended the Credit Facilities as provided in Section 2.6 of the Credit Facilities and on terms and conditions substantially similar to those referenced in the Commitment Letter, (x) on or before the date that the Company and NUI Utilities, Inc. extend the Credit Facilities as described in clause (w), NUI Utilities, Inc. shall not have drawn the Delayed Draw Term Loan (as such term is defined in the Credit Facilities) pursuant to the Credit Facilities for the purpose of repaying the Medium Term Notes, (y) on or before September 30, 2004, the Company and NUI Utilities shall not have obtained (1) all required approvals and consents from third parties (including but not limited to the NJBPU and existing debtholders) relating to the transactions contemplated by clauses (v)-(x) above, and (2) the waivers and amendments set forth in the Commitment Letter, on terms and conditions substantially similar to those referenced in the Commitment Letter or (z) there shall occur or be continuing under the terms of any indebtedness for borrowed money that would be required to be set forth in Section 3.7(d) of the Company Disclosure Letter of the Company or NUI Utilities, Inc. any payment default (after giving effect to any applicable cure or notice period) or acceleration of indebtedness; provided that Parent shall not have the right to terminate this Agreement pursuant to clauses (v), (w), (x) or (y) above after October 15, 2004; provided, further, that if an escrow is established in respect of the proceeds of any borrowing under the Bridge Facilities, Parent shall have the right to terminate this Agreement if the Company shall not have received the benefit of such funds out of escrow by October 25, 2004.

      SECTION 7.2.     Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company or their respective officers or directors hereunder, except that Section 5.2, Article VIII and this Section 7.2 shall survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any party to this Agreement of liability for fraud or intentional breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

      SECTION 8.1.     Fees and Expenses.

      (a) Except as provided in paragraph (b) below and except as set forth in Section 5.7(b), all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

      (b) In the event that (1) this Agreement is terminated by a Party pursuant to Section 7.1(c)(i) or Section 7.1(d)(ii) or (2) any Person shall have made an Acquisition Proposal that has not been withdrawn and this Agreement is terminated (A) by a Party pursuant to Section 7.1(b)(ii), (B) by a Party pursuant to Section 7.1(b)(iii) or (C) by Parent pursuant to Section 7.1(d)(i), the Company, in any such case, shall (provided that neither Parent nor Sub is then in material breach of this Agreement) simultaneous with such termination pay to Parent by wire transfer of immediately available funds an amount equal to $7,500,000 (the “Termination Fee”); provided, however, that if the Agreement is terminated pursuant to clause (2) above, then no payment of a Termination Fee by the Company to Parent shall be required unless and until a definitive agreement with respect to the applicable Acquisition Proposal is executed within twelve (12) months after such termination and, in such event, a Termination Fee shall be payable upon the execution of such definitive agreement.

      (c) In the event this Agreement is terminated in accordance with its terms by either the Company or Parent and Parent receives the Termination Fee, neither Parent nor Sub shall assert or pursue in any manner, directly or indirectly, (i) any claim or cause of action based in whole or in part upon alleged tortious or other interference with its rights under this Agreement against any entity or person submitting an Acquisition Proposal, (ii) any claim or cause of action against the Company, its affiliates or any of their respective officers, directors, employees, shareholders, agents or representatives based in whole or in part upon a breach of any representation, warranty or covenant in this Agreement or (iii) any claim or cause of action against the Company, its affiliates or any of their respective officers, directors, employees, shareholders, agents or representatives based in whole or in part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal for the Company’s exercise or its right of termination.

      (d) Notwithstanding anything to the contrary contained in this Section 8.1, if one party fails to promptly pay to the other any fee or expense due under this Section 8.1, in addition to any amounts paid or payable pursuant to this Section 8.1, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

      SECTION 8.2.     Non-Survival; Effect of Representations and Warranties. The respective representations, warranties and agreements of the Company, on the one hand, and each of Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation, warranty or agreement, except as otherwise provided in this Agreement and except for the agreements contained in this Section 8.2, in Article II and in Sections 5.9, 5.10, 8.1, 8.13 and 8.14.

      SECTION 8.3.     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No wavier by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

      SECTION 8.4.     Notices. All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(a)	if to the Company, to it at:
NUI Corporation 550 Route 202-206 P.O. Box 760 Bedminster, NJ 07921 Attention: Steven D. Overly, General Counsel Fax: (908) 781-0718

with a copy (which shall not constitute notice) to:

White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Attention: John M. Reiss, Esq. Mark L. Mandel, Esq. Fax: (212) 354-8113

(b)	if to either Parent or Sub, to it at:

Resources Inc. Ten Peachtree Place Atlanta, GA 30309 Attention: Richard T. O’Brien Paul R. Shlanta Fax: (404) 584-3419

with a copy (which shall not constitute notice) to:

LeBoeuf, Lamb, Greene & MacRae L.L.P. 125 W. 55th Street New York, NY 10019 Attention: William S. Lamb Benjamin G. Clark Fax: (212) 424-8500

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

      SECTION 8.5.     Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

      SECTION 8.6.     Incorporation of Disclosure Letters; Amendment of Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter attached to this Agreement are incorporated by this reference into and form an integral part of the Agreement for all purposes. Each of Parent and the Company will (a) prior to the Closing Date, update, amend and supplement the respective disclosure letter provided by such Party promptly upon becoming aware of any material fact, matter, circumstance or event, which fact, matter, circumstance or event arose either (i) on or prior to the date hereof or (ii) after the date hereof but prior to the Closing, in any case, requiring supplementation or amendment of such disclosure letters to reflect any fact, matter, circumstance or event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such disclosure letters which were or have been rendered inaccurate thereby, and (b) promptly deliver such updated, amended or supplemented disclosure letter to the other Party. An updated draft of each Party’s disclosure letter shall be delivered to the other Party not later than ten (10) Business Days prior to the anticipated Closing Date, and such updated draft shall be prepared as of a date not earlier than fifteen (15) Business Days prior to such anticipated Closing Date. Notwithstanding the delivery of such updated draft disclosure letter, each Party shall continue to supplement and amend such Party’s disclosure letter until the Closing Date as described above, and shall deliver a final disclosure letter, updated as of the Closing Date, to the other Party at the Closing. No amendment or supplement of any disclosure letter pursuant to this Section 8.6 shall be deemed to cure (or affect the rights of any Party with respect to) any breach of any representations and warranties or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.1, Section 6.2 or Section 6.3.

      SECTION 8.7.     Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and, with respect to the provisions of Section 5.10, shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Except as set forth above, nothing in this Agreement, express or implied, is intended to confer on any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties.

      SECTION 8.8.     Amendment and Modification. This Agreement may be amended by the Company, Parent and Sub at any time before or after any approval of this Agreement by the shareholders of the Company, but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.

      SECTION 8.9.     Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 8.10.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

      SECTION 8.11.     Applicable Law. This agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof, except that the NJBCA shall apply to the extent required in connection with the Special Meeting, if any, and the merger. The state or federal courts located within the State of New York shall have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by Applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

      SECTION 8.12.     Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

      SECTION 8.13.     Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, except as otherwise provided in Section 8.1(c).

      SECTION 8.14.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED

HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

      SECTION 8.15.     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      * * * *

      IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

AGL RESOURCES INC.

By:	/s/ PAULA G. ROSPUT

Name: Paula G. Rosput

Title:	Chairman, President and Chief Executive Officer

COUGAR CORPORATION

By:	/s/ PAULA G. ROSPUT

Name: Paula G. Rosput

Title:	President

NUI CORPORATION

By:	/s/ CRAIG G. MATTHEWS

Name: Craig G. Matthews

Title:	President and Chief Executive Officer

ANNEX B

July 14, 2004

Board of Directors

NUI Corporation
550 Route 202-206
P.O. Box 760
Bedminster, New Jersey 07921

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock, no par value per share (“NUI Common Stock”), of NUI Corporation (“NUI”), from a financial point of view, of the Consideration (as defined below) to be received by such stockholders pursuant to the Agreement and Plan of Merger, dated as of July 14, 2004 (the “Merger Agreement”), among AGL Resources Inc. (“AGL”), Cougar Corporation, a wholly owned subsidiary of AGL (“Merger Sub”), and NUI. The Merger Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into NUI pursuant to which NUI will become a wholly owned subsidiary of AGL and each outstanding share of NUI Common Stock will be converted into the right to receive $13.70 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to NUI. We also have reviewed certain other information relating to NUI, including financial forecasts and adjustments thereto, provided to or discussed with us by the management of NUI, and have met with the management of NUI to discuss the business and prospects of NUI.

We have considered certain financial and stock market data of NUI, and have compared those data with similar data for other publicly held companies in businesses we deemed similar to NUI, and we have considered, to the extent publicly available, the financial terms of certain business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts relating to NUI, we have been advised and have assumed that such forecasts (including any adjustments) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NUI as to the future financial performance of NUI. We also have assumed, with your consent, that the Merger will be consummated as set forth in the Merger Agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement thereof and that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the Merger, no delays, limitations, restrictions or conditions will be

B-1

Board of Directors

NUI Corporation
July 14, 2004

imposed that would have a materially adverse effect on the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NUI, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of, and upon financial, economic, market and other conditions as they exist and can be evaluated on, the date hereof. In connection with our engagement and at the direction of NUI, we solicited indications of interest from, and held preliminary discussions with, third parties regarding the possible acquisition of all or a part of NUI. Our opinion does not address the relative merits of the Merger as compared with other transactions or business strategies that might be available to NUI, nor does it address the underlying business decision of NUI to proceed with the Merger.

We have acted as financial advisor to NUI in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. A member of the boards of directors of several of our affiliates, including Credit Suisse Group and Credit Suisse First Boston, a Swiss Bank, has previously served as a member of the board of directors of AGL and AGL has announced its intention to reappoint that person to its board of directors when such person becomes eligible in July 2004. From time to time, we and our affiliates have provided investment banking and other financial services to NUI and AGL and may in the future provide investment banking and other financial services to NUI and AGL, in each case unrelated to the proposed Merger and for which services we have received, and expect to receive, compensation. In addition, as you are aware and at NUI’s request, one of our affiliates has delivered commitment letters to NUI and one of its affiliates in connection with proposed financings anticipated to close prior to the consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade the securities of NUI and AGL for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of NUI in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration provided for in the Merger is fair to the holders of NUI Common Stock from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

B-2

ANNEX C

OPINION OF BERENSON & COMPANY, LLC

July 15, 2004

Board of Directors
NUI Corporation
550 Route 202-206
Bedminster, NJ 07921

Ladies and Gentlemen:

      Berenson & Company, LLC understands that NUI Corporation (the “Company”), AGL Resources Inc. (the “Acquiror”) and Cougar Corporation, a wholly owned subsidiary of the Acquiror (the “Sub”), intend to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Sub would be merged with and into the Company in a merger (the “Merger”), in which each issued and outstanding share of common stock, no par value per share, of the Company (the “Shares”), other than any Shares which are held by any wholly-owned subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by the Acquiror or any subsidiary of the Acquiror, would be converted into the right to receive $13.70 per share in cash (the “Consideration”).

      You have asked us to render our opinion to you as to whether the Consideration to be received by the holders of the Shares pursuant to the Merger is fair from a financial point of view to such holders as of the date hereof (the “Opinion”).

      In arriving at our Opinion, we have, among other things:

(i) reviewed the Agreement dated July 14, 2004;

(ii) reviewed, and discussed with members of management of the Company, certain publicly available business and financial information relating to the Company that we deemed to be relevant, including the Company’s recent public filings and financial statements;

(iii) reviewed, and discussed with members of management of the Company, certain information, including financial forecasts, relating to the business, earnings, cash flow, capital structure, assets, liabilities and prospects of the Company, furnished to us by the Company;

(iv) reviewed certain publicly available information regarding publicly traded companies we deem relevant;

(v) reviewed certain publicly available information regarding transactions we deem relevant;

(vi) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors; and

(vii) reviewed such other information, performed such other analyses and took into account such other factors we deemed relevant.

      For purposes of rendering the Opinion, we have assumed and relied upon the accuracy and completeness of all information provided or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independent verification of such information or for any independent valuation or appraisal of any assets or liabilities of the Company, nor were we furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any laws relating to bankruptcy, insolvency or similar matters. We did not assume any obligation to, and accordingly did not, conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed, and relied upon the fact, that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the Company’s senior management as to the expected future financial

C-1

performance of the Company. We have also assumed that the Merger will be consummated as described in the Agreement.

      The Opinion is necessarily based upon economic, market and other conditions, and on information made available to us as of the date hereof. As you know, we are not legal or regulatory experts and have relied on the assessments of other advisors to the Company with respect to such issues.

      The Opinion is provided at the request and for the benefit of the Board of Directors of the Company. The Opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Merger. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares.

      We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As you know, we have from time to time provided, and in the future may continue to provide, investment banking services to the Company.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

BERENSON & COMPANY, LLC

C-2

ANNEX D

NUI CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

      There shall be a committee of the Board of Directors (the “Board”) of NUI Corporation (the “Company”) to be known as the Audit Committee (the “Committee”). The primary functions of the Committee are (1) to oversee the integrity of: (i) the financial reports and other financial information provided by the Company to the stockholders and others; (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, (iv) the performance of the Company’s internal audit function; (v) the Company’s system of internal controls; and (vi) the Company’s audit, accounting, and financial reporting processes generally; and (2) to prepare the “Report of the Audit Committee” to be included in the Company’s annual proxy statement.

      In carrying out this function, the Committee shall serve as an independent and objective monitor of the performance of the Company’s financial reporting process and system of internal control; review and appraise the audit efforts of the Company’s independent and internal auditors; and provide for open, ongoing communication among the independent auditors, financial and senior management, internal auditors, and the Board of Directors concerning the Company’s financial position and affairs. The Committee shall have sole authority to retain and terminate the Company’s independent auditors and to approve any services (auditing and non-auditing) proposed to be rendered to the Company by the Company’s independent auditors.

Composition

      The Committee shall be comprised of three or more directors, as determined by the Board of Directors, each of whom shall be an independent director as determined in accordance with the Company’s By-laws, the New York Stock Exchange rules and Section 301 of the Sarbanes-Oxley Act of 2002. In accordance with NYSE rules, all members of the Committee shall be “financially literate” (i.e., familiar with basic finance and accounting practices) and at least one member of the Committee shall have accounting or related financial management expertise. In addition, in accordance with the Sarbanes-Oxley Act of 2002, at least one member of the Committee shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Meetings

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. At least twice annually, the Committee shall hold separate executive sessions with the internal auditors, independent auditors and management to discuss any matters that the Committee or each of these groups believes should be discussed privately. The Committee shall have full authority to establish its agenda and to directly access various members of the Company’s management. The Committee shall meet at least annually with management regarding the Company’s system of internal control, results of audits, and accuracy of financial reporting.

Responsibilities and Duties

      One of the Committee’s principal responsibilities is oversight of the independent auditors, including the appointment, compensation and retention of the independent auditors, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements. Additionally, the Committee recognizes that financial management (including the internal audit staff), as well as the independent auditors, have more knowledge and more detailed information about the Company than do the members of the Committee; consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

      The Committee shall have the sole authority to, and shall, do the following:

(1) retain and, where appropriate, terminate the Company’s independent auditors,

(2) pre-approve all auditing services and related fees and the terms, and

(3) pre-approve any non-audit services (i.e., any services provided other than in connection with the audit or review of financial statements) permitted under applicable law to be rendered by the Company’s independent auditors, including the terms thereof and the fees to be paid in connection therewith, except for audit, review or attest services that were not recognized at the time of the engagement to be non-audit services and otherwise fall within the pre-approval exception provided in Regulation S-X under the Securities Exchange Act of 1934 (“de minimus non-audit services”), which de minimus non-audit services shall be approved promptly by the Committee prior to completion of the audit.

      The Committee may establish policies and procedures for the pre-approval of auditor services. Such services shall be detailed as to the nature of the service to be provided and involve the delegation to one or more members of the Committee the authority to pre-approve services to be provided by the independent auditors. Any such pre-approval by one or more members of the Committee shall be reported to the full Committee at the next scheduled meeting. The pre-approval of auditing and non-auditing services can be done with input from, but no delegation of authority to, management.

      In addition, the following functions shall be the common recurring activities of the Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

•	Review with management and the independent auditors the financial information contained in the Company’s Quarterly Report on Form 10-Q (including management’s discussion and analysis of the financial condition and results of operations) prior to its filing, and the results of the independent auditors’ review of Interim Financial Information pursuant to SAS 100. Such review should include a discussion of (1) any significant changes recommended or required by the independent auditors, (2) any serious disputes between management and the independent auditors, (3) the critical accounting policies and practices reflected in the quarterly results, (4) any new accounting policies, and (5) all alternative treatments of financial information within generally accepted accounting principles, ramifications of the use of alternative treatments, and the treatment recommended by the independent auditors.

•	Review with management and the independent auditors at the completion of the annual audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the last fiscal year and prior to its filing:

(1) t	he Company’s annual consolidated financial statements and related footnotes;

(2)	management’s discussion and analysis of the financial condition and results of operations;

(3)	independent auditors’ audit of the consolidated financial statements and the form of its report;

(4)	any significant changes recommended or required in the independent auditors’ audit plan;

(5)	the critical accounting policies and practices reflected in the annual results, any new accounting policies, and all alternative treatments of financial information within generally accepted accounting principles, including the ramifications of the use of alternative treatments, and the treatment recommended by the independent auditors;

(6)	any significant accounting or audit-related difficulties or disputes with management encountered during the course of the audit; and

(7)	other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards including discussions relating to the independent auditors’ judgments about such matters as the quality, not just the acceptability, of the Company’s accounting practices and other items set forth in SAS 61 (Communication with Audit Commit-

tees), as amended by SAS 90 (Audit Committee Communications) or other such auditing standards that may in time modify, supplement or replace SAS 61.

•	At least annually, the Committee should review with management, the head of internal audit and the independent auditors (1) the Company’s policies with respect to risk assessment and risk management, (2) the Company’s major financial risk exposures and (3) the steps management has taken to monitor and control such exposures.

•	At least annually, the Committee should review with management and the independent auditors the accounting and reporting principles and practices applied by the Company in preparing its financial statements, including: (1) major issues regarding accounting principles and financial statement presentations including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (2) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (3) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (4) earnings press releases (paying particular attention to any use of “pro forma,” “adjusted” or non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Discuss with management generally the types of information (including financial information and earnings guidance) to be disclosed in earnings press releases and earnings calls, as well as to analysts and rating agencies.

•	Prior to the release of each quarterly earnings press release, discuss with management and the independent auditors the results for the quarter, including any significant transactions which occurred during the quarter, any significant adjustments, management judgments and accounting estimates, new accounting policies and any disagreements between management and the independent auditors.

•	At least on an annual basis, the Committee should ensure receipt of, and review with the independent auditors, a written statement required by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1, as may be modified or supplemented, and discuss with the auditors their independence. The Committee shall take appropriate action on any disclosed relationships that may reasonably be thought to bear on the independence of the auditors and satisfy itself that the Company has engaged independent auditors as required by the federal securities laws and the rules of the Securities and Exchange Commission and the PCAOB.

•	The Committee will prepare the Audit Committee Report for inclusion in the proxy statement for the annual stockholders’ meeting. The Audit Committee Report must state whether the Committee:

(1)	has reviewed and discussed the audited consolidated financial statements with management;

(2)	has discussed with the independent auditors the matters required to be discussed by SAS 61, as amended by SAS 90 and as may be modified, supplemented or replaced;

(3)	has received the written disclosures from the independent auditors required by PCAOB Auditing Standard No. 1, as may be modified or supplemented, and has discussed with the auditors their independence; and

(4)	has recommended to the Board of Directors, based on the review and discussions referred to in above items (1) through (3), that the Company’s consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

•	At least annually, the Committee should (1) obtain and review a written report by the independent auditors describing (a) the firm’s internal quality-control procedures, and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (2) review the independent auditors’ work throughout the year, including obtaining the opinions of management and the Company’s internal auditors. Based upon the foregoing, the Committee should (1) evaluate the independent auditors’ (including the lead partner) performance and (2) present the Committee’s conclusions to the full Board.

•	The Committee shall have sole responsibility for the selection, evaluation and, where appropriate, replacement of the independent auditors. Selection for the ensuing calendar year will be submitted to the stockholders for ratification or rejection at the annual meeting of stockholders. Consistent with these responsibilities, it is recognized that the independent auditors are ultimately accountable to the Committee. Prior to the annual audit, the Committee shall (1) approve the scope of the independent auditors’ audit examination plan, including procedures, timing and proposed fees and (2) review the experience and qualifications of the senior members of the independent auditors’ audit team and the quality control procedures of the independent auditors.

•	The Committee shall pre-approve all other non-audit and audit-related services proposed to be provided by the independent auditors. Such pre-approval may be either on an engagement-by-engagement basis or pursuant to policies and procedures adopted by the Committee in accordance with applicable SEC rules and regulations.

•	Review and reassess the adequacy of the Committee Charter on an annual basis and submit any proposed revisions to the Board for consideration and approval. The charter will be included as an appendix to the annual stockholders’ meeting proxy statement triennially or in the next annual stockholders’ meeting proxy statement after any significant amendment to the charter.

•	In consultation with the independent auditors and the internal auditors, at least annually, review the integrity of the Company’s financial reporting processes and system of internal control including controls over quarterly financial reporting, computerized information systems and security.

•	Make all necessary inquiries of management, the independent auditors and the internal auditors concerning compliance with established standards of corporate conduct.

•	At least quarterly, review with the independent auditors difficulties or problems encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•	Set clear hiring policies for employees or former employees of the independent auditors.

•	Take such action as necessary to assure the rotation of the members of the audit engagement team in accordance with applicable law.

•	As appropriate, obtain advice and assistance from independent legal, financial, accounting and other advisors, without consulting or obtaining the approval of any officer of the Company in advance.

•	Develop and recommend to the Board a Code of Ethical Business Conduct for directors, officers and employees and establish a process to ensure that this Code of Ethical Business Conduct is periodically distributed to, and reviewed by directors, officers and employees.

•	Monitor compliance with the Code of Ethical Business Conduct.

•	Periodically review the overall adequacy and effectiveness of the Code of Ethical Business Conduct with the General Counsel.

•	Review and recommend to the Board approval of any waiver of the Code of Ethical Business Conduct.

•	Ensure that procedures for processing internal complaints regarding accounting, internal controls or auditing matters, and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing practices are established and communicated to all employees.

•	Conduct an annual performance self-evaluation of the Committee.

•	Review and concur in the appointment, replacement, reassignment or dismissal of the head of internal audit (which may include a firm hired to serve this role). Confirm and assure the objectivity of the head of internal audit. Review with the head of internal audit the qualifications and staffing of the internal audit department, the scope of the audits, any significant findings and management’s response thereto.

•	Review the performance of the internal auditors, including the objectivity and reliability of its reporting obligations; the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

•	Ensure the establishment of an internal audit charter, which shall define its purpose, authority, and responsibilities. Review, as needed, the internal audit charter.

•	Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or the independent auditors.

•	Review legal and regulatory matters that may have a material impact on the Company’s consolidated financial statements, related compliance policies and programs, and reports received from regulators.

•	The Committee shall ensure that this Charter is posted on the Company’s website.

      In addition to the activities described above, the Committee will perform such other functions as necessary or appropriate under law, the Company’s charter or Bylaws, and the resolutions and other directives of the Board of Directors.

      The Committee has been, and shall be, granted unrestricted access to all information, and all employees have been, and shall be, directed to cooperate as requested by members of the Committee. The Committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities and shall be empowered to retain, at the Company’s expense, independent counsel, auditors, or others to assist it in the conduct of any investigation, or to otherwise assist it in fulfilling its responsibilities and duties.

      The duties and responsibilities of a member of the Committee are in addition to those duties generally pertaining to a member of the Board of Directors.

      Nothing herein is intended to expand applicable standards of liability under federal or state law for directors of a corporation.

      The Committee will maintain minutes or other records of its meetings and actions, and will apprise the Board of Directors regularly of significant developments in the course of performing the above responsibilities and duties, including reviewing with the full Board any issues that arise with respect to the quality or integrity of the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

Somerset Marriott

110 Davidson Avenue
Somerset, NJ 08873
(732) 560-0500

From Route 287 Traveling North From Route 287 Northbound, take Exit 10 (Route 527/ New Brunswick/ South Bound Brook). Follow Route 527 North to the first traffic light and make a left onto Davidson Avenue. Hotel is second building on the left, second driveway entrance. Hotel is adjacent to Garden State Exhibit Center.

From Route 287 Traveling South From Route 287 Southbound, take Exit 10 (Route 527/ Easton Avenue, New Brunswick). At the bottom of the exit ramp get immediately into the left lane and make a left hand turn. (Go under the overpass of Route 287.) Once you have turned left, go straight (bearing to your right — 527 North) to the first traffic light and make a left onto Davidson Avenue. The hotel is the second building on your left, second driveway entrance. Hotel is adjacent to Garden State Exhibit Center.

From New Jersey Turnpike Take Exit 10 to Route 287 North. Follow directions from Route 287 North.

From Garden State Parkway Traveling North Take Exit 127 to Route 287 North. Follow directions from Route 287 North.

From Garden State Parkway Traveling South Take Exit 129 to Route 287 North. Follow directions from Route 287 North.

From Newark Airport Take the New Jersey Turnpike south to Exit 10 to Route 287 North. Follow directions from Route 287 North.

From La Guardia Airport Take the Grand Central Parkway to the Brooklyn-Queens Expressway. Follow to the Verrazano Narrows Bridge. Over the bridge take the Staten Island Expressway to Route 440 South. Follow Route 440 to Route 287 North. Follow directions from 287 North.

From Philadelphia Take the New Jersey Turnpike North to Exit 10 to Route 287 North. Follow directions from Route 287 North. From Midtown Manhattan Take either the Holland or Lincoln Tunnel to the New Jersey Turnpike (95) South. Take Exit 10 to Route 287 North. Follow directions from Route 287 North.

NUI CORPORATION

550 Route 202-206
Bedminster, NJ 07921-0760
Tel: (908) 781-0500
Fax: (908) 781-0718
www.nui.com

NUI CORPORATION
ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors of NUI Corporation

     The undersigned shareholder of NUI Corporation (“NUI”) hereby appoints Steven D. Overly as proxy of the undersigned, with full power of substitution, to vote all shares of NUI common stock, no par value, which the undersigned would be entitled to vote if present in person at NUI’s Annual Meeting of Shareholders to be held on October 21, 2004 at 10:00 a.m., local time, at the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey, and at any or all adjournments or postponements thereof, as indicated on this proxy.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, YOUR SHARES WILL BE VOTED FOR ALL PROPOSALS.

     PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE THROUGH THE INTERNET OR BY TELEPHONE.

     Receipt of the Notice of Annual Meeting and of the Proxy Statement of NUI accompanying the same is hereby acknowledged.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the other side.)

NUI CORPORATION 550
ROUTE 202-206
BEDMINSTER, NJ 07921

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 20, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on October 20, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to NUI Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NUICRP	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUI CORPORATION

The Board of Directors recommends a vote “FOR” Proposals 1 and 2 and the Audit Committee of the Board of Directors recommends a vote “FOR” Proposal 3.

		For	Withhold	For All
		All	All	Except
1.	To elect each of Messrs. (1) Robert P. Kenney, (2) Dr. Bernard S. Lee, (3) Craig G. Matthews and (4) Steven D. Overly as Directors to serve on NUI’s Board of Directors, each with a term of office expiring at the 2007 Annual Meeting of Shareholders.	☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number or name on the line below

Vote On Proposals		For	Against	Abstain

2.	To adopt the Agreement and Plan of Merger, dated as of July 14, 2004, by and among AGL Resources Inc., NUI Corporation and Cougar Corporation.	☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as NUI’s independent public accountant for the fiscal years ending September 30, 2004 and 2005.	☐	☐	☐

4.	To act upon any other matters properly brought before the annual meeting, or any adjournment or postponement thereof, including the approval of any proposal to postpone or adjourn the annual meeting to a later date to solicit additional proxies in favor of Proposal 2 in the event there are not sufficient votes for approval of Proposal 2 at the annual meeting.

Please sign exactly as your name(s) appear(s) on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

For address changes, please check this box and write them on the back where indicated	☐

Please indicate if you plan to attend this meeting	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date